As filed with the Securities and Exchange Commission on September 9, 2020.
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
IMMUNOME, INC.
(Exact name of registrant as specified in its charter)
Delaware	2834	77-0694340
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
665 Stockton Drive, Suite 300
Exton, PA 19341
Tel: (610) 321-3700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Purnanand D. Sarma, Ph.D.
President and Chief Executive Officer
Immunome, Inc.
665 Stockton Drive, Suite 300
Exton, PA 19341
(610) 321-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jeffrey P. Libson Ryan S. Sansom Geoffrey R. Starr Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000	Diane Marcou Chief Financial Officer Immunome, Inc. 665 Stockton Drive, Suite 300 Exton, PA 19341 (610) 321-3700	Michael D. Maline Michael J. Rosenberg Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018 (212) 813-8800
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES BEING REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AMOUNT OF REGISTRATION FEE(2)
Common Stock, $0.0001 par value per share	$30,000,000	$3,894

(1)
Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of additional shares that the underwriters have the option to purchase.

(2)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2020
PRELIMINARY PROSPECTUS
          Shares
Common Stock
We are offering           shares of common stock. This is the initial public offering of our common stock and prior to this offering, there has been no public market for our shares.
We anticipate that the initial public offering price will be between $          and $          per share. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “IMNM.”
We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and for future filings.
Investing in our common stock involves a high degree of risk. Before buying any shares, you should read carefully the discussion of the material risks of investing in our common stock under the heading “Risk Factors” starting on page 11 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered under this prospectus, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	PER SHARE	TOTAL
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
We refer you to “Underwriting” beginning on page 161 for additional information regarding underwriting compensation.

Delivery of the shares of common stock is expected to be made on or about            , 2020.
We have granted the underwriters an option for a period of 30 days to purchase an additional           shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $         , and the total proceeds to us, before expenses, will be $         .
Book-Running Managers
Ladenburg Thalmann	Chardan
The date of this prospectus is                  , 2020.

Through and including                 , 2020 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

i

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

ii

PROSPECTUS SUMMARY
This summary highlights selected information included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, all references in this prospectus to “Immunome, Inc.,” the “company,” “we,” “our,” “us” or similar terms refer to Immunome, Inc.
Overview
We are a biopharmaceutical company utilizing our proprietary human memory B cell platform to discover and develop first-in-class antibody therapeutics designed to change the way diseases are currently being treated. Our proprietary discovery platform identifies novel therapeutic antibodies and their targets by leveraging highly educated components of the immune system, memory B cells, from patients who have learned to fight off their disease. Our platform is differentiated from those of other biotechnology companies because of our unbiased, broad, deep and efficient approach to identifying novel antibody-target pairs that may be useful in treating cancer and infectious diseases. To date, we have processed more than 150 cancer patient memory B cell samples and have generated and screened more than 250,000 hybridomas, or forms of B cell clones, produced by fusion with an immortal partner cell line. The resulting immortalized hybrid cells produce a single antibody for extended periods of time, and we have successfully identified approximately 1,200 individual antibodies, which we refer to as hits, that appear to bind either a cancer cell or a tumor extract with high-affinity and specificity. One of these unique targets is interleukin-38, or IL-38, a small protein, secreted by various cells of the body, which appears to function as a novel immune checkpoint inhibitor, and is the current focus of our lead discovery program, IMM-ONC-01. Upon successful completion of our preclinical evaluation, we expect to file an investigational new drug, or IND, application with the U.S. Food & Drug Administration, or FDA, in connection with this program in the second half of 2021.
Our primary focus is oncology, but our technology may also have immediate applications in the discovery of new therapeutics for infectious diseases. Despite many elements that distinguish oncology from infectious diseases, we believe that our platform will enable the discovery of novel antibodies directed at SARS-CoV-2 for the treatment and prevention of COVID-19. We anticipate screening for novel antibodies that bind viral antigens may be relatively simpler relative to oncology, since viral diseases, such as COVID-19, involve fewer potential antigens represented in the much smaller viral genome. We are currently developing a therapeutic approach to combat the SARS-CoV-2 virus and the COVID-19 pandemic, in collaboration with the United States Department of Defense, or DoD. We seek to identify effective anti-viral antibodies produced by the memory B cells from COVID-19 convalescent patients who have cleared their infections and have high levels of circulating, high-affinity anti-viral antibodies, who we refer to as “super-responders.” Our aim is to identify a mixture of up to six different anti-viral antibodies and produce them recombinantly to be used as a “biosynthetic convalescent plasma,” or BCP. We expect to progress IMM-BCP-01, our BCP program, to an IND application in the first half of 2021.
Our proprietary hybridoma library generation and screening platform, which we refer to as the Immunome Discovery Engine, reveals how a patient’s immune system recognizes and selectively attacks the key differences that exist between healthy tissue and a tumor cell or a pathogen in an unbiased manner and with high efficiency. We intend to leverage the output from our engine to develop novel antibody based therapeutics directed at antigens that are prevalent in a broader patient population, or “public antigens,” in areas of high unmet need, such as cancer and infectious diseases, including COVID-19. We anticipate the efficiency of our engine will result in advancing one to two antibody product candidates into IND-enabling studies every year.

The Immunome Discovery Engine
The below graphic demonstrates the key components of our approach and discovery process using our proprietary Immunome Discovery Engine.
Key components of the Immunome Antibody Discovery Engine
Patient Sampling:   Our discovery process begins with obtaining a patient’s lymph node, tumor or blood sample and then purifying and expanding the memory B cell population. In oncology, patients sampled include those who have shown clinical signs of response to immunity enhancing therapies. In infectious disease, we obtain samples from patients who have successfully cleared the infections and have high measurable antibody levels in their blood.
Patient Response:   We fuse and immortalize thousands of these patient-derived memory B cells using proprietary methods, capturing them as hybridomas that typically express an individual antibody in quantities sufficient for extensive screening.
Antibody Screening:   Next, we screen individual antibodies by assessing their binding to intact cancer cells or normal cells, or by assessing their binding to a large number (typically 100) of different extracts of authentic tumor samples and cancer cell lines. Using our proprietary approach, we can screen up to 20,000 antibodies on a single array. Hybridomas producing antibodies that show both high-affinity and specific binding are designated as screening “hits.”
Antibody Validation:   The next step in our process is to identify the specific antigen to which the antibody appears to bind with high affinity and specificity. We use one of two complementary approaches for this activity: the first method involves an assessment of antibody binding to known human proteins spotted on a protein microarray. If the target is not represented on the array or no specific binding is seen, we attempt to use the antibody to “pull out” the antigen, a protein or other molecule to which an antibody binds, from its source using immunoprecipitation, a method that uses an antibody to selectively extract its target from a complex mixture of proteins, and then identify the antigen sequence using mass spectrometry, an analytical method capable of identifying proteins and other molecules based upon their weight. Using these two approaches, we are usually successful in identifying the antigen to which newly identified antibodies are binding. We then conduct experiments to assess whether the binding of the antibody to the specific antigen can produce a change in the biology of a cancer cell expressing the target, which we refer to as target validation.
Engine Output:   So far, we have screened more than 250,000 hybridomas and identified 1,200 antibodies that bind to a cancer cell or a tumor extract with high affinity and specificity, or hits. To date, only a fraction of these hits has been assessed further, but we have already identified antibodies directed at more than 50 cancer targets. We simultaneously identify the antibody, or the potential therapeutic, and its antigen target. Furthermore, the antibody may also be used in a diagnostic test to determine if a patient’s disease is over-expressing that same antigen. Our focus is on unmodified antibodies as therapeutic candidates. We believe this strategic focus enables simpler development. In addition, we also contemplate forming partnerships with others who may seek to use our antibodies as the basis for more complex modalities, such as engineered

T cells or antibody-drug conjugates, or ADCs, which use the targeting selectivity of antibodies to deliver tumor killing payload to tumors.
Key Attributes of Our Discovery Platform
Our platform discovers innovative antibody-target pairs using an unbiased, broad, deep and efficient approach, as we are able to:
•
Capture a large number (typically thousands) of patient-derived memory B cells, and convert them into stable human hybridomas.

•
Interrogate each individual antibody produced by B cells against mixtures of disease-related antigens by screening of up to 20,000 antibodies in a single experiment.

•
Simultaneously identify relevant, potentially novel public antigen targets and antibodies that bind to them with high affinity.

•
Utilize an unbiased approach that spotlights biological processes of disease relevance, guided by the human immune response.

•
Strategically leverage unmodified immunoglobulins, otherwise known as antibodies, as therapeutics because we believe they are simpler to develop.

•
Efficiently discover potential therapeutics for use beyond oncology, including infectious diseases such as COVID-19.

Our Lead Discovery Programs
Oncology (IMM-ONC-01)
Our lead oncology program is focused on IL-38, which we believe is a novel immune checkpoint capable of promoting tumor evasion from the immune system. Data from cancer biopsy materials reveals that subsets of major solid tumors, such as prostate, colorectal and lung cancers, over-express IL-38, which results in low levels of tumor-infiltrating T cells, a hallmark of these patients’ immune response to their tumor. In a sample we obtained from a patient with head and neck cancer, the memory B cell response from the patient included a high-affinity antibody directed at IL-38. Data obtained from our early preclinical testing indicate that blocking the IL-38 function using an inhibitory antibody appears to restore the immune response to the tumor, resulting in anti-tumor activity. We believe that an antibody that inhibits the function of IL-38 may have therapeutic relevance as a single agent or as a combination with other agents. We anticipate continuing research in this program and expect to nominate an anti-IL-38 antibody for development by the end of 2020, with a potential IND filing in the second half of 2021.
SARS-CoV-2 (IMM-BCP-01)
We plan to develop a BCP product candidate by identifying a combination of effective anti-viral antibodies produced in B cells from COVID-19 “super-responders.” The immune system employs multiple viral clearance mechanisms to fight SARS-CoV-2 infections and COVID-19. Our research is focused on identifying the antibodies directed at multiple distinct viral antigens to which such antibodies can bind to most effectively clear the virus from circulation. If successful, our BCP product candidate could be used both as a treatment and as a prophylactic to offer protection against the virus for healthy individuals who are at risk of contracting SARS-CoV-2. To date, we have identified over 100 “super-responder”-derived antibodies, more than half-of which appear to be directed at SARS-CoV-2 antigens other than the Spike protein. We are conducting this program in collaboration with the DoD, which has asserted that this platform may be of strategic importance due to its potential use in the current COVID-19 pandemic as well as in future viral outbreaks. We plan to identify an effective mixture of up to six antibodies based on preclinical testing and to initiate clinical testing of the antibody combination in the first half of 2021, subject to FDA approval of our IND.

Our Strategy
Our goal is to become a leading biopharmaceutical company focused on discovering and developing innovative antibody therapeutics for areas of high unmet medical need, with a focus on oncology and infectious diseases. We intend to:
•
Advance our lead oncology program, IMM-ONC-01, through IND-enabling studies and into clinical development.

•
Advance our IMM-BCP-01 program into development and clinical testing in the first half of 2021, pending IND approval by the FDA.

•
Continue to invest in our Immunome Discovery Engine through the interrogation of memory B cell responses to expand our pipeline.

•
Enter into additional strategic partnerships to expand our opportunities and capabilities.

•
Expand our intellectual property estate and infrastructure needed to discover and advance our products.

Our Strengths
We have a differentiated platform with strengths that enables the discovery of novel antibody-antigen pairs by using an approach that is:
•
Unbiased — We interrogate the memory B cell response without bias or preconceived notions as to what constitutes a therapeutically important target.

•
Broad — Using an automated platform, we capture antibodies directly from large, stable hybridoma libraries in quantities adequate to do functional testing, significantly augmenting the breadth at which we can interrogate the memory B cell response.

•
Deep — Our ability to rapidly interrogate large antibody libraries against complex mixtures of thousands of antigens, thus generating millions of data points from each patient sample, enhances the depth at which we can probe for effective antibody-target pairs.

•
Efficient — Our screening approach yields high affinity “hits,” enabling a high rate of success in identifying novel target-antibody pairs with a minimum of resource investment.

Management and Sources of Capital
Our experienced management and leadership team has broad expertise in the field of discovering and developing therapeutics and includes highly capable, world-class immunologists and biologists. Since 2015, we have raised over $42 million through private financings.
We have also been awarded a contract for up to $13.3 million in expense reimbursement over the next year from the DoD to support our IMM-BCP-01 program directed at developing a COVID-19 treatment and a prophylactic. Ownership of any invention developed under this agreement follows inventorship under U.S. patent law. We will own all study data generated, whether generated by us or the DoD, and we also obtained the right to negotiate a commercial license covering DoD’s interest in any invention solely owned by DoD and developed under the agreement.
Risk Factors Summary
Investing in our common stock involves substantial risks. The risks described in the section titled “Risk Factors” immediately following this summary may cause us to not realize the full benefits of our strengths or to be unable to successfully execute all or part of our strategy. Some of the more significant risks include the following:
•
We are a preclinical stage biopharmaceutical company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

•
Even if we consummate this offering, we will need to raise substantial additional funds to advance development of potential product candidates and our discovery platform, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our potential future product candidates.

•
There is substantial doubt about our ability to continue as a going concern. We expect that our cash as of June 30, 2020 will be sufficient to fund our operations only into January 2021.

•
The potential product candidates related to our IMM-BCP-01 and IMM-ONC-01 programs are in the research stage, have not progressed to IND-enabling preclinical development and have never been tested in human subjects. We may be unable to advance any potential product candidates through clinical development, obtain regulatory approval and ultimately commercialize any of our product candidates, or experience significant delays in doing so.

•
We may not be successful in our efforts to use and expand our Immunome Discovery Engine to build a pipeline of product candidates.

•
Our approach to developing and identifying our therapeutic product candidates using the Immunome Discovery Engine is novel and unproven and may not result in marketable products.

•
The effects of health epidemics, including the ongoing COVID-19 pandemic, in regions where we, or the third parties on which we rely, have business operations could adversely impact our business, including our preclinical studies and anticipated clinical trials.

•
We face risks related to government funded awards. If the U.S. Department of Defense were to eliminate, reduce or delay funding from these awards, this would have a significant negative impact on our IMM-BCP-01 program.

•
Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

•
If third parties on which we intend to rely to conduct certain preclinical studies, or any future clinical trials, do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, our development program could be delayed with material and adverse impacts on our business and financial condition.

•
Any inability to attract and retain qualified key management, technical personnel and employees would impair our ability to implement our business plan.

•
If we are unable to obtain or protect intellectual property rights related to our technology and future product candidates, or if our intellectual property rights are inadequate, we may not be able to compete effectively.

Corporate Information
We were originally incorporated in Pennsylvania in March 2006 and reincorporated in Delaware in December 2015. Our principal executive offices are located at 665 Stockton Drive, Suite 300, Exton, Pennsylvania 19341, and our telephone number is (610) 321-3700. Our website address is www.immunome.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus or in deciding to purchase our common stock.
Implications of Being Emerging Growth Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions for up to five years or until we are no longer an emerging growth company, whichever is earlier. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

THE OFFERING
Common stock offered by us
               shares.
Common stock to be outstanding immediately after this offering
               shares (or               shares if the underwriters exercise in full their option to purchase additional shares).
Option to purchase additional shares
We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an additional               shares from us.
Use of proceeds
We estimate that we will receive net proceeds of approximately $      million (or approximately $      million if the underwriters exercise in full their option to purchase additional shares), based on an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering, together with our existing cash, to fund further development of our IMM-ONC-01 and IMM-BCP-01 programs and advance our research pipeline. We intend to use the remainder of the net proceeds to fund other research and development activities, including activities related to our proprietary Immunome Discovery Engine, working capital and general corporate purposes. See “Use of Proceeds” for additional information.
Risk factors
You should carefully read “Risk Factors” on page  11 in this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.
Proposed Nasdaq Capital Market
symbol
“IMNM”
The number of shares of our common stock shown as issued and outstanding in the table above is based on 40,696,213 shares of our common stock outstanding as of June 30, 2020 and excludes:
•
warrants to purchase 6,144,631 shares of our Series A convertible preferred stock at an exercise price of $1.50 per share, which will become warrants to purchase 6,144,631 shares of our common stock at an exercise price of $1.50 per share in connection with the closing of this offering;

•
6,021,227 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2020, at a weighted-average exercise price of $0.08 per share;

•
3,739,658 shares of our common stock reserved for future issuance under our Amended and Restated 2018 Equity Incentive Plan, or 2018 Plan, as of June 30, 2020;

•
       shares of our common stock reserved for future issuance pursuant to our 2020 Equity Incentive Plan, or 2020 Plan, which will become effective upon the execution of the underwriting agreement related to this offering, as well as any shares reserved pursuant to provisions in our 2020 Plan that automatically increase the number of shares of common stock reserved for issuance under the 2020 Plan;

•
       shares of our common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan, or ESPP, which will become effective upon the execution of the underwriting agreement related to this offering, as well as any shares reserved pursuant to provisions in the ESPP that automatically increase the number of shares of common stock reserved for issuance under the ESPP; and
•
up to 2,333,333 shares of our common stock that may become issuable at a purchase price of $1.50 per share to certain of our current stockholders following the closing of this offering and upon achievement of specified milestones.

Unless otherwise indicated, this prospectus reflects and assumes the following:
•
a one-for-                 reverse stock split of our common stock to be effected prior to the closing of this offering;

•
the automatic conversion of all of our outstanding shares of Series A convertible preferred stock into an aggregate of 34,021,772 shares of our common stock upon the closing of this offering;

•
the automatic reclassification of all of our outstanding warrants to purchase an aggregate of 6,144,631 shares of our convertible Series A convertible preferred stock into warrants to purchase an equivalent number of shares of our common stock and the related reclassification of preferred stock warrant liability to stockholders’ equity;

•
the filing and effectiveness of our amended and restated certificate of incorporation in Delaware, which will occur in connection with the closing of this offering;

•
no exercise of the outstanding options or warrants referred to above after June 30, 2020; and

•
no exercise by the underwriters of their option to purchase additional shares of our common stock.

SUMMARY FINANCIAL DATA
The following tables set forth our summary financial data. We derived the summary statement of operations data for the years ended December 31, 2018 and 2019 from our audited financial statements included elsewhere in this prospectus. We have derived the summary statement of operations data for the six months ended June 30, 2019 and 2020 from our unaudited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and the results for the six months ended June 30, 2020 or any other interim period are not necessarily indicative of results to be expected for the full year ending December 31, 2020 or any other period.
When you read this summary financial data, it is important that you read it together with the historical financial statements and related notes to those statements, as well as the sections of this prospectus titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of the results to be expected in any future period.
	YEAR ENDED DECEMBER 31,		six months ended June 30,
	2018	2019	2019	2020
	(in thousands, expect share and per-share data)
Statement of Operations Data:
Operating expenses:
Research and development	$6,877	$8,823	$4,157	$4,007
General and administrative	866	1,525	583	1,363
Total operating expenses	7,743	10,348	4,740	5,370
Loss from operations	(7,743)	(10,348)	(4,740)	(5,370)
Other expense, net	(102)	(96)	(45)	(17)
Net loss	(7,845)	(10,444)	$(4,785)	$(5,387)
Net loss per share of common stock, basic and diluted	$(1.20)	$(1.59)	$(0.73)	$(0.81)
Weighted average common shares outstanding, basic and diluted	6,520,487	6,563,819	6,554,617	6,610,870
Pro forma net loss per share of common stock, basic and diluted(1)		$(0.32)		$(0.16)
Pro forma weighted average common shares outstanding, basic and diluted(1)		32,902,512		34,443,989

(1)
See Note 2 to our financial statements appearing at the end of this prospectus for further details on the calculation of basic and diluted net loss per share.

	AS OF JUNE 30, 2020
	ACTUAL	PRO FORMA(1)	PRO FORMA AS ADJUSTED(2)
	(in thousands)
Balance Sheet Data:
Cash	$9,789	$9,789	$
Working capital(3)	7,402	7,402
Total assets	12,214	12,214
Total liabilities	4,652	3,130
Convertible preferred stock	48,391	—
Total stockholders’ (deficit) equity	(40,829)	9,084

(1)
Pro forma balance sheet data reflects (a) the automatic conversion of all of our outstanding shares of Series A convertible preferred stock into an aggregate of 34,021,772 shares of common stock upon completion of this offering and (b) the automatic reclassification of all of our outstanding warrants to purchase an aggregate 6,144,631 of shares of our Series A convertible preferred stock into warrants to purchase an equivalent number of shares of our common stock and the related reclassification of preferred stock warrant liability to stockholders’ equity.

(2)
The pro forma as adjusted column gives further effect to the issuance and sale of      shares of common stock in this offering at an assumed initial public offering price of  $      per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
We define working capital as current assets less current liabilities. See our financial statements and related notes appearing elsewhere in this prospectus for details regarding our current assets and current liabilities.

The pro forma as adjusted information discussed above is illustrative only and will depend on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease each of cash, working capital, total assets and total stockholders’ equity by $      million, assuming that the number of shares of our common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares in the number of shares of our common stock offered by us would increase or decrease each of cash, working capital, total assets and total stockholders’ equity by $      million, assuming that the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and our “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of our common stock could decline, and you may lose all or part of your original investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.
Risks Related to Our Business
We are a preclinical stage biopharmaceutical company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.
We are a preclinical stage biopharmaceutical company with a history of losses. Since our inception, we have devoted substantially all of our resources to research and development, raising capital, building our management team and building our intellectual property portfolio, and we have incurred significant operating losses. As of June 30, 2020, we had an accumulated deficit of $41.9 million, and as of December 31, 2018 and December 31, 2019, we had accumulated deficits of $26.1 million and $36.6 million, respectively. Our net loss was $5.4 million for the six months ended June 30, 2020, and $7.8 million and $10.4 million for the years ended December 31, 2018 and 2019, respectively. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations. To date, we have not generated any revenue from product sales, and we have not identified or sought or obtained regulatory approval for any product candidate. Furthermore, we do not expect to generate any revenue from product sales for the foreseeable future, and we expect to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies and clinical trials and the regulatory approval process for our potential future product candidates.
We expect our net losses to increase substantially as we identify product candidates and enter into IND-enabling and other preclinical studies and clinical development related to our IMM-BCP-01 program or our OMM-ONC-01 program. However, the amount of our future losses is uncertain. Our ability to achieve or sustain profitability, if ever, will depend on, among other things, successfully developing product candidates, obtaining regulatory approvals to market and commercialize product candidates, manufacturing any approved products on commercially reasonable terms, entering into potential future partnerships, establishing a sales and marketing organization or suitable third-party alternatives for any approved product and raising sufficient funds to finance business activities. The success of our future product candidates will depend on several factors, including:
•
timely and successful completion of preclinical studies, including toxicology studies, biodistribution studies and minimally efficacious dose studies in animals, where applicable, and clinical trials;

•
effective investigational new drug applications, or INDs, from the U.S. Food and Drug Administration, or the FDA, or comparable foreign applications that allow commencement of our planned clinical trials or future clinical trials for our product candidates;

•
sufficiency of our financial and other resources to complete the necessary preclinical studies and clinical trials;

•
successful enrollment and completion of clinical trials, including under the FDA’s current Good Clinical Practices, or GCPs, and current Good Laboratory Practices;

•
successful development of, or making arrangements with third-party manufacturers for, our commercial manufacturing processes for any of our product candidates that receive regulatory approval;

•
receipt of timely marketing approvals from applicable regulatory authorities;

•
launching commercial sales of products, if approved, whether alone or in collaboration with others;

•
acceptance of the benefits and use of our products, including method of administration, if approved, by patients, the medical community and third-party payors, for their approved indications;

•
the prevalence and severity of adverse events experienced with product candidates arising out of our IMM-ONC-01 and IMM-BCP-01 programs or any other future product candidates;

•
the availability, perceived advantages, cost, safety and efficacy of alternative therapies for any product candidate, and any indications for such product candidate, that we develop;

•
our ability to produce our future product candidates we develop on a commercial scale;

•
obtaining and maintaining patent, trademark and trade secret protection and regulatory exclusivity for our product candidates and otherwise protecting our rights in our intellectual property portfolio;

•
maintaining compliance with regulatory requirements, including current Good Manufacturing Practices, or cGMPs, and complying effectively with other procedures;

•
obtaining and maintaining third-party coverage and adequate reimbursement and patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement; and

•
maintaining a continued acceptable safety, tolerability and efficacy profile of the products following approval.

If we, or our potential future partners, are unable to commercialize one or more of our product candidates, or if sales revenue from any product candidate that receives approval is insufficient, we will not achieve or sustain profitability, which could have a material and adverse effect on our business, financial condition, results of operations and prospects. Any predictions you make about our future success or viability may not be as accurate as they could be if we had a history of successfully developing and commercializing pharmaceutical products.
Even if we consummate this offering, we will need to raise substantial additional funds to advance development of potential product candidates and our discovery platform, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our potential future product candidates.
The development of biopharmaceutical product candidates is capital-intensive. If our potential future product candidates enter and advance through preclinical studies and clinical trials, we will need substantial additional funds to expand our development, regulatory, manufacturing, marketing and sales capabilities. We have used substantial funds to develop the Immunome Discovery Engine and will require significant funds to continue to develop our discovery platform and conduct further research and development, including preclinical studies and clinical trials of our potential future product candidates, to seek regulatory approvals for our potential future product candidates and to manufacture and market products, if any, that are approved for commercial sale. In addition, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company.
As of June 30, 2020, we had $9.8 million in cash. Based on our current operating plan, we believe that our cash as of June 30, 2020, together with the estimated net proceeds from this offering, will be sufficient to fund our operations through             . Our future capital requirements and the period for which we expect our existing resources to support our operations may vary significantly from what we expect. Our monthly spending levels vary based on new and ongoing research and development and other corporate activities. Because the length of time and activities associated with successful research and development of product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities. The timing and amount of our operating expenditures will depend largely on:
•
the timing and progress of preclinical and clinical development activities;

•
the timing and progress of our development of the Immunome Discovery Engine;

•
the price and pricing structure that we are able to obtain from our third-party contract manufacturers to manufacture our preclinical study and clinical trial materials and supplies;

•
the number and scope of preclinical and clinical programs we decide to pursue;

•
our ability to maintain our current licenses and research and development programs and to establish new collaborations;

•
the progress of the development efforts of parties with whom we may in the future enter into collaboration and research and development agreements;

•
the costs involved in obtaining, maintaining, enforcing and defending patents and other intellectual property rights;

•
the cost and timing of regulatory approvals; and

•
our efforts to enhance operational systems, secure sufficient laboratory space and hire additional personnel, including personnel with infectious disease expertise and to support development of our product candidates and satisfy our obligations as a public company.

To date, we have primarily financed our operations through the sale of equity securities. We may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, government contracts and other marketing arrangements. We cannot assure you that we will be successful in acquiring additional funding at levels sufficient to fund our operations or on terms favorable to us. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our preclinical studies, clinical trials, research and development programs or commercialization efforts. Because of the numerous risks and uncertainties associated with the development and commercialization of our potential future product candidates and the extent to which we may enter into collaborations with third parties to participate in their development and commercialization, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated preclinical studies and clinical trials. To the extent that we raise additional capital through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our potential future product candidates, future revenue streams or research programs or to grant licenses on terms that may not be favorable to us. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
We do not expect to realize revenue from product sales, milestone payments or royalties from licensed products in the foreseeable future, if at all, and unless and until our potential future product candidates are clinically tested, approved for commercialization and successfully marketed.
There is substantial doubt about our ability to continue as a going concern.
The report of our independent registered public accounting firm on our financial statements for the years ended December 31, 2019 and 2018 included an explanatory paragraph expressing management’s assessment and conclusion that there is substantial doubt about our ability to continue as a going concern within one year after the financial statement issuance date, citing our recurring losses and expectation of continued losses for the foreseeable future, among other factors. If we do not raise capital in this offering, we expect that our cash as of June 30, 2020 will be sufficient to fund our operations only into January 2021. Our ability to continue as a going concern will be determined by our ability to generate sufficient cash flow to sustain our operations and/or to raise additional capital. We believe that the inclusion of a going concern explanatory paragraph in the report of our registered public accounting firm will make it more difficult for us to secure additional financing or enter into strategic relationships with distributors on terms acceptable to us, if at all, and likely will materially and adversely affect the terms of any financing that we might obtain. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

The potential product candidates related to our IMM-BCP-01 and IMM-ONC-01 programs are in the research stage, have not progressed to IND-enabling preclinical development and have never been tested in human subjects. We may be unable to advance any potential product candidates through clinical development, obtain regulatory approval and ultimately commercialize any of our product candidates, or experience significant delays in doing so.
Our lead programs, IMM-BCP-01 and IMM-ONC-01, are still in the research stage. We have not yet identified specific product candidates for IND-enabling studies or clinical development, and we have no other identified product candidates. We may never identify any product candidates or advance to IND-enabling studies or clinical-stage development. We have no products on the market, that have gained regulatory approval or that have entered preclinical studies or clinical trials. None of our potential future product candidates have ever been tested in humans. Our ability to generate revenue and achieve and sustain profitability depends on identifying our product candidates, advancing them into preclinical and clinical development and obtaining regulatory approvals for and successfully commercializing such product candidates, either alone or through a collaboration.
Before obtaining regulatory approval for the commercial distribution of any product candidates we may identify, we, either alone or through a collaboration, must conduct extensive preclinical studies, followed by clinical trials to demonstrate the safety and efficacy of our product candidates in humans. We cannot be certain of the timely completion or outcome of our research and development activities or our planned preclinical studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs or if the outcome of our preclinical studies will ultimately support the further development of our future product candidates. We have not yet met with or discussed our product development plans with FDA or any other regulatory authorities. As a result, we cannot be sure that we will be able to submit INDs or similar applications for our current discovery programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials to begin.
Our IMM-BCP-01 and IMM-ONC-01 programs are in the research stage, and we are subject to the risks of failure inherent in the identification of potential product candidates and the research and development of those product candidates based on novel approaches, targets and mechanisms of action. Although we expect to initiate a Phase 1 clinical trial for the BCP product candidate resulting from our IMM-BCP-01 program in patients with COVID-19 in the first half of 2021, there can be no guarantee that we will be able to do so, particularly in light of the facts that we have not yet identified a specific product candidate for this program. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by preclinical stage biopharmaceutical companies such as ours.
We may not have the financial resources to continue development of, or to enter into new collaborations for, the product candidates that may result from our IMM-BCP-01 and IMM-ONC-01 programs or any potential future product candidates. This may be exacerbated if we experience any issues that delay or prevent regulatory approval of, or our ability to commercialize, any product candidate that we identify, such as:
•
negative or inconclusive results from our preclinical trials, leading to a decision to conduct additional preclinical studies or abandon a program;

•
negative or inconclusive results from our clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical studies or clinical trials or abandon a program;

•
product-related side effects experienced by participants in our clinical trials or by individuals using drugs or therapeutic antibodies similar to ours;

•
delays in submitting IND applications or comparable foreign applications, or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•
conditions imposed by the FDA, or other regulatory authorities regarding the scope or design of our clinical trials;

•
delays in enrolling research subjects in clinical trials;

•
high drop-out rates and high failure rates of research subjects;

•
inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;

•
greater-than-anticipated clinical trial costs;

•
poor effectiveness of our product candidates during clinical trials;

•
unfavorable FDA or other regulatory agency inspection and review of a clinical trial or manufacture site; failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•
delays and changes in regulatory requirements, policies and guidelines;

•
the FDA or other regulatory agencies interpreting our data differently than we do; or

•
adverse impacts caused by the ongoing COVID-19 pandemic, which could heighten any of the foregoing risks.

Further, we and any potential future partners may never receive approval to market and commercialize any product candidate. Even if we or a potential future partner obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. We or a potential future partner may be subject to post-marketing testing requirements to maintain regulatory approval.
We may not be successful in our efforts to use and expand our Immunome Discovery Engine to build a pipeline of product candidates.
A key element of our strategy is to use and expand our Immunome Discovery Engine to build a pipeline of product candidates and progress these product candidates through preclinical and clinical development for the treatment of various diseases. Although our research efforts to date suggests that blocking the IL-38 function using an inhibitory antibody restores the immune response to the tumor, this hypothesis may prove incorrect or we may not be able to identify a product candidate that is safe or effective as a cancer treatment. We also may not be able to identify a BCP product candidate containing a mixture of antibodies that we can demonstrate to be safe or effective, and we may not be able to develop any other product candidates. Our Immunome Discovery Engine is evolving and may not reach a state at which building a pipeline of product candidates is possible. Even if we are successful in building our pipeline of product candidates, the potential product candidates that we identify may not be suitable for clinical development or generate acceptable clinical data, including as a result of being shown to have unacceptable toxicity or other characteristics that indicate that they are unlikely to be products that will receive marketing approval from the FDA or other regulatory authorities or achieve market acceptance. If we do not successfully develop and commercialize product candidates, we will not be able to generate product revenue in the future.
Our approach to developing and identifying our therapeutic product candidates using the Immunome Discovery Engine is novel and unproven and may not result in marketable products.
We plan to develop a pipeline of product candidates using our Immunome Discovery Engine. We believe that we may be able to overcome certain key limitations of the current oncology drug discovery paradigm by focusing on our ability to interrogate hybridoma libraries generated from memory B cells to identify antibodies with high affinity for particular antigen targets. However, our scientific research that forms the basis of our efforts to discover product candidates based on our Immunome Discovery Engine is ongoing. Further, the scientific evidence to support the feasibility of developing therapeutic antibodies based on our platform has not been established. We may not be correct in our beliefs about the differentiated nature of the Immunome Discovery Engine to competing technologies, and our platform may not prove to be superior. If our Immunome Discovery Engine is not able to develop approved antibody constructs that are effective at the necessary speed or scale, it could have a material and adverse effect on our business, financial condition, results of operations and prospects.

We may expend our limited resources and access to capital to pursue a particular product candidate; these decisions may prove to be wrong and may adversely impact our business.
Because we have limited financial and managerial resources, we intend to focus our efforts on specific research and development programs, including clinical development of product candidates related to our BCP program, or IMM-BCP-01, and our IL-38 targeting antibody program, or IMM-ONC-01. As a result, we may forgo or delay pursuit of other opportunities, including with potential future product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through partnership, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.
The effects of health epidemics, including the ongoing COVID-19 pandemic, in regions where we, or the third parties on which we rely, have business operations could adversely impact our business, including our preclinical studies and anticipated clinical trials. The COVID-19 pandemic could materially affect our operations, including at our offices in Philadelphia Metro Area, which are currently subject to executive orders, and at our future clinical trial sites, as well as the business or operations of our CROs or other third parties with whom we conduct business.
Our business could be adversely affected by health epidemics in regions where we have concentrations business operations or where we may in the future have clinical trial sites, and could cause significant disruption in the operations of third party manufacturers and CROs upon whom we rely. In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread globally. Our company headquarters is located in the Philadelphia Metro Area, and we anticipate that our CROs and CMOs will be located in the United States. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the U.S. government imposed travel restrictions on travel between the United States, Europe and certain other countries. Further, the President of the United States declared the COVID-19 pandemic a national emergency, invoking powers under the Stafford Act, the legislation that directs federal emergency disaster response. In addition, on April 1, 2020, the Governor of Pennsylvania ordered all individuals living in the Commonwealth of Pennsylvania to stay at their place of residence for an indefinite period of time (subject to certain exceptions to facilitate authorized necessary activities) to mitigate the impact of the COVID-19 pandemic. The executive order exempted certain individuals needed to maintain continuity of operations of critical infrastructure sectors as determined by the federal government. This order may be rescinded or changed at any time.
In response to these public health directives and orders, we implemented work-from-home policies to support the community efforts to reduce the transmission of COVID-19 and protect employees, complying with guidance from federal, state/provincial or municipal government and health authorities. We implemented a number of measures to ensure employee safety and business continuity. Employees who can work from home have been doing so, while those needing to work in laboratory facilities are divided into shifts to reduce the number of people gathered together at one time. We have also taken measures to secure our research activities while work in laboratories has been organized to reduce risk of COVID-19 transmission. These measures have resulted in decreased productivity of our laboratory-based workforce and may continue to do so for as long as such measures remain in place. Additionally, business travel has been suspended, and online and teleconference technology is used to meet virtually rather than in person. While certain of the restrictions in Pennsylvania and other locations in which we have employees or independent contractors have recently been relaxed or lifted, these restrictions may be re-implemented or new restrictions imposed if rates or incidence of infection increase.
The effects of the executive orders and our work-from-home policies may negatively impact productivity, disrupt our business and delay our programs and timelines (for example, our timeline for anticipated IND filings related to our IMM-BCP-01 and IMM-ONC-01 programs or nomination of our antibody-drug conjugate, or ADC, program in partnership with pH Pharma, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. These and similar, and perhaps more severe, disruptions in our operations could negatively impact our business, operating results and financial condition.
Quarantines, shelter-in-place and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could be imposed or re-instituted, related to COVID-19 or other infectious diseases could impact personnel at third-party facilities, including those from which we currently obtain tissue and blood samples or on which we may in the future rely for manufacturing, in the United States and other countries, or the availability or cost of materials, which would disrupt our supply chain. Similarly, disruption in operations of our collaboration partner, pH Pharma, or any third-party facilities on which they are dependent may affect our collaboration and our ability to nominate an ADC candidate for further development.
If addition, our planned preclinical research and clinical trials may be affected by the ongoing COVID-19 pandemic, should the pandemic continue until such time at which we intend to initiate such trials, including:
•
delays or difficulties in enrolling and retaining patients in our clinical trials, including patients that may not be able or willing to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services;

•
delays or difficulties in clinical site initiation, including difficulties in recruiting and retaining clinical site investigators and clinical site staff;

•
delays in receiving the supplies, materials and services needed to conduct preclinical research and clinical trials;

•
increased rates of patients withdrawing from our clinical trials following enrollment as a result of contracting COVID-19, being forced to quarantine or being unable to visit clinical trial locations or otherwise comply with clinical trial protocols;

•
diversion or prioritization of healthcare resources away from the conduct of clinical trials and towards the ongoing COVID-19 pandemic, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials, and because, who, as healthcare providers, may have heightened exposure to COVID-19 and adversely impact our clinical trial operations;

•
interruption of our clinical supply chain or key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal, state/provincial or municipal governments, employers and others; and

•
limitations in employee resources that would otherwise be focused on the conduct of our clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people.

The ongoing COVID-19 pandemic continues to rapidly evolve. The extent to which the COVID-19 pandemic may impact our business and contemplated clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the pandemic, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.
If any of our future product candidates, including those that may result from our IMM-BCP-01 and IMM-ONC-01 programs, are ever tested in human subjects, they may not demonstrate the combination of safety and efficacy necessary to become approvable or commercially viable.
We have not conducted testing in human subjects of any product candidate resulting from our IMM-BCP-01 and IMM-ONC-01 programs or any other product candidate. We may ultimately discover that our any product candidates we develop do not possess certain properties that we believe will be helpful for therapeutic effectiveness and safety. For example, although our IL-38 targeting program has exhibited encouraging results in preclinical research, it may not demonstrate similar results in further research or exhibit the same properties in humans and may interact with human biological systems in unforeseen, ineffective or harmful ways. As a result, we may never succeed in developing a marketable product based on our IMM-ONC-01 and IMM-BCP-01 programs or based on our Immunome Discovery Engine. If the product candidates resulting from our IMM-BCP-01 and IMM-ONC-01 programs or any of our potential future product candidates prove to be ineffective, unsafe or commercially unviable, our entire pipeline could have little, if any, value, which could require us to change our focus and approach to discovery and development, which would have a material and adverse effect on our business, financial condition, results of operations and prospects.
Our pursuit of a Biosynthetic Convalescent Plasma, or BCP, product candidate is at a very early stage. We may be unable to identify or produce a BCP product candidate that successfully treats COVID-19 or prevents infection from the SARS-CoV-2 virus in a timely manner, if at all, and preliminary data may not be indicative of future success.
In July 2020, we were awarded up to $13.3 million in funding from the U.S. Department of Defense, or DoD, to develop BCP as a potential approach to combat the ongoing COVID-19 pandemic. Our work in our IMM-BCP-01 program is in early stages, and we may be unable to produce a BCP product candidate that successfully treats COVID-19 or prevents infection from the SARS-CoV-2 virus in a timely manner, if at all. Despite the proven applicability of a B-cell discovery platform in infectious diseases such as polio, we do not have extensive expertise in the development of therapeutics in infectious disease applications. We are also committing financial resources and personnel to the development of a potential BCP product candidate, which may cause delays in or otherwise negatively impact our other development programs, despite uncertainties surrounding the longevity and extent of coronavirus as a global health concern. Our business could be negatively impacted by our allocation of significant resources to a global health threat that is unpredictable and could rapidly dissipate or against which our BCP, if developed, may not be partially or fully effective. Furthermore, even though we may report preliminary preclinical or other data that could appear to be positive, no assurance can be given that any product candidate we identify will be safe in humans or prove to be effective once trials commence. We will not be able to commercialize or market any BCP product candidate unless and until we are able to demonstrate that our BCP candidate is safe and effective in humans.
Various government entities, including the U.S. government, are offering incentives, grants and contracts to encourage additional investment by commercial organizations into preventative and therapeutic agents against coronavirus, and this may have the effect of increasing the number of competitors and/or providing advantages to known competitors. We are aware of a substantial number of companies, individuals and institutions are working to develop a vaccine against SARS-CoV-2 and treatments for COVID-19, many of which have substantially greater financial, scientific and other resources than us, and another party may be successful in producing a vaccine against SARS-CoV-2 or a more efficacious treatment for COVID-19, which may also lead to the diversion of governmental and quasi-governmental funding away from us and toward other companies, and lead to demand being driven away from our product, even if developed. The rapid expansion of development programs directed at COVID-19 may also generate a scarcity of manufacturing capacity among contract research organizations that provide cGMP materials for development and commercialization of biopharmaceutical products. We may find that we experience significant delays or prohibitive costs in manufacturing any BCP product candidate.
Additionally, any future vaccine against SARS-CoV-2 and treatments for COVID-19 could negatively effect patient recruitment for our future clinical trials of our BCP product candidate in SARS-CoV-2 and the clinical utility and success of our BCP product candidate may be compromised. Any of these entities may develop a COVID-19 vaccine or an alternative treatment that is more effective than any BCP product candidate that we may develop, develop a product that becomes the standard of care, develop alternative treatments at a lower cost or earlier than we are able to develop any BCP product candidate, or be more successful at commercializing a vaccine or alternative treatment than we are at commercializing any potential BCP product candidate. Accordingly, there can be no assurance that we will be able to successfully establish a competitive market share for our BCP product candidate, if any.
We have never generated revenue from product sales and may never be profitable.
Our ability to become and remain profitable depends on our ability to generate revenue. We do not expect to generate significant revenue, if any, unless and until we, either alone or with a collaborator, are able to obtain regulatory approval for, and successfully commercialize, product candidates we may develop. Successful commercialization will require achievement of many key milestones, including demonstrating safety and efficacy in clinical trials, obtaining regulatory, including marketing, approval for these product candidates, manufacturing, marketing and selling those products for which we, or any of our future collaborators, may obtain regulatory approval, satisfying any post-marketing requirements and obtaining reimbursement for our products from private insurance or government payors. Because of the uncertainties and risks associated with these activities, we are unable to accurately and precisely predict the timing and amount of revenues, the extent of any further losses or if or when we might achieve profitability. We and any future collaborators may never succeed in these activities and, even if we do, or any future collaborators do, we may never generate revenues that are large enough for us to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Additionally, our expenses could increase if we are required by the FDA or any comparable foreign regulatory authority to perform clinical trials in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our product candidates.
Our failure to become and remain profitable may depress the market price of our common stock and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. If we continue to suffer losses as we have in the past, investors may not receive any return on their investment and may lose their entire investment.
The amount of our future losses is uncertain and our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.
Our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:
•
the timing and success or failure of preclinical studies and clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•
our ability to successfully recruit and retain subjects for clinical trials, once initiated, and any delays caused by difficulties in such efforts;

•
our ability to obtain marketing approval for our future product candidates, and the timing and scope of any such approvals we may receive;

•
the timing and cost of, and level of investment in, research and development activities relating to our product candidates, which may change from time to time;

•
the cost of manufacturing our product candidates, which may vary depending on the quantity of production and the terms of our agreements with manufacturers;

•
our ability to attract, hire and retain qualified personnel;

•
expenditures that we will or may incur to develop additional product candidates;

•
the level of demand for our product candidates should they receive approval, which may vary significantly;

•
the risk/benefit profile, cost and reimbursement policies with respect to our product candidates, if approved, and existing and potential future therapeutics that compete with our product candidates;

•
general market conditions or extraordinary external events, such as recessions or the COVID-19 pandemic;

•
the changing and volatile U.S. and global economic environments; and

•
future accounting pronouncements or changes in our accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.
Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish proprietary rights.
Until we can generate sufficient product and/or royalty revenue to finance our cash requirements, which we may never do, we expect to finance our future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing or distribution arrangements and grant funding.
If we raise additional capital through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. Further, to the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted. If we raise additional capital through debt financing, we would be subject to fixed payment obligations and may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us.
If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, reduce or terminate our product development or future commercialization efforts or grant rights to third parties to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
We face risks related to government funded awards. If the U.S. Department of Defense were to eliminate, reduce or delay funding from these awards, this would have a significant negative impact on our IMM-BCP-01 program.
We are dependent upon an award from the U.S. Department of Defense, or DoD, related to our IMM-BCP-01 Program. If DoD were to eliminate, reduce or delay the funding for this award or disallow reimbursement of some of our incurred costs, we would have to obtain additional funding for continued development or regulatory approval for our IMM-BCP-01 program or delay, reduce or stop the development effort. In contracting with DoD, we are subject to various U.S. government contract requirements, which may limit reimbursement or may lead to termination of the contract if we are found to be in violation of such requirements. Additionally, the DoD may terminate our agreement for convenience upon 30 days’ notice to us. If the U.S. government terminates our award for its convenience, or if we default by failing to perform in accordance with the award schedule and terms, significant negative impact on our cash flows and operations could result.
We have obtained rights to use human samples in furtherance of our research and development of our potential future product candidates. However, if we fail to obtain appropriate consent or exceed the scope of the permission to use these samples, we may become liable for monetary damages for, obligated to pay continuing royalties for or required to cease usage of the samples.
We begin our discovery process by gathering samples from patients. While we attempt to ensure that we, our study site partners or other providers have obtained these samples with informed consent and all necessary permissions, there is a risk that one or more patients or their representatives may assert that we have either failed to obtain informed consent or exceeded the scope of permission to use the patient’s sample. We cannot guarantee that we would succeed in establishing that we had informed consent or appropriate permission, if a patient or patient representative contested the matter. In such circumstances, we could be required to pay monetary damages, to pay a continuing royalty on any products created or invented by analyzing the patient’s sample or even to cease using the sample and any and all materials derived from or created through analysis of the sample, any of which could result in a change to our business plan and materially harm our business, financial condition, results of operations and prospects. Further, in some cases, these penalties could materially impact the performance, availability, or validity of studies conducted by us on our behalf. Even in the absence of violations resulting in penalties, regulatory and other authorities may refuse to authorize the conduct or to accept the results of studies for regulatory or ethical reasons.
Clinical trials are expensive, time-consuming and difficult to design and implement.
Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because our potential future product candidates are based on new technologies and discovery approaches, we expect that they will require extensive research and development and have substantial manufacturing and processing costs. For example, we anticipate that our future BCP product candidate will include a combination of antibodies to prevent or treat the SARS-CoV-2 virus, which may complicate the clinical development program, for example by requiring factorial study design to determine the relative contribution of each antibody to the therapeutic activity of the product candidate, and require us or our CROs to conduct additional or more complex clinical trials. In addition, costs to treat patients and to treat potential side effects that may result from our product candidates may be significant. Accordingly, our clinical trial costs are likely to be high and could have a material and adverse effect on our business, financial condition, results of operations and prospects.
Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.
Our potential future product candidates related to our IMM-BCP-01 and IMM-ONC-01 programs are in preclinical development, and the risk of failure related to these potential product candidates is high. It is impossible to predict when or if any potential future product candidates will prove effective and safe in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies and then conduct extensive clinical trials to demonstrate the safety and efficacy of that product candidate in humans. Particularly with respect to our IMM-BCP-01 program, we may be unable to complete clinical development and testing while COVID-19 remains a global health threat. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the development process. The results of preclinical studies and early clinical trials of any of our potential future product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or safety profiles, notwithstanding promising results in earlier trials.
We expect to prepare and submit to the FDA an IND for the product candidate related to our IMM-BCP-01 program and to initiate a Phase 1 clinical trial for this product candidate in humans in the first half of 2021. We expect to prepare and submit to the FDA an IND for the product candidate related to our IMM-ONC-01 program and to initiate a Phase 1 clinical trial for this product candidate in the second half of 2021. Commencing any clinical trial is subject to finalizing the trial design and filing an IND with the FDA. Even after we file an IND related to either of these programs, the FDA could disagree that we have satisfied their requirements to commence our clinical trials or disagree with our study design, which may require us to complete additional preclinical studies or amend our protocols or impose stricter conditions on the commencement of clinical trials.
We may experience delays in completing our preclinical studies and initiating or completing clinical trials of our potential future product candidates. We do not know whether planned preclinical studies and clinical trials will be completed on schedule or at all, or whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Our development programs may be delayed for a variety of reasons, including delays related to:
•
inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation of clinical trials;

•
delays in sufficiently developing, characterizing or controlling a manufacturing process suitable for clinical trials;

•
delays in developing suitable assays for screening patients for eligibility for trials with respect to certain product candidates;

•
the FDA or other regulatory authorities requiring us to submit additional data or imposing other requirements before permitting us to initiate a clinical trial;

•
delays in reaching agreement with the FDA, EMA or other regulatory authorities as to the design or implementation of our clinical trials;

•
obtaining regulatory approval to commence a clinical trial;

•
reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•
obtaining institutional review board, or IRB, approval at each clinical trial site;

•
recruiting suitable patients to participate in a clinical trial;

•
having patients complete a clinical trial or return for post-treatment follow-up;

•
clinical trial sites, CROs or other third parties deviating from trial protocol or dropping out of a trial;

•
failure to perform in accordance with the FDA’s GCP requirements, or applicable regulatory guidelines in other countries;

•
addressing patient safety concerns that arise during the course of a trial, including occurrence of adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

•
adding new clinical trial sites;

•
having inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our preclinical studies or clinical trials; or

•
manufacturing sufficient quantities of our product candidates for use in clinical trials.

Furthermore, we expect to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and, while we expect to enter into agreements governing their committed activities, we have limited influence over their actual performance.
We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our potential future product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, our partners, the IRBs of the institutions in which such trials are being conducted, the Data Safety Monitoring Board for such trial or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug or therapeutic biologic, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we experience delays in the completion of, or termination of, any clinical trial of any of our potential future product candidates, the commercial prospects of such product candidate will be harmed, and our ability to generate product revenue from such product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow our product development and approval process and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may materially and adversely affect our business, financial condition, results of operations and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our potential future product candidates.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.
We may not be able to initiate or continue clinical trials for our potential future product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities. In particular, we are preparing to advance a product candidate related to our IMM-BCP-01 program into a Phase 1 clinical trial in humans in the first half of 2021. We cannot predict how difficult it will be to enroll subjects for trials. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:
•
the severity of the disease under investigation;

•
the patient eligibility criteria defined in the clinical trial protocol;

•
the size of the patient population required for analysis of the trial’s primary endpoints;

•
the willingness or availability (including legality under applicable COVID-19 shelter-in-place, stay-at-home or similar regulations) of patients to participate in our trials (including due to fears of contracting COVID-19);

•
the proximity and availability of clinical trial sites for prospective patients;

•
the patient referral practices of physicians;

•
our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•
clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

•
our ability to obtain and maintain patient consents; and

•
the risk that patients enrolled in clinical trials will drop out of the trials before completion.

In addition, our future clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites. Additionally, because we anticipate that some of our clinical trials will be in patients with advanced solid tumors, the patients are typically in the late stages of the disease and may experience disease progression or adverse events independent from our product candidates, making them unevaluable for purposes of the trial and requiring additional enrollment. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.
We have not yet tested any product candidates in clinical trials. Success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials.
Success in preclinical testing and early clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. Preclinical tests and Phase 1 and Phase 2 clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of product candidates at various doses and schedules. Success in preclinical or animal studies and early clinical trials does not ensure that later large-scale efficacy trials will be successful nor does it predict final results. Our product candidates may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical studies or having successfully advanced through initial clinical trials.
Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may experience regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the period of our product candidate development. Any such delays could negatively impact our business, financial condition, results of operations and prospects.
Preliminary results from our preclinical studies and clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publish preliminary results from our preclinical studies and clinical trials. Interim results from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top-line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Differences between preliminary or interim data and final data could significantly harm our business prospects and may cause the trading price of our common stock to fluctuate significantly.
We may attempt to secure approval from the FDA through the use of accelerated approval pathways. If unable to obtain approval via the accelerated approval pathway, we may be required to conduct additional preclinical studies or clinical trials which could increase the expense of obtaining, reduce the likelihood of obtaining or delay the timing of obtaining, necessary marketing approvals. Even if we receive accelerated approval from the FDA, if our confirmatory trials do not verify clinical benefit, or if we do not comply with rigorous post-marketing requirements, the FDA may seek to withdraw accelerated approval.
We may seek an accelerated approval development pathway for our product candidates. Under the accelerated approval provisions of the Federal Food, Drug, and Cosmetic Act, or the FDCA, and the FDA’s implementing regulations, the FDA may grant accelerated approval to a product designed to treat a serious or life-threatening condition that provides meaningful therapeutic advantage over available therapies and demonstrates an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign or other measure that is thought to predict clinical benefit but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval development pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical profile or risks and benefits for accelerated approval. The FDA may require that any such confirmatory study be initiated or substantially underway prior to the submission of an application for accelerated approval. If such post-approval studies fail to confirm the drug’s clinical profile or risks and benefits, the FDA may withdraw its approval of the drug.
If we choose to pursue accelerated approval, we intend to seek feedback from the FDA or will otherwise evaluate our ability to seek and receive such accelerated approval. There can be no assurance that, after our evaluation of the feedback from the FDA or other factors, we will decide to pursue or submit a BLA for accelerated approval or any other form of expedited development, review or approval. Furthermore, if we submit an application for accelerated approval, there can be no assurance that such application will be accepted or that approval will be granted on a timely basis, or at all. The FDA also could require us to conduct further studies or trials prior to considering our application or granting approval of any type. We might not be able to fulfill the FDA’s requirements in a timely manner, which would cause delays, or approval might not be granted because our submission is deemed incomplete by the FDA.
Even if we receive accelerated approval from the FDA, we will be subject to rigorous post-marketing requirements, including the completion of confirmatory post-market clinical trials to verify the clinical benefit of the product, and submission to the FDA of all promotional materials prior to their dissemination. The FDA could seek to withdraw accelerated approval for multiple reasons, including if we fail to conduct any required post-market study with due diligence; a post-market study does not confirm the predicted clinical benefit; other evidence shows that the product is not safe or effective under the conditions of use; or we disseminate promotional materials that are found by the FDA to be false and misleading.
A failure to obtain accelerated approval or any other form of expedited development, review or approval for a product candidate that we may choose to develop would result in a longer time period prior to commercializing such product candidate, could increase the cost of development of such product candidate and could harm our competitive position in the marketplace.
We may not elect or be able to take advantage of any expedited development or regulatory review and approval processes available to product candidates granted breakthrough therapy or fast track designation by the FDA.
We intend to evaluate and engage in discussions with the FDA on regulatory strategies that could enable us to take advantage of expedited development pathways for certain of our future product candidates, although we cannot be certain that our future product candidates will qualify for any expedited development pathways or that regulatory authorities will grant, or allow us to maintain, the relevant qualifying designations. Potential expedited development pathways that we could pursue include breakthrough therapy and fast track designation.
Breakthrough therapy designation is intended to expedite the development and review of product candidates that are designed to treat serious or life-threatening diseases when preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation of a product candidate as a breakthrough therapy provides potential benefits that include more frequent meetings with FDA to discuss the development plan for the product candidate and ensure collection of appropriate data needed to support approval; more frequent written correspondence from FDA about such things as the design of the proposed clinical trials and use of biomarkers; intensive guidance on an efficient drug development program, beginning as early as Phase 1; organizational commitment involving senior managers; and eligibility for rolling review and priority review.
Fast track designation is designed for product candidates intended for the treatment of a serious or life-threatening disease or condition, where nonclinical or clinical data demonstrate the potential to address an unmet medical need for this disease or condition.
Accordingly, even if we believe a particular future product candidate is eligible for breakthrough therapy or fast track designation, we cannot assure you that the FDA would decide to grant it. Breakthrough therapy designation and fast track designation do not change the standards for product approval, and there is no assurance that such designation or eligibility will result in expedited review or approval or that the approved indication will not be narrower than the indication covered by the breakthrough therapy designation or fast track designation. Thus, even if we do receive breakthrough therapy or fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw breakthrough therapy or fast track designation if it believes that the product no longer meets the qualifying criteria. Our business may be harmed if we are unable to avail ourselves of these or any other expedited development and regulatory pathways.
The market may not be receptive to our potential future product candidates, and we may not generate any revenue from the sale or licensing of our product candidates.
Even if regulatory approval is obtained for a product candidate, including the product candidates resulting from our IMM-BCP-01 and IMM-ONC-01 programs, we may not generate or sustain revenue from sales of the corresponding product. Market acceptance of our potential future product candidates will depend on, among other factors:
•
the timing of our receipt of any marketing and commercialization approvals;

•
the terms of any approvals and the countries in which approvals are obtained;

•
the safety and efficacy of our product candidates;

•
the prevalence and severity of any adverse side effects associated with our product candidates;

•
limitations or warnings contained in any labeling approved by the FDA or other regulatory authority;

•
relative convenience and ease of administration of our product candidates;

•
the success of our physician education programs;

•
the availability of coverage and adequate government and third-party payor reimbursement;

•
the pricing of our products, particularly as compared to alternative treatments; and

•
availability of alternative effective treatments for the disease indications our product candidates are intended to treat and the relative risks, benefits and costs of those treatments.

If any product candidate we commercialize fails to achieve market acceptance, it could have a material and adverse effect on our business, financial condition, results of operations and prospects.
If the market opportunities for our potential future product candidates, particularly in the field of oncology or related to the SARS-CoV-2 virus, are smaller than we believe they are, our future product revenues may be adversely affected and our business may suffer.
Our understanding of the number of people who suffer from certain types of cancers and tumors that may be able to be treated with antibodies that have been and may in the future be identified by the Immunome Discovery Engine is based on estimates. These estimates may prove to be incorrect, and new studies may reduce the estimated incidence or prevalence of these diseases. The number of patients in the United States or elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with our potential future product candidates or patients may become increasingly difficult to identify and access, all of which would adversely affect our business prospects and financial condition. In particular, the treatable population for various oncology indications may further be reduced if our estimates of addressable populations are erroneous or sub-populations of patients do not derive benefit from our future product candidates. In addition, the actual market size for any potential BCP product candidate may be smaller than our current estimates if a vaccine against SARS-CoV-2 or a treatment for COVID-19 is developed, which could adversely affect our business or growth prospects.
Further, there are several factors that could contribute to making the actual number of patients who receive our potential future product candidates less than the potentially addressable market. These include the lack of widespread availability of, and limited reimbursement for, new therapies in many underdeveloped markets.
If any potential future product candidate begins clinical trials or receives marketing approval and we or others later identify undesirable side effects caused by the product candidate, our ability to market and derive revenue from the product candidate could be compromised.
Undesirable side effects caused by any potential future product candidate could cause regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. While we have not yet initiated clinical trials for product candidates resulting from our IMM-BCP-01 or IMM-ONC-01 programs or any potential future product candidate, it is likely that there will be side effects associated with their use. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of these side effects. In such an event, our trials could be suspended or terminated and the FDA or other regulatory authorities could order us to cease further development of or deny approval of a product candidate for any or all targeted indications. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may materially and adversely affect our business and financial condition and impair our ability to generate revenues.
Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of a product candidate may only be uncovered when a significantly larger number of patients are exposed to the product candidate or when patients are exposed for a longer period of time.

In the event that any of our potential future product candidates receive regulatory approval and we or others identify undesirable side effects caused by one of these products, any of the following adverse events could occur, which could result in the loss of significant revenue to us and materially and adversely affect our results of operations and business:
•
regulatory authorities may withdraw their approval of the product or seize the product;

•
we may be required to recall the product, change the way the product is administered to patients, conduct additional preclinical studies or clinical trials or change the labeling of the product;

•
additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

•
we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

•
regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication or a limitation on the indications for use or impose restrictions on the distribution in the form of a Risk Evaluation and Mitigation Strategy, or REMS, in connection with approval;

•
we could be sued and held liable for harm caused to patients;

•
the product may become less competitive; and

•
our reputation may suffer.

If any of our product candidates is approved for marketing and commercialization in the future and we are unable to develop sales, marketing and distribution capabilities on our own or enter into agreements with third parties to perform these functions on acceptable terms, we will be unable to successfully commercialize any such future products.
We currently have no sales, marketing or distribution capabilities or experience. We will need to develop internal sales, marketing and distribution capabilities to commercialize each potential future product candidate that gains FDA approval, which would be expensive and time-consuming, or enter into partnerships with third parties to perform these services. If we decide to market any approved products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third parties with such capabilities to market any approved products or decide to co-promote products with partners, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue we receive will depend upon the efforts of the third parties and we cannot assure you that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for any approved product. If we are not successful in commercializing any product approved in the future, either on our own or through third parties, our business and results of operations could be materially and adversely affected.
Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.
Our future growth may depend, in part, on our ability to develop and commercialize product candidates in foreign markets for which we may rely on partnership with third parties. We will not be permitted to market or promote any product candidate before we receive regulatory approval from the applicable regulatory authority in a foreign market, and we may never receive such regulatory approval for any product candidate. To obtain separate regulatory approval in foreign countries, we generally must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of a product candidate, and we cannot predict success in these jurisdictions. If we obtain approval of any of our potential future product candidates and ultimately commercialize any such product candidate in foreign markets, we would be subject to risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements and the reduced protection of intellectual property rights in some foreign countries.

Price controls imposed in foreign markets may adversely affect our future profitability.
In some countries, particularly member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after receipt of marketing approval for a product. In addition, there can be considerable pressure exerted by governments and other stakeholders on prices and reimbursement levels, including as part of cost-containment measures. Political, economic and regulatory developments, in the United States or internationally, may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. In some countries, we or future partners may be required to conduct clinical trials or other studies that compare the cost-effectiveness of a product candidate to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of any potential future product candidate that is approved for marketing in the future is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business and results of operations or prospects could be materially and adversely affected and our ability to commercialize such product candidate could be materially impaired.
Our business entails a significant risk of product liability, and our inability to obtain sufficient insurance coverage could have a material and adverse effect on our business, financial condition, results of operations and prospects.
As we move into conducting preclinical studies and clinical trials of our potential future product candidates, we will be exposed to significant product liability risks inherent in the development, testing, manufacturing and marketing of antibody treatments. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs and potentially a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to trial participants or patients and a decline in our stock price. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, our partners or we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material and adverse effect on our business, financial condition, results of operations and prospects.
If we choose to pursue strategic transactions, we may not be able to enter into such transactions on acceptable terms, if at all, which could adversely affect our ability to develop and commercialize potential future product candidates, impact our cash position, increase our expense, and present significant distractions to our management.
From time to time, we may consider strategic transactions, such as collaborations, acquisitions of companies, asset purchases, joint ventures and out- or in-licensing of product candidates or technologies. For example, we will evaluate and, if strategically attractive, may seek to enter into collaborations, including with biotechnology or biopharmaceutical companies or hospitals. The competition for partners is intense, and the negotiation process is time-consuming and complex. If we desire to enter into strategic transactions but are not able to do so, we may not have access to required liquidity or expertise to further develop our potential future product candidates or the Immunome Discovery Engine. Any such collaboration, or other strategic transaction, may require us to incur non-recurring or other charges, increase our near- and long-term expenditures and pose significant integration or implementation challenges or disrupt our management or business. We may acquire additional technologies and assets, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business, but we may not be able to realize the benefit of acquiring such assets. Conversely, any new collaboration that we do enter into may be on terms that are not optimal for us. These transactions would entail numerous operational and financial risks, including:
•
exposure to unknown liabilities;

•
disruption of our business and diversion of our management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies;

•
incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs;

•
higher-than-expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses;

•
difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business;

•
impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership; and

•
the inability to retain key employees of any acquired business.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks and our business could be materially harmed by such transactions. Conversely, any failure to enter any collaboration or other strategic transaction that would be beneficial to us could delay the development and potential commercialization of our product candidates and have a negative impact on the competitiveness of any product candidate that reaches market.
In addition, to the extent that any of our future partners were to terminate a collaboration agreement, we may be forced to independently develop our future product candidates, including funding preclinical studies or clinical trials, assuming marketing and distribution costs and maintaining, enforcing and defending intellectual property rights, or, in certain instances, abandon product candidates altogether, any of which could result in a change to our business plan and materially harm our business, financial condition, results of operations and prospects.
If third parties on which we intend to rely to conduct certain preclinical studies, or any future clinical trials, do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, our development program could be delayed with material and adverse impacts on our business and financial condition.
We intend to rely on third-party clinical investigators, contract research organizations, or CROs, clinical data management organizations and consultants to design, conduct, supervise and monitor certain preclinical studies and any clinical trials. Because we intend to rely on these third parties and will not have the ability to conduct certain preclinical studies or clinical trials independently, we will have less control over the timing, quality and other aspects of such preclinical studies and clinical trials than we would have had we conducted them on our own. These investigators, CROs and consultants will not be our employees and we will have limited control over the amount of time and resources that they dedicate to our programs. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs. The third parties with which we may contract might not be diligent, careful or timely in conducting our preclinical studies or clinical trials, resulting in the preclinical studies or clinical trials being delayed or unsuccessful.
If we cannot contract with acceptable third parties on commercially reasonable terms, or at all, or if these third parties do not carry out their contractual duties, satisfy legal and regulatory requirements for the conduct of preclinical studies or clinical trials or meet expected deadlines, our clinical development programs could be delayed and otherwise adversely affected. In all events, we will be responsible for ensuring that each of our preclinical studies and clinical trials are conducted in accordance with the general investigational plan and protocols for the trial. The FDA requires certain preclinical studies to be conducted in accordance with good laboratory practices and clinical trials must be conducted in accordance with good clinical practices, including for designing, conducting, recording and reporting the results of preclinical studies and clinical trials to ensure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. Our reliance on third parties that we do not control will not relieve us of these responsibilities and requirements. Any adverse development or delay in our clinical trials could have a material and adverse impact on our commercial prospects and may impair our ability to generate revenue.
We are dependent on third parties for the collection of blood samples to identify COVID-19 “super-responders.”
We rely on a third-party to provide blood samples from which we identify COVID-19 “super-responders” and extract their memory B cells for use in connection with our IMM-BCP-01 program. If our third-party provider fails to adequately and properly obtain, collect and test viable blood samples from COVID-19 patients and to properly package and ship the samples to us, we may experience difficulties in developing our BCP product candidate.
Because we may rely on third parties for manufacturing, supply and testing of our future product candidates, some of which may be sole source vendors, for preclinical and clinical development materials and commercial supplies, our supply may become limited or interrupted or may not be of satisfactory quantity or quality.
We intend to rely on third-party contract manufacturers for our preclinical and future clinical trial product materials and commercial supplies. We do not intend to produce any meaningful quantity of our future product candidates for preclinical and clinical development, and we do not currently own manufacturing facilities for producing such supplies. While we intend to avoid sole-source arrangements with any of our manufacturing, supply and testing vendors, it may not always be possible to do so. We cannot assure you that our preclinical or future clinical development product supplies and commercial supplies will not be limited or interrupted, especially with respect to any sole source third-party manufacturing and supply partners, or will be of satisfactory quality or continue to be available at acceptable prices. In particular, any replacement of our manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements. For any future sole source third-party manufacturing and supply partners, we may be unable to negotiate binding agreements with them or find replacement manufacturers to support our preclinical and future clinical activities at commercially reasonable terms in the event that their services to us becomes interrupted for any reason. Establishing additional or replacement sole source vendors, if required, may not be accomplished quickly. Any delays resulting from manufacturing or supply interruptions associated with our reliance on third-party manufacturing and supply partners, including those that may be sole source, could impede, delay, limit or prevent our drug development efforts, which could harm our business, result of operations, financial condition and prospects.
The manufacturing process for a product candidate is subject to FDA and other regulatory authority review. Suppliers and manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as cGMP. In the event that any of our future manufacturers fails to comply with such requirements or to perform its obligations to us in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third party, which we may not be able to do on reasonable terms, or at all. In some cases, the technical skills or technology required to manufacture our future product candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such skills or technology to another third party and a feasible alternative may not exist. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third party manufacture our product candidates. If we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget.
We also expect to rely on third-party manufacturers if we receive regulatory approval for any product candidate. We may enter into future manufacturing arrangements with third parties. We will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. If we are unable to obtain or maintain third-party manufacturing for any product candidate, or to do so on commercially reasonable terms, we may not be able to develop and commercialize our product candidates successfully. Our or a third party’s failure to execute on our manufacturing requirements and comply with cGMP could adversely affect our business in a number of ways, including:
•
an inability to initiate or continue clinical trials of any product candidates then under development;

•
delay in submitting regulatory applications, or receiving regulatory approvals, for product candidates;

•
loss of the cooperation of a potential future partner;

•
subjecting third-party manufacturing facilities or our potential future manufacturing facilities to additional inspections by regulatory authorities;

•
requirements to cease distribution or to recall batches of product candidates; and

•
in the event of approval to market and commercialize a product candidate, an inability to meet commercial demands for our products.

Our third-party manufacturers may be unable to successfully scale manufacturing of our potential future product candidates in sufficient quality and quantity, which would delay or prevent us from developing product candidates and commercializing approved products, if any.
In order to conduct clinical trials for our potential future product candidates, we will need to manufacture large quantities of these product candidates. We currently expect to use third parties for our manufacturing needs. Our manufacturing partners may be unable to successfully increase the manufacturing capacity for any potential future product candidate in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. If our manufacturing partners are unable to successfully scale the manufacture of any potential future product candidate in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or infeasible, and regulatory approval or commercial launch of any potential resulting product may be delayed or not obtained, which could significantly harm our business.
We have received funding under the Coronavirus Aid, Relief and Economic Security (CARES) Act.
On April 30, 2020, we executed a promissory note in favor of Silicon Valley Bank evidencing an unsecured loan, or the PPP loan, in the aggregate principal amount of approximately $0.5 million, which was made pursuant to the Paycheck Protection Program, or the PPP. The PPP was established under the CARES Act, which was enacted on March 27, 2020, and is administered by the U.S. Small Business Administration, or the SBA. The promissory note provides for a fixed interest rate of one percent per year with a maturity date of April 30, 2022. Monthly principal and interest payments due on the loan are deferred for a six-month period beginning from the date of disbursement. The loan may be prepaid by the Company at any time prior to April 30, 2022 with no prepayment penalties or premiums. The Company has used all proceeds from the loan to retain employees, maintain payroll and make lease and utility payments. Under the terms of the CARES Act, loan recipients can apply for and be granted forgiveness for all or a portion of the loans granted under the PPP. Such forgiveness will be subject to approval by the SBA and the lender and determined, subject to limitations, based on factors set forth in the CARES Act, including verification of the use of loan proceeds for payment of payroll costs and payments of mortgage interest, rent and utilities. In the event the loan, or any portion thereof, is forgiven, the amount forgiven is applied to outstanding principal. The terms of any forgiveness may also be subject to further regulations and guidelines that the SBA may adopt. If the loan is not forgiven, we will be required to repay the outstanding principal, along with accrued interest. The Company will carefully monitor all qualifying expenses and other requirements necessary to attain loan forgiveness; however, no assurance is provided that the Company will ultimately apply for or obtain forgiveness of the PPP loan in whole or in part.
Any inability to attract and retain qualified key management, technical personnel and employees would impair our ability to implement our business plan.
Our success largely depends on the continued service of key management, advisors and other specialized personnel, including Purnanand D. Sarma, our president and chief executive officer, and Michael Morin, our chief scientific officer. While we have a written employment agreement with each of Dr. Sarma and Dr. Morin, those employment arrangements are at-will and could be terminated at any time by Dr. Sarma and Dr. Morin. The loss of one or more members of our executive team, management team or other key employees or advisors could delay our research and development programs and have a material and adverse effect on our business, financial condition, results of operations and prospects. We do not maintain “key man” insurance on any of our executive officers.
The relationships that our key managers have cultivated within our industry make us particularly dependent upon their continued employment with us. We are dependent on the continued service of our technical personnel because of the highly technical nature of our product candidates and technologies and the specialized nature of the regulatory approval process. Because our management team and key employees are not obligated to provide us with continued service, they could terminate their employment with us at any time without penalty. Our future success will depend in large part on our continued ability to attract and retain other highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing, manufacturing, governmental regulation and commercialization. We face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations.
As of June 30, 2020, we had 21 full-time employees. Our focus on the development of our potential future product candidates will require adequate staffing. We may need to hire and retain new employees to execute our future clinical development and manufacturing plans. We cannot provide assurance that we will be able to hire or retain adequate staffing levels to develop our potential future product candidates or run our operations or to accomplish all of our objectives.
We may experience difficulties in managing our growth and expanding our operations.
We have limited experience in product development and have not begun preclinical studies or clinical trials for any product candidate. As our potential future product candidates enter and advance through preclinical studies and any clinical trials, we will need to expand our development, regulatory and manufacturing capabilities or contract with other organizations to provide these capabilities for us. We may also experience difficulties in the discovery and development of new potential future product candidates using the Immunome Discovery Engine if we are unable to meet demand as we grow our operations. In the future, we also expect to have to manage additional relationships with collaborators, suppliers and other organizations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures and secure adequate facilities for our operational needs. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.
Our employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants and commercial partners. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we may establish, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. For example, individuals conducting the non-interventional clinical studies that we sponsor through which we obtain antibodies for development into potential antibody-based therapeutics may violate applicable laws and regulations regarding patients’ personal data. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material and adverse effect on our business and financial condition, including the imposition of significant criminal, civil, and administrative fines or other sanctions, such as monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, integrity obligations, reputational harm and the curtailment or restructuring of our operations.
Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business.
We and our current and potential collaborators may be subject to federal, state and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws (e.g., the Health Insurance Portability and Accountability Act, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH), state data breach notification laws, state health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under the HIPAA, as amended by HITECH, or other privacy and data security laws. Depending on the facts and circumstances, we could be subject to criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.
International data protection laws, including Regulation 2016/679, known as the General Data Protection Regulation, or GDPR, may also apply to health-related and other personal information obtained outside of the United States. The GDPR went into effect on May 25, 2018. The GDPR introduced new data protection requirements in the European Union, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous new requirements for the collection, use and disclosure of personal information, including more stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive new internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information (e.g., the right to access, correct and delete their data). In addition, the GDPR includes restrictions on cross-border data transfers. The GDPR will increase our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Further, national laws of member states of the EU are in the process of being adapted to the requirements under the GDPR, thereby implementing national laws which may partially deviate from the GDPR and impose different obligations from country to country, so that we do not expect to operate in a uniform legal landscape in the EEA. Also, as it relates to processing and transfer of genetic data, the GDPR specifically allows national laws to impose additional and more specific requirements or restrictions, and European laws have historically differed quite substantially in this field, leading to additional uncertainty. Finally, the United Kingdom’s vote in favor of exiting the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, it is unclear how data transfers to and from the United Kingdom will be regulated.
In addition, many state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways, are often not pre-empted by HIPAA, and may have a more prohibitive effect than HIPAA, thus complicating compliance efforts. California recently enacted the California Consumer Privacy Act, or CCPA, which creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA will require covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with additional causes of action. The CCPA went into effect on January 1, 2020, and the California Attorney General commenced bringing enforcement actions for violations starting on July 1, 2020. The CCPA was amended on September 23, 2018, and it remains unclear what, if any, further modifications will be made to this legislation or how it will be interpreted. While there is currently an exception for protected health information that is subject to HIPAA and clinical trial regulations, as currently written, the CCPA may impact our business activities. As currently written, the CCPA may impact our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to personal data and protected health information.
Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend and could result in adverse publicity that could harm our business.
If we experience security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, we may face costs, significant liabilities, harm to our brand and business disruption.
In connection with the Immunome Discovery Engine and efforts, we may collect and use a variety of personal data, such as name, mailing address, email addresses, phone number and clinical trial information. Although we have extensive measures in place to prevent the sharing and loss of patient data in our sample collection process associated with our discovery platform, any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of our clinical data or patients’ personal data could result in significant liability under state (e.g., state breach notification laws), federal (e.g., HIPAA, as amended by HITECH), and international law (e.g., the GDPR). Additionally, we are aware that hackers have recently been targeting healthcare organizations and businesses working to develop treatments for COVID-19 and vaccines against the SARS-CoV-2 virus. Our work to develop a potential BCP product candidate may make us a more attractive target for a cyber-attack. Any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of our clinical data or patients’ personal data may cause a material adverse impact to our reputation, affect our ability to conduct new studies and potentially disrupt our business. We may also rely on third-party service providers to host or otherwise process some of our data and that of users, and any failure by such third party to prevent or mitigate security breaches or improper access to or disclosure of such information could have similarly adverse consequences for us. If we are unable to prevent or mitigate the impact of such security or data privacy breaches, we could be exposed to litigation and governmental investigations, which could lead to a potential disruption to our business.
We depend on sophisticated information technology systems to operate our business and a cyber-attack or other breach of these systems could have a material adverse effect on our business.
We rely on information technology systems that we or our third-party vendors operate to process, transmit and store electronic information in our day-to-day operations. The size and complexity of our information technology systems makes them vulnerable to a cyber-attack, malicious intrusion, breakdown, destruction, loss of data privacy or other significant disruption. Additionally, we are aware that hackers have recently been targeting healthcare organizations and businesses working to develop treatments for COVID-19 and vaccines against the SARS-CoV-2 virus. Our work to develop a potential BCP product candidate may make us a more attractive target for a cyber-attack. A successful attack could result in the theft or destruction of intellectual property, data, or other misappropriation of assets, or otherwise compromise our confidential or proprietary information and disrupt our operations. Cyber-attacks are becoming more sophisticated and frequent. We have invested in our systems and the protection and recoverability of our data to reduce the risk of an intrusion or interruption, and we monitor and test our systems on an ongoing basis for any current or potential threats. There can be no assurance that these measures and efforts will prevent future interruptions or breakdowns. If we or our third-party vendors fail to maintain or protect our information technology systems and data integrity effectively or fail to anticipate, plan for or manage significant disruptions to these systems, we or our third-party vendors could have difficulty preventing, detecting and controlling such cyber-attacks and any such attacks could result in losses described above as well as disputes with physicians, patients and our partners, regulatory sanctions or penalties, increases in operating expenses, expenses or lost revenues or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cash flows.
Our information technology systems could face serious disruptions that could adversely affect our business.
Our information technology and other internal infrastructure systems, including corporate firewalls, servers, leased lines and connection to the internet, face the risk of systemic failure that could disrupt our operations. A significant disruption in the availability of our information technology and other internal infrastructure systems could cause interruptions and delays in our research and development work. Additionally, some of the information technology on which our Immunome Discovery Engine is based is provided by a single, third-party supplier. Any disruption in this third party’s technology or infrastructure could materially impact our ability utilize the Immunome Discovery Engine and could delay our research and development efforts.
If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.
Our research, development and manufacturing involves the use of hazardous materials and various chemicals. We maintain quantities of various flammable and toxic chemicals in our facilities that are required for our research, development and manufacturing activities. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. We believe our procedures for storing, handling and disposing of these materials in our facilities comply with the relevant guidelines of the Commonwealth of Pennsylvania and the Occupational Safety and Health Administration of the U.S. Department of Labor. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of animals and biohazardous materials. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. Although we have some environmental liability insurance covering certain of our facilities, we may not maintain adequate insurance for all environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological or hazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.
Our current operations are concentrated in one location, and we or the third parties upon whom we depend may be adversely affected by natural or other disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Our current business operations are concentrated in the Philadelphia area. Any unplanned event, such as flood, fire, explosion, extreme weather condition, medical epidemics, including any potential effects from the ongoing COVID-19 pandemic, power shortage, telecommunication failure or other natural or manmade accidents or incidents that result in us being unable to fully utilize our facilities or the manufacturing facilities of our third-party contract manufacturers, or lose our repository of blood-based and other valuable laboratory samples, may have a material and adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial and operating conditions.

Loss of access to these facilities may result in increased costs, delays in the development of our product candidates or interruption of our business operations. Natural disasters such as tornadoes, hurricanes, earthquakes, wildfires, floods or tsunamis or pandemics, such as the ongoing COVID-19 pandemic, could further disrupt our operations, and have a material negative impact on our business, financial condition, results of operations and prospects. For example, we have instituted a temporary work from home policy for our non-laboratory personnel and it is possible that this could have a negative impact on the execution of our business plans and operations. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our research facilities or the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure you that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities, or the manufacturing facilities of our third-party contract manufacturers, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed. Any business interruption may have a material and adverse effect on our business and financial condition.
Risks Related to Our Intellectual Property
If we are unable to obtain or protect intellectual property rights related to our technology and future product candidates, or if our intellectual property rights are inadequate, we may not be able to compete effectively.
Our success depends in part on our ability to obtain and maintain protection for our owned and in-licensed intellectual property rights and proprietary technology. We rely on patents and other forms of intellectual property rights, including in-licenses of intellectual property rights and biologic materials of others, to protect our current or future discovery platform, product candidates, methods used to manufacture our future product candidates, and methods for treating patients using our future product candidates.
We in-license exclusive rights, including patents and patent applications, relating to the Immunome Discovery Engine, from the Massachusetts Institute of Technology, as licensing agent for the Whitehead Institute for Biomedical Research, or Whitehead, Thomas Jefferson University, or TJU, and Arrayjet Limited, or Arrayjet. Patent applications for this in-licensed technology are still pending before the U.S. Patent and Trademark Office and other national patent offices. There is no guarantee that such patent applications will issue as patents, nor any guarantee that issued patents will provide adequate protection for the in-licensed technology or any meaningful competitive advantage.
We also own a patent application on our own technology relating to the Immunome Discovery Engine. There is no guarantee that any patent covering this technology will issue from the patent application we own, or, if it does, that the issued claims will provide adequate protection for the Immunome Discovery Engine or any meaningful competitive advantage.
In addition, under our contract with the U.S. Department of Defense, we have a duty to disclose each invention that we conceive or reduce to practice in performing the agreement. If we fail to strictly follow these disclosure requirements, the U.S. government could receive a nonexclusive license to intellectual property developed under or outside the scope of this agreement to commercialize the prototype project. For each invention developed under this agreement, the U.S. government has both a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced such invention on behalf of the U.S. government.
We currently do not own or in-license any issued patents or pending non-provisional patent applications in connection with any particular product candidate. We have filed multiple provisional patent applications in the United States and several Patent Cooperation Treaty, or PCT, patent applications in connection with antibodies identified by the Immunome Discovery Engine and related antibody variants. A United States provisional patent application is not eligible to become an issued patent until, among other things, we file a non-provisional patent application within 12 months of the filing date of the provisional patent application. If we do not timely file non-provisional patent applications, we may lose our priority date with respect to our provisional patent applications and any patent protection on the inventions disclosed in our provisional patent applications. A PCT patent application is an international patent application and a type of non-provisional patent application but one that does not directly mature into a granted patent. A PCT patent application must enter the national phase, be filed in the patent office of a PCT member country or region where it is examined and from which a country patent may or may not be granted. If a PCT national phase application is not filed in a PCT member country or region, no patent will result in that country or region from that particular PCT patent application. We expect to file PCT national phase applications in commercially appropriate countries or regions based upon factors such as the invention that is the subject of the application, likely patentability, country laws regarding patent eligibility and business opportunity but do not expect to file PCT national phase applications in all PCT member countries or regions and may forgo national phase filing for a given PCT patent application. Moreover, there is no guarantee that any current or future patent applications will result in the issuance of patents that will effectively protect the Immunome Discovery Engine or our future product candidates or will effectively prevent others from commercializing competitive products.
The patent prosecution process is expensive, complex and time-consuming. Patent license negotiations also can be complex and protracted, with uncertain results. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent applications that we own or in-license may fail to result in issued patents, and, even if they do issue as patents, such patents may not cover our current or future technologies or product candidates in the United States or in other countries or provide sufficient protection from competitors. In addition, because the coverage claimed in a patent application can be significantly reduced before the patent is issued, any patent that issues may not provide sufficient scope to exclude competitors, which may materially harm our business.
We may be unaware of prior art that could be used to invalidate an issued patent or to prevent our owned or in-licensed pending patent applications from issuing as patents. While we strive to ensure patentability, there is no guarantee that all relevant prior art relating to our owned or in-licensed patents and patent applications has been found. For example, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, and in some cases not at all. We also cannot know with certainty whether we or our licensors were the first to make the inventions claimed in our owned or in-licensed patents or pending applications, or that we or our licensors were the first to file for patent protection of such inventions. Prior art may be used to invalidate our patents or narrow their scope of protection. Any such invalidation or narrowing of our patent rights, including in-licensed patent rights, could materially harm our business.
The patent positions of biopharmaceutical companies are generally uncertain because they may involve complex legal and factual considerations that have, in recent years, been the subject of legal development and change. As a result, the issuance, scope, validity, enforceability and commercial value of our pending patent rights is uncertain. The standards applied by the United States Patent and Trademark Office, or USPTO, and foreign patent offices in granting patents are not always certain and moreover, are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in patents. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our owned or in-licensed patents or narrow the scope of our patent protection.
Even if patents do successfully issue and even if such patents cover our current or any future technologies or product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any current or future technologies or product candidates that we may develop. Likewise, if patent applications we own or have in-licensed with respect to our development programs and current or future technologies or product candidates fail to issue, if their breadth or strength is threatened, or if they fail to provide meaningful exclusivity, other companies could be dissuaded from collaborating with us to develop current or future technologies or product candidates. Lack of valid and enforceable patent protection could threaten our ability to commercialize current or future products and could prevent us from maintaining exclusivity with respect to the invention or feature claimed in the patent applications. Any failure to obtain or any loss of patent protection could have a material adverse impact on our business and ability to achieve profitability. We may be unable to prevent competitors from entering the market with a product that is similar to or the same as our future product candidates.
The filing of a patent application or the issuance of a patent is not conclusive as to its ownership, inventorship, scope, patentability, validity or enforceability. Issued patents and patent applications may be challenged in the courts and in the patent office in the United States and abroad. For example, our applications or applications filed by our licensors may be challenged through third-party submissions, opposition or derivation proceedings. By further example, our issued patents or the issued patents we in-license may be challenged through reexamination, inter partes review or post-grant review proceedings before the patent office, or in declaratory judgment actions or counterclaims. An adverse determination in any such submission, proceeding or litigation could prevent the issuance of, reduce the scope of, invalidate or render unenforceable our owned or in-licensed patent rights; limit our ability to stop others from using or commercializing similar or identical platforms and products; allow third parties to compete directly with us without payment to us; or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our owned or in-licensed patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future platforms or product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Moreover, some of our owned and in-licensed patents and patent applications are or may in the future be co-owned with third parties. If we are unable to obtain an exclusive license to any such third party co-owners’ interest in such patents or patent application, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. We may need the cooperation of any such co-owners of our patents to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business prospects and financial conditions.
Our in-licensed patent rights from academic institutions are subject to a standard research purpose reservation of rights by one or more third parties. In addition, the academic institutions may co-own rights with a governmental entity. As a result, the U.S. government may have certain rights, including so-called march-in rights, to such patent rights and any products or technology developed from such patent rights. When new technologies are developed with U.S. government funding, the U.S. government generally obtains certain rights in any resulting patents, including a nonexclusive license authorizing the U.S. government to use the invention for non-commercial purposes. These rights may permit the U.S. government to disclose our confidential information to third parties and to exercise march-in rights to use or to allow third parties to use our licensed technology. The U.S. government can exercise its march-in rights if it determines that action is necessary because we fail to achieve the practical application of government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in any such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.
If we fail to comply with our obligations under any license, collaboration or other intellectual property-related agreements, we may be required to pay damages and could lose intellectual property rights that may be necessary for developing, commercializing and protecting our current or future technologies or product candidates or we could lose certain rights to grant sublicenses.
We are reliant upon in-licenses to certain patent rights and proprietary technology from third parties that are important or necessary to the Immunome Discovery Engine and development of product candidates. For example, we rely on intellectual property licenses from Whitehead and TJU for the Immunome Discovery Engine.

Our current license agreements impose, and any future license agreements we enter into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. If we breach any of these obligations, or use the intellectual property licensed to us in an unauthorized manner, we may be required to pay damages and the licensor may have the right to terminate the license. License termination could result in a material adverse effect on our inability to develop, manufacture and sell products that are covered by the licensed technology or could enable a competitor to gain access to the licensed technology. In certain circumstances, our licensed patent rights are subject to our reimbursing our licensors for their patent prosecution and maintenance costs. For example, our license agreements with Whitehead and TJU each require us to bear the costs of filing and maintaining patent applications, and our agreement with Arrayjet requires us to reimburse Arrayjet for applicable patent costs.
Furthermore, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications that we license from third parties. For example, pursuant to our license agreements with Whitehead and TJU, while we may comment on patent applications and may lead enforcement of the patents and patent applications, the licensing institution is responsible for the preparation, filing, prosecution and maintenance and defense of the patents and patent applications; Arrayjet also retains prosecution and enforcement rights of the patents we license from Arrayjet. Therefore, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, and defended in a manner consistent with the best interests of our business. If our licensors and future licensors fail to prosecute, maintain, enforce and defend patents we may license, or lose rights to licensed patents or patent applications, our license rights may be reduced or eliminated. In such circumstances, our right to develop and commercialize any of our products or product candidates that is the subject of such licensed rights could be materially adversely affected.
Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s intellectual property rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products if infringement or misappropriation were found, those amounts could be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.
In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to disagreement regarding interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse impact on our business and ability to achieve profitability. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize any affected product candidates, which could have a material adverse effect on our business and financial conditions.
Patent terms may not be able to protect our competitive position for an adequate period of time with respect to our current or future technologies or product candidates.
Patents have a limited lifespan. In the United States, the standard patent term is typically 20 years after filing. Various extensions may be available. Even so, the life of a patent and the protection it affords are limited. As a result, our owned and in-licensed patent portfolio provides us with limited rights that may not last for a sufficient period of time to exclude others from commercializing products similar or identical to ours. For example, given the large amount of time required for the research, development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.
Extensions of patent term are available, but there is no guarantee that we would succeed in obtaining any particular extension — and no guarantee any such extension would confer patent term for a sufficient period of time to exclude others from commercializing products similar or identical to ours. In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent, which is limited to the approved indication (or any additional indications approved during the period of extension). A patent term extension cannot extend the remaining term of a patent beyond 14 years from the date of product approval; only one patent may be extended; and extension is available for only those claims covering the approved drug, a method for using it, or a method for manufacturing it. The applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. An extension may not be granted or may be limited where there is, for example, a failure to exercise due diligence during the testing phase or regulatory review process, failure to apply within applicable deadlines, failure to apply before expiration of relevant patents, or some other failure to satisfy applicable requirements. If this occurs, our competitors may be able to launch their products earlier by taking advantage of our investment in development and clinical trials along with our clinical and preclinical data. This could have a material adverse effect on our business and ability to achieve profitability.
Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our current or any future technologies or product candidates.
Changes in either the patent laws or interpretation of the patent laws in the United States or elsewhere could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. The United States has enacted and implemented wide-ranging patent reform legislation. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law, which could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our owned or in-licensed issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a “first-to-invent” system to a “first-to-file” system. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. These provisions also allow third-party submission of prior art to the USPTO during patent prosecution and set forth additional procedures to challenge the validity of a patent by the USPTO administered post grant proceedings, including derivation, reexamination, inter partes review, post-grant review and interference proceedings. The USPTO developed additional regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our issued owned or in-licensed patents, all of which could have a material adverse impact on our business prospects and financial condition.
As referenced above, for example, courts in the United States continue to refine the heavily fact-and-circumstance-dependent jurisprudence defining the scope of patent protection available for therapeutic antibodies, narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This creates uncertainty about our ability to obtain patents in the future and the value of such patents. We cannot provide assurance that future developments in U.S. Congress, the federal courts and the USPTO will not adversely impact our owned or in-licensed patents or patent applications. The laws and regulations governing patents could change in unpredictable ways that could weaken or prevent our and our licensors’ ability to obtain new patents or to enforce our existing owned or in-licensed patents and patents that we might obtain or in-license in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may have a material adverse effect on our and our licensors’ ability to obtain new patents or to protect and enforce our owned or in-licensed patents or patents that we may obtain or in-license in the future.

Other companies or organizations may challenge our or our licensors’ patent rights or may assert patent rights that prevent us from developing and commercializing any future product candidates.
As the field of antibody-based therapeutics matures, patent applications are being processed by national patent offices around the world. There is uncertainty about which patents will issue, and, if they do, there is uncertainty as to when, to whom, and with what claims. In addition, third parties may attempt to invalidate our or our licensors’ intellectual property rights. Even if such rights are not directly challenged, disputes could lead to the weakening of our or our licensors’ intellectual property rights. Our defense against any attempt by third parties to circumvent or invalidate our intellectual property rights could be costly to us, could require significant time and attention of our management, and could have a material and adverse impact on our profitability, financial condition and prospects or ability to successfully compete.
Further, we cannot guarantee that we are aware of all of patents and patent applications potentially relevant to our technology or products. We may not be aware of potentially relevant third-party patents or applications for several reasons. For example, U.S. applications filed before November 29, 2000, and certain U.S. applications filed after that date that will not be filed outside the U.S. remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our product candidates or platform technologies could have been filed by others without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our platform, our product candidates or the use of our technologies.
Thus, it is possible that one or more third parties will hold patent rights to which we will need a license, which may not be available on reasonable terms or at all. If such third parties refuse to grant us a license to such patent rights on reasonable terms or at all, we may be required to expend significant time and resources to redesign our technology, product candidates or the methods for manufacturing our product candidates, or to develop or license replacement technology, all of which may not be commercially or technically feasible. In such case, we may not be able to market such technology or product candidates and may not be able to perform research and development or other activities covered by these patents. This could have a material adverse effect on our ability to commercialize our product candidates and our business and financial condition.
We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.
Filing, prosecuting and defending patents on current or future technologies or product candidates in all countries throughout the world would be prohibitively expensive. Competitors or other third parties may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export infringing products to territories where we have patent protection or licenses but enforcement is not as strong as that in the United States. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Additionally, the laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as the laws in the United States. Many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, including certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us to stop the infringement of our owned and in-licensed patents or the marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our owned or in-licensed intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and could divert our efforts and attention from other aspects of our business. Such proceedings could also put our owned or in-licensed patents at risk of being invalidated or interpreted narrowly, could put our owned or in-licensed patent applications at risk of not issuing, and could provoke third parties to assert claims against us or our licensors. We or our licensors may not prevail in any lawsuits or other adversarial proceedings that we or our licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our and our licensors’ efforts to enforce such intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or in-license.
Further, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of its patents. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position in the relevant jurisdiction may be impaired and our business prospects may be materially adversely affected.
Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse impact on the success of our business.
Our commercial success depends, in part, upon our ability or the ability of our potential future collaborators to develop, manufacture, market and sell any future product candidates and to use our proprietary technologies without infringing, misappropriating or violating the proprietary and intellectual property rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive and complex litigation regarding patents and other intellectual property rights.
We or our licensors, or any future strategic partners, may be party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to any potential future product candidates and technologies, including derivation, reexamination, inter partes review, post-grant review or interference proceedings before the USPTO and similar proceedings in jurisdictions outside of the United States such as opposition proceedings. In some instances, we may be required to indemnify our licensors for the costs associated with any such adversarial proceedings or litigation. For example, we are obligated under our license agreements with Whitehead to indemnify, hold harmless and defend Whitehead for damages from any claim of any kind arising out of or related to the license agreement with Whitehead. Third parties may assert infringement claims against us, our licensors or our strategic partners based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with us, our licensors or our strategic partners to enforce or otherwise assert their patent rights. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could have a material adverse impact on our ability to utilize the Immunome Discovery Engine or to commercialize any future product candidates. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity by presenting clear and convincing evidence of invalidity. There is no assurance that a court of competent jurisdiction, even if presented with evidence we believe to be clear and convincing, would invalidate the claims of any such U.S. patent.
Further, we cannot guarantee that we will be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we, or our licensors, or any future strategic partners are found to infringe, misappropriate or violate a third-party patent or other intellectual property rights, we could be required to pay damages, including treble damages and attorney’s fees, if we are found to have willfully infringed. In addition, we, or our licensors, or any future strategic partners may choose to seek, or be required to seek, a license from a third party, which may not be available on commercially reasonable terms, if at all. Even if a license can be obtained on commercially reasonable terms, the rights may be non-exclusive, which could give our competitors access to the same technology or intellectual property rights licensed to us, and we could be required to make substantial licensing and royalty payments. We also could be forced, including by court order, to cease utilizing, developing, manufacturing and commercializing the Immunome Discovery Engine or product candidates deemed to be infringing. We may be forced to redesign current or future technologies or products. Any of the foregoing could have a material adverse effect on our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

In addition, we or our licensors may find it necessary to pursue claims or to initiate lawsuits to protect or enforce our owned or in-licensed patent or other intellectual property rights. The cost to us in defending or initiating any litigation or other proceeding relating to our owned or in-licensed patent or other intellectual property rights, even if resolved in our favor, could be substantial, and any litigation or other proceeding could divert our management’s attention. Such litigation or proceedings could materially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Some of our competitors may be able to more effectively sustain the costs of complex patent litigation because they may have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and materially limit our ability to continue our operations. Furthermore, because of the substantial amount of discovery required in connection with certain such proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, such announcements could have a material adverse effect on the price of our common stock.
If we or our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates or our technology, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, claiming patent-ineligible subject matter, lack of novelty, indefiniteness, lack of written description, non-enablement, anticipation or obviousness. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The outcome of such invalidity and unenforceability claims is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we or our licensors and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection for one or more of our product candidates or certain aspects of our platform technology. Such a loss of patent protection could have a material adverse effect on our business, financial condition, results of operations and prospects. Patents and other intellectual property rights also will not protect our product candidates and technologies if competitors or third parties design around such product candidates and technologies without legally infringing, misappropriating or violating our owned or in-licensed patents or other intellectual property rights.
Intellectual property rights of third parties could adversely affect our ability to commercialize our current or future technologies or product candidates, and we might be required to litigate or obtain licenses from third parties to develop or market our current or future technologies or product candidates, which may not be available on commercially reasonable terms or at all.
Because the antibody therapeutics landscape is still evolving, it is difficult to conclusively assess our freedom to operate without infringing, misappropriating or violating third-party rights. There are numerous companies that have pending patent applications and issued patents broadly covering antibodies generally or covering antibodies directed against the same targets as, or targets similar to, those we are pursuing. Our competitive position may materially suffer if patents issued to third parties or other third-party intellectual property rights cover our current or future technologies product candidates or elements thereof or our manufacture or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize current or future technologies, product candidates unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or product candidates. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future technologies or product candidates. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover the Immunome Discovery Engine, our future product candidates, or the use of our technologies. If a third party infringement claim should successfully be brought, we may be required to pay substantial damages or be forced to abandon our current or future technologies or product candidates or to seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.
Third party intellectual property right holders may also actively bring infringement, misappropriation or violation or other claims alleging violations of intellectual property rights against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our current or future technologies or product candidates that are held to be infringing, misappropriating or otherwise violating third-party intellectual property rights. We might, if possible, also be forced to redesign current or future technologies or product candidates so that we no longer infringe, misappropriate or violate the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business, which could have a material adverse effect on our financial condition and results of operations.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
As referenced above, in addition to seeking patent protection for certain aspects of our current or future technologies and product candidates, we also consider trade secrets, including confidential and unpatented know-how, important to the maintenance of our competitive position. However, trade secrets and know-how can be difficult to protect. We protect and plan to protect trade secrets and confidential and unpatented know-how, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants under which they are obligated to maintain confidentiality and to assign their inventions to us. Despite these efforts, we may not obtain these agreements in all circumstances. Moreover, individuals with whom we have such agreements may not comply with their terms. Any of these parties may breach such agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for any such breaches. We may also become involved in inventorship disputes relating to inventions and patents developed by our employees or consultants under such agreements. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret, or securing title to an employee- or consultant-developed invention if a dispute arises, is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions disfavor or are unwilling to protect trade secrets. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent that competitor from using the technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be materially and adversely harmed.
We may be subject to claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets or other proprietary information of our employees’ or consultants’ former employers or their clients.
Many of our employees or consultants and our licensors’ employees or consultants were previously employed at universities or biotechnology or biopharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that one or more of these employees or consultants or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation or arbitration may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or may be enjoined from using such intellectual property. Any such proceedings and possible aftermath would likely divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. A loss of key research personnel or their work product could limit our ability to commercialize, or prevent us from commercializing, our current or future technologies or product candidates, which could materially harm our business. Even if we are successful in defending against any such claims, litigation or arbitration could result in substantial costs and could be a distraction to management.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned and in-licensed patents or applications and any patent rights we may own or in-license in the future. The USPTO and various non-U.S. government patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply with these requirements, and we are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our in-licensed intellectual property. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or platforms, which could have a material adverse effect on our business prospects and financial condition.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we use for name recognition by potential partners or customers in our markets of interest. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be materially adversely affected. Additionally, while we own trademark registrations for the IMMUNOME mark, if such mark was challenged and found to be generic or merely descriptive, we could lose the ability to enforce our name against other parties, including competitors. Furthermore, if a party challenges our trademark rights in the IMMUNOME mark, we would need to expend resources defending our rights.
Intellectual property rights do not necessarily address all potential threats to our business.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business. The following examples are illustrative:
•
others may be able to make compounds or formulations that are similar to our product candidates, but that are not covered by the claims of any patents that we own, license or control;

•
we or any strategic partners might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own, license or control;

•
we or our licensors might not have been the first to file patent applications covering certain of our owned and in-licensed inventions;

•
others may independently develop the same, similar, or alternative technologies without infringing, misappropriating or violating our owned or in-licensed intellectual property rights;

•
it is possible that our owned or in-licensed pending patent applications will not lead to issued patents;

•
issued patents that we own, in-license, or control may not provide us with any competitive advantages, or may be narrowed or held invalid or unenforceable, including as a result of legal challenges;

•
our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;
•
we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such trade secrets or know-how; and

•
the patents of others may have an adverse effect on our business.

Should any of these events occur, they could have a material adverse impact on our business and financial condition.
Risks Related to Government Regulation
Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.
In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, or the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. pharmaceutical industry. Among the provisions of the ACA, of greatest importance to the pharmaceutical and biotechnology industry are the following:
•
an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

•
an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP;

•
a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics that are inhaled, infused, instilled, implanted or injected;

•
extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•
expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•
a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and increased to 70% pursuant to the Bipartisan Budget Act of 2018, or BBA, starting January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•
expansion of the entities eligible for discounts under the Public Health program;

•
a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•
establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending; and

•
implementation of the federal physician payment transparency requirements, sometimes referred to as the “Physician Payments Sunshine Act.”

Some of the provisions of the ACA have yet to be fully implemented, and there have been legal and political challenges to certain aspects of the ACA. Since January 2017, President Trump has signed two executive orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the ACA have been signed into law. The Tax Cuts and Jobs Act of 2017, or the Tax Act, includes a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, that is commonly referred to as the “individual mandate.” Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. On December 20, 2019, President Trump signed into law the Further Consolidated Appropriations Act (H.R. 1865), which repeals the Cadillac tax, the health insurance provider tax, and the medical device excise tax. Further, the BBA, among other things, amended the ACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” In July 2018, CMS published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. Since then, the ACA risk adjustment program payment parameters have been updated annually. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate is an inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional, and remanded the case to the lower court to reconsider its earlier invalidation of the full ACA. On March 2, 2020, the U.S. Supreme Court granted the petitions for writs of certiorari to review the case, although it is unclear when a decision will be made or how the Supreme Court will rule. In addition, there may be other efforts to challenge, repeal or replace the ACA.
In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional Congressional action is taken. These Medicare sequester reductions have been suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers. Additionally, there has been heightened governmental scrutiny recently over the manner in which manufacturers set prices for their marketed products. For example, there have been several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration’s budget proposal for fiscal year includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Further, the Trump administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. HHS has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. On July 24, 2020, President Trump signed four Executive Orders aimed at lowering drug prices. The Executive Orders direct the Secretary of HHS to: (1) eliminate protection under an Anti-Kickback Statute safe harbor for certain retrospective price reductions provided by drug manufacturers to sponsors of Medicare Part D plans or pharmacy benefit managers that are not applied at the point-of-sale; (2) allow the importation of certain drugs from other countries through individual waivers, permit the re-importation of insulin products, and prioritize finalization of the proposed rule to permit the importation of drugs from Canada; (3) ensure that payment by the Medicare program for certain Medicare Part B drugs is not higher than the payment by other comparable countries (depending on whether pharmaceutical manufacturers agree to other measures); and (4) allow certain low-income individuals receiving insulin and epinephrine purchased by a Federally Qualified Health Center, or FQHC, as part of the 340B drug program to purchase those drugs at the discounted price paid by the FQHC. Although a number of these, and other potential, proposals will require additional authorization to become effective, Congress and the executive branch have each indicated that it will continue to seek new legislative or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures and, in some cases, designed to encourage importation from other countries and bulk purchasing. These new laws and initiatives may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our future customers and accordingly, our financial operations.
We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.
If we or potential future partners, manufacturers or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to develop, market and sell our products and may harm our reputation.
Healthcare providers, physicians and third-party payors, among others, will play a primary role in the prescription and recommendation of any product candidates for which we obtain marketing approval. Our current and future arrangements with third-party payors, providers and customers, among others, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:
•
the federal Anti-Kickback Statute, which prohibits, among other things, a person or entity from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease order, arranging for or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, by a federal healthcare program, such as Medicare or Medicaid. The term remuneration has been interpreted broadly to include anything of value. Further, courts have found that if “one purpose” of remuneration is to induce referrals, the federal Anti-Kickback statute is violated. Violations are subject to significant civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers, among others, on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. In addition, a violation of the Anti-Kickback Statute can form the basis for a violation of the federal False Claims Act (discussed below);

•
federal civil and criminal false claims laws and civil monetary penalties laws, including the federal False Claims Act, which provides for civil whistleblower or qui tam actions, that impose penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a referral made in violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring qui tam actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery or settlement. When an entity is determined to have violated the FCA, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;
•
HIPAA, which imposes criminal and civil liability for executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•
HIPAA, as amended by HITECH, and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•
the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

•
the federal transparency requirements known as the federal Physician Payments Sunshine Act, created as part of ACA, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to CMS information related to payments and other transfers of value made by that entity to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners; and

•
analogous local, state and foreign laws and regulations, such as state anti-kickback and false claims laws that may apply to healthcare items or services reimbursed by third party payors, including private insurers; local, state and foreign transparency laws that require manufacturers to report information related to payments and transfers of value to other healthcare providers and healthcare entities, marketing expenditures, or drug pricing; state laws that require pharmaceutical companies to register certain employees engaged in marketing activities in the location and comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Ensuring that our future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements. If our operations are found to be in violation of any such requirements, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, individual imprisonment, disgorgement, contractual damages, reputational harm, exclusion from participation in government healthcare programs, integrity obligations, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private qui tam actions brought by individual whistleblowers in the name of the government, refusal to allow us to enter into supply contracts, including government contracts, additional reporting requirements and oversight if subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.
Any future product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.
The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product.
Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement BPCIA may be fully adopted by the FDA, any such processes could have an adverse effect on the future commercial prospects for our biological products.
There is a risk that any of our future product candidates approved as a biological product under a BLA would not qualify for the 12-year period of exclusivity or that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our future product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. If competitors are able to obtain marketing approval for biosimilars referencing our future candidates, if approved, our products may become subject to competition from such biosimilars, with the attendant competitive pressure and potential adverse consequences.
Disruptions at the FDA, the SEC and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the Securities and Exchange Commission, or SEC, and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, in recent years, including in 2018 and 2019, the U.S. government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical employees and stop critical activities. Separately, in response to the COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most inspections of foreign manufacturing facilities and products. On March 18, 2020, the FDA announced its intention to temporarily postpone routine surveillance inspections of domestic manufacturing facilities and provided guidance regarding the conduct of clinical trials, which guidance continues to evolve. In April 2020, the FDA stated that its New Drug Program was continuing to meet program user fee performance goals, but due to many agency staff working on COVID-19 activities, it was possible that the FDA would not be able to sustain that level of performance indefinitely. As of June 23, 2020, the FDA noted it was conducting mission critical domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA quality standards. On July 10, 2020, the FDA announced its goal of restarting domestic on-site inspections during the week of July 20, 2020, but such activities will depend on data about the virus’ trajectory in a given state and locality and the rules and guidelines that are put in place by state and local governments. The FDA has developed a rating system to assist in determining when and where it is safest to conduct prioritized domestic inspections. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic.
Additionally, as of June 23, 2020, the FDA noted it was continuing to ensure timely reviews of applications for medical products during the COVID-19 pandemic in line with its user fee performance goals. On July 16, 2020, the FDA noted that it is continuing to expedite oncology product development with its staff teleworking full-time. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, in our operations as a public company, future government shutdowns or delays could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.
If we fail to comply with U.S. and foreign regulatory requirements, regulatory authorities could limit or withdraw any marketing or commercialization approvals we may receive and subject us to other penalties that could materially harm our business.
Even if we receive marketing and commercialization approval of a product candidate, we will be subject to continuing regulatory requirements, including in relation to adverse patient experiences with the product and clinical results that are reported after a product is made commercially available, both in the United States and any foreign jurisdiction in which we seek regulatory approval. The FDA has significant post-market authority, including the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate safety risks related to the use of a product or to require withdrawal of the product from the market. The FDA also has the authority to require a Risk Evaluation and Mitigation Strategy, or a REMS, after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug or therapeutic biologic. The manufacturer and manufacturing facilities we use to make a future product, if any, will also be subject to periodic review and inspection by the FDA and other regulatory agencies, including for continued compliance with cGMP requirements. The discovery of any new or previously unknown problems with our third party manufacturers, manufacturing processes or facilities may result in restrictions on the product, manufacturer or facility, including withdrawal of the product from the market. We intend to rely on third-party manufacturers and we will not have control over compliance with applicable rules and regulations by such manufacturers. Any product promotion and advertising will also be subject to regulatory requirements and continuing regulatory review. If we or our existing or future partners, manufacturers or service providers fail to comply with applicable continuing regulatory requirements in the United States or foreign jurisdictions in which we seek to market our products, we or they may be subject to, among other things, fines, warning letters, holds on clinical trials, delay of approval or refusal by the FDA to approve pending applications or supplements to approved applications, suspension or withdrawal of regulatory approval, product recalls and seizures, administrative detention of products, refusal to permit the import or export of products, operating restrictions, injunction, civil penalties and criminal prosecution.
Even if we are able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.
Our ability to commercialize any products successfully will depend, in part, on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, such as government authorities, private health insurers and health maintenance organizations. Patients who are prescribed medications for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Coverage and adequate reimbursement from government healthcare programs, such as Medicare and Medicaid, and private health insurers are critical to new product acceptance. Patients are unlikely to use our future products, if any, unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost.
In the United States, no uniform policy for coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for our products can differ significantly from payor to payor. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the reimbursement rate that the payor will pay for the product. One payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product. Third-party payors may also limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication. We cannot be sure that coverage and reimbursement will be available for, or accurately estimate the potential revenue from, our product candidates or assure that coverage and reimbursement will be available for any product that we may develop.
A decision by a third-party payor not to cover or not to separately reimburse for products could reduce physician utilization of our products once approved. Assuming there is coverage for our product candidates by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. We cannot be sure that coverage and reimbursement in the United States will be available for our current or future product candidates, or for any procedures using such product candidates, and any reimbursement that may become available may not be adequate or may be decreased or eliminated in the future.
Cost-containment is a priority in the U.S. healthcare industry and elsewhere. As a result, government authorities and other third party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors also may request additional clinical evidence beyond the data required to obtain marketing approval, requiring a company to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its product. Commercial third-party payors often rely upon Medicare coverage policy and payment limitations in setting their reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Therefore, coverage and reimbursement for pharmaceutical products in the United States can differ significantly from payor to payor. Factors payors consider in determining reimbursement are based on whether the product is:
•
a covered benefit under its health plan;

•
safe, effective and medically necessary;

•
appropriate for the specific patient;

•
cost-effective; and

•
neither experimental nor investigational.

Additionally, the regulations that govern regulatory approvals, pricing and reimbursement for new drugs and therapeutic biologics vary widely from country to country. Some countries require approval of the sale price of a drug or therapeutic biologic before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain regulatory approval. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower.
We are subject to U.S. and foreign anti-corruption and anti-money laundering laws with respect to our operations and non-compliance with such laws can subject us to criminal or civil liability and harm our business.
We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, third-party intermediaries, joint venture partners and collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We interact with officials and employees of government agencies and government-affiliated hospitals, universities and other organizations. In addition, we may engage third-party intermediaries to promote our clinical research activities abroad or to obtain necessary permits, licenses and other regulatory approvals. We can be held liable for the corrupt or other illegal activities of these third party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize or have actual knowledge of such activities.
In connection with this offering, we intend to adopt a Code of Business Conduct and Ethics, which will be effective upon the closing of this offering, and expect to prepare and implement policies and procedures to ensure compliance with such code. The Code of Business Conduct and Ethics will mandate compliance with the FCPA and other anti-corruption laws applicable to our business throughout the world. However, we cannot assure you that our employees and third-party intermediaries will comply with this code or such anti-corruption laws. Noncompliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas, investigations or other enforcement actions are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause us to appoint an independent compliance monitor which can result in added costs and administrative burdens.
The United Kingdom’s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.
Following the result of a referendum in 2016, the United Kingdom left the European Union on January 31, 2020, commonly referred to as Brexit. Pursuant to the formal withdrawal arrangements agreed to by the United Kingdom and the European Union, the United Kingdom will be subject to a transition period until December 31, 2020, or the Transition Period, during which European Union rules will continue to apply. Negotiations between the United Kingdom and the European Union are expected to continue in relation to the customs and trading relationship between the United Kingdom and the European Union following the expiry of the Transition Period.
Since a significant proportion of the regulatory framework in the United Kingdom applicable to our business and our product candidates is derived from European Union directives and regulations, Brexit, following the Transition Period, could materially impact the regulatory regime with respect to the development, manufacture, importation, approval and commercialization of our product candidates in the United Kingdom or the European Union. For example, as a result of the uncertainty surrounding Brexit, the EMA relocated to Amsterdam from London. Following the Transition Period, the United Kingdom will no longer be covered by the centralized procedures for obtaining European Union-wide marketing and manufacturing authorizations from the EMA and, unless a specific agreement is entered into, a separate process for authorization of drug products will be required in the United Kingdom, the potential process for which is currently unclear. Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of Brexit or otherwise, would prevent us from commercializing our product candidates in the United Kingdom or the European Union and limit our ability to generate revenue and achieve and sustain profitability. In addition, we may be required to pay taxes or duties or be subjected to other hurdles in connection with the importation of our product candidates into the European Union, or we may incur expenses in establishing a manufacturing facility in the European Union in order to circumvent such hurdles. If any of these outcomes occur, we may be forced to restrict or delay efforts to seek regulatory approval in the United Kingdom or the European Union for our product candidates, or incur significant additional expenses to operate our business, which could significantly and materially harm or delay our ability to generate revenues or achieve profitability of our business. Any further changes in international trade, tariff and import/export regulations as a result of Brexit or otherwise may impose unexpected duty costs or other non-tariff barriers on us. These developments, or the perception that any of them could occur, may significantly reduce global trade and, in particular, trade between the impacted nations and the United Kingdom. It is also possible that Brexit may negatively affect our ability to attract and retain employees, particularly those from the European Union.
Comprehensive tax reform bills could adversely affect our business and financial condition.
On December 20, 2017, the U.S. Congress passed the Tax Act, enacting comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes include, among others: a permanent reduction to the corporate income tax rate; a partial limitation on the deductibility of business interest expense; a shift of the U.S. taxation of multinational corporations from a tax on worldwide income to a territorial system (along with certain rules designed to prevent erosion of the U.S. income tax base); and a one-time tax on accumulated offshore earnings held in cash and illiquid assets, with the latter taxed at a lower rate. Notwithstanding the reduction in the corporate income tax rate, the overall impact of this tax reform remains uncertain, and our business and financial condition could be adversely affected. Additionally, on March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act, the CARES Act, which, among other things, suspends the 80% limitation on the deduction for NOLs arising in taxable years beginning before January 1, 2021, permits a 5-year carryback of NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021, and generally modifies the limitation on the deduction for net interest expense to 50% of adjusted taxable income for taxable years beginning in 2019 and 2020. It cannot be predicted whether, when, in what form or with what effective dates tax laws, regulations and rulings may be enacted, promulgated or issued, which could result in an increase in our or our shareholders’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law. This prospectus does not provide an in-depth discussion of any such tax legislation or the manner in which it might affect purchasers of our common stock. We urge our stockholders to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our common stock.
Risks Related to Our Common Stock and This Offering
An active trading market for our common stock may not develop.
Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters.

Although we have applied to list our common stock on The Nasdaq Capital Market, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares or at all.
Our stock price may be volatile and purchasers of our common stock in this offering could incur substantial losses.
The trading price of our common stock following this offering is likely to be volatile. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including the other risks described in this section of the prospectus titled “Risk Factors” and the following:
•
our ability to advance potential future product candidates into the clinic;

•
results of preclinical studies and clinical trials of our potential future product candidates, or those of our competitors or potential future partners;

•
regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to our products;

•
the success of competitive products or technologies;

•
introductions and announcements of new products by us, our future commercialization partners, or our competitors, and the timing of these introductions or announcements;

•
actions taken by regulatory agencies with respect to our products, clinical trials, manufacturing process or sales and marketing terms;

•
actual or anticipated variations in our financial results or those of companies that are perceived to be similar to us;

•
the success of our efforts to acquire or in-license additional technologies, products or product candidates;

•
developments concerning any future collaborations, including, but not limited to, those with our sources of manufacturing supply and our commercialization partners;

•
market conditions in the pharmaceutical and biotechnology sectors;

•
announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•
developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our products;

•
our ability or inability to raise additional capital and the terms on which we raise it;

•
the recruitment or departure of key personnel;

•
changes in the structure of healthcare payment systems;

•
actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

•
our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•
fluctuations in the valuation of companies perceived by investors to be comparable to us;

•
announcement and expectation of additional financing efforts;

•
speculation in the press or investment community;

•
trading volume of our common stock;

•
sales of our common stock by us or our stockholders;

•
the concentrated ownership of our common stock;

•
changes in accounting principles;

•
terrorist acts, acts of war or periods of widespread civil unrest;

•
natural disasters and other calamities; and

•
general economic, industry and market conditions.

In addition, the stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that has been often unrelated to the operating performance of the issuer, including very recently in connection with the ongoing COVID-19 pandemic, which has resulted in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. These broad market and industry factors and other adverse effects or developments relating to the ongoing COVID-19 pandemic, may seriously harm the market price of our common stock, regardless of our operating performance. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, operating results, or financial condition.
You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.
If you purchase common stock in this offering, assuming a public offering price of $          per share, the midpoint of the range set forth on the cover of this prospectus, you will incur immediate and substantial dilution of $          per share, representing the difference between the assumed initial public offering price of $          per share and our pro forma net tangible book value per share as of June 30, 2020 after giving effect to this offering, the conversion of all outstanding shares of our Series A convertible preferred stock into common stock immediately upon the closing of this offering. Moreover, we have issued options and warrants to acquire common stock and securities convertible into common stock at prices significantly below the assumed initial public offering price. As of June 30, 2020, there were 6,021,227 shares of our common stock subject to outstanding options, 6,144,631 shares of our Series A convertible preferred stock subject to outstanding warrants and 34,021,774 shares of common stock issuable upon conversion of our outstanding Series A convertible preferred stock. Subsequent to June 30, 2020, we granted options for 1,949,892 shares of our common stock. Additionally, we may become obligated to sell up to 2,333,333 shares of our common stock at a purchase price of $1.50 per share to certain of our current stockholders following the closing of this offering and upon achievement of specified milestones. To the extent that any of these outstanding securities or obligations are ultimately exercised, converted or settled, you will incur further dilution.
The future issuance of equity or of debt securities that are convertible into equity would dilute our share capital.
We may choose to raise additional capital in the future, depending on market conditions, strategic considerations and operational requirements. To the extent that additional capital is raised through the issuance of shares of our common stock or other securities convertible into shares of our common stock, our stockholders will be diluted. Future issuances of our common stock or other equity securities, or the perception that such sales may occur, could adversely affect the trading price of our common stock and impair our ability to raise capital through future offerings of shares or equity securities. No prediction can be made as to the effect, if any, that future sales of common stock or the availability of common stock for future sales will have on the trading price of our common stock.
Because our management will have flexibility in allocating the net proceeds from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.
We intend to use the net proceeds to us from this offering to fund further development of our IMM-ONC-01 and IMM-BCP-01 programs, to advance our research pipeline, and to fund other research activities, including activities related to improvements to our proprietary Immunome Discovery Engine, working capital and general corporate purposes. We may also use a portion of the net proceeds from this offering to in-license, acquire or invest in complementary businesses, technologies, products or assets. However, we have no current commitments or obligations to do so. Therefore, our management will have flexibility in allocating the net proceeds from this offering. Accordingly, you will be relying on the judgment of our management with regard to the allocation of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being allocated appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.
If securities or industry analysts do not publish research or reports about our company, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of our company, the trading price for our common stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property rights or our common stock performance, or if our target studies and operating results fail to meet the expectations of the analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.
Based on the beneficial ownership of our capital stock as of June 30, 2020, prior to this offering our executive officers and directors, together with holders of 5% or more of our capital stock before this offering and their respective affiliates, beneficially owned approximately 45.8% of our and common stock on an as-converted basis and assuming entities affiliated with purchase shares of our common stock in this offering, that same group will hold approximately    % of our common stock after the offering (assuming no exercise of the underwriters option to purchase additional shares, no purchase of shares by this group other than shares of common stock by and no exercise of outstanding options). As a result, these stockholders, if acting together, will continue to have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction.
The interests of these stockholders may not be the same as, and may even conflict with, your interests. For example, these stockholders could delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.
Sales of a substantial number of shares of our common stock by our existing stockholders in the public market could cause our stock price to fall.
If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based on 34,021,772 shares of Series A convertible preferred stock and 6,674,441 shares of common stock outstanding at June 30, 2020, and after giving effect to the conversion of our outstanding Series A convertible preferred stock, immediately upon the closing of this offering we will have outstanding a total of           shares of common stock, assuming no exercise of any warrants to purchase shares of Series A convertible preferred stock that will become warrants to purchase common stock in connection with the closing of this offering. Of these shares, only the shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’

option to purchase additional shares, will be freely tradable without restriction in the public market immediately following this offering.
We expect that the lock-up agreements pertaining to this offering will expire after 180 days from the date of this prospectus. Ladenburg Thalmann & Co. Inc., however, may, in its sole discretion, permit our officers, directors and other stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements. In addition, shares of common stock that are either subject to outstanding options or reserved for future issuance under our 2008 Plan, 2018 Plan and 2020 Plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act of 1933, as amended, or the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.
After this offering, the holders of 34,021,772 shares of our common stock (including common stock issuable upon conversion of Series A convertible preferred stock) at June 30, 2020 will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the 180-day lock-up agreements described above. Certain of these holders will also be entitled to purchase up to an aggregate of 1,666,666 additional shares of our common stock, following the closing of this offering and upon achievement of specified milestones, which shares will also be subject to these registration rights. See “Description of Capital Stock — Registration Rights.” Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by affiliates, as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.
Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our 2020 Plan, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.
We expect that significant additional capital may be needed in the future to continue our planned operations, including further development of the Immunome Discovery Engine, preparing IND filings, conducting clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock, including shares of common stock sold in this offering.
Pursuant to our 2020 Plan, our management is authorized to grant stock options to our employees, directors and consultants. Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under our 2020 Plan is           shares. Additionally, the number of shares of our common stock reserved for issuance under our 2020 Plan will automatically increase on January 1 of each year, beginning on January 1, 2021 and continuing through and including January 1, 2031, by    % of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors. Unless our board of directors elects not to increase the number of shares available for future grant each year, our stockholders may experience additional dilution, which could cause our stock price to fall.
We are an “emerging growth company” and our election of reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus. We could be an emerging growth company for up to five years following the completion of this offering, although circumstances could cause us to lose that status earlier, including if we are deemed to be a “large accelerated filer,” which occurs when the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, in which case we would no longer be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we could still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of an exemption that allows us to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, we will not be subject to the same new or revised accounting standards as other public companies that comply with the public company effective dates, including but not limited to the new lease accounting standard. We have also elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result of these elections, the information that we provide to our stockholders may be different than you might receive from other public reporting companies. However, if we later decide to opt out of the extended period for adopting new accounting standards, we would need to disclose such decision and it would be irrevocable.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified members of our board of directors. However, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
Our ability to use our net operating loss carryforwards and certain tax credit carryforwards may be subject to limitation.
We have incurred substantial losses during our history and do not expect to become profitable in the near future, and we may never achieve profitability. Unused U.S. federal net operating losses, or NOLs, for taxable years beginning before January 1, 2018, may be carried forward to offset future taxable income, if any, until such unused NOLs expire. Under legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act, or the Tax Act, as modified by legislation enacted on March 27, 2020, entitled the Coronavirus Aid,

Relief, and Economic Security Act, or the CARES Act, U.S. federal NOLs incurred in taxable years beginning after December 31, 2017, can be carried forward indefinitely, but the deductibility of such U.S. federal NOLs in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act. Our NOL carryforwards and R&D credits are subject to review and possible adjustment by federal and state tax authorities.
As of December 31, 2019, we had federal and state net operating loss carryforwards of $35.3 million and $35.3 million, respectively, which are available to reduce future taxable income. Federal net operating loss carryforwards of $7.9 million and $10.4 million generated in 2019 and 2018, respectively, will be limited to offset 80% of our taxable income for taxable years beginning after December 31, 2020. Certain federal and state net operating loss carryforwards expire at various dates through 2039. As of December 31, 2019, we had cumulative federal R&D tax credits of $1.3 million. These tax credit carryforwards will expire at various dates through 2039.
Under Section 382 of the Code, changes in our ownership may limit the amount of our net operating loss carryforwards and tax credit carryforwards that could be utilized annually to offset our future taxable income, if any. This limitation would generally apply in the event of a cumulative change in ownership of our company of more than 50% within a three-year period. Any such limitation may significantly reduce our ability to utilize our net operating loss carryforwards and tax credit carryforwards before they expire. Private placements and other transactions that have occurred since our inception, as well as our initial public offering, may trigger such an ownership change pursuant to Section 382. Any such limitation, whether as the result of the initial public offering, prior private placements, sales of our common stock by our existing stockholders or additional sales of our common stock by us, could have a material adverse effect on our results of operations in future years. The reduction of the corporate tax rate under the Tax Cuts and Jobs Act of 2017 may cause a reduction in the economic benefit of our net operating loss carryforwards and other deferred tax assets available to us.
Our lack of internal controls over financial reporting may affect the market for and price of our common stock.
Our internal controls over financial reporting are not effective. We do not have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. Our financial condition makes it difficult for us to implement a system of internal control over financial reporting, and we cannot assure you that we will be able to develop and implement the necessary controls. The absence of internal control over financial reporting may inhibit investors from purchasing our stock and may make it more difficult for us to raise capital or borrow money and subject us to sanctions or investigations by The Nasdaq Stock Market LLC, the SEC or other regulatory authorities. In addition, our common stock may not be able to remain listed on The Nasdaq Capital Market or any other securities exchange. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in developing or maintaining internal control.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Upon completion of this offering, we will become subject to certain reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.
We have identified material weaknesses in our internal control over financial reporting. If our remediation of the material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.
Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with our preparation and the audits of our financial statements as of and for the years ended December 31, 2018 and 2019, we and our auditor identified material weaknesses as defined under the Exchange Act and by the Public Company Accounting Oversight Board (United States) in our internal control over financial reporting. The material weaknesses relate to the design of our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.
The material weaknesses that we identified related to the lack of review of journal entries, lack of timely and effective review of financial statement account balances and our lack of maintaining a sufficient complement of personnel commensurate with our accounting and reporting requirements. Currently, we rely primarily on consultants to provide many accounting, bookkeeping and administrative services, and these material weaknesses remained unremediated. To address these material weaknesses, we will need to add personnel as well as implement new financial processes. We intend to take steps to remediate the material weaknesses described above through hiring additional qualified accounting and financial reporting personnel, including actively recruiting for accounting personnel, and further evolving our accounting processes and policies. We will not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time. However, the implementation of these measures may not fully address these material weaknesses in our internal control over financial reporting, and we may not be able to conclude that they have been fully remedied. Our failure to correct these material weaknesses or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and make related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price and listing of our shares, may be materially and adversely affected. We cannot assure you that all of our existing material weaknesses have been identified, or that we will not in the future identify additional material weaknesses.
We and our auditor were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2018 and 2019 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot provide assurance that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404 after the completion of this offering.
If we fail to remediate the material weaknesses identified above, our management may conclude that our internal control over financial reporting is not effective. This conclusion could adversely impact the market price of our shares due to a loss of investor confidence in the reliability of our reporting processes. Furthermore, if we fail to establish and maintain effective internal control over financial reporting in the future, our operating results and our ability to operate our business could be harmed.
Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We may incur significant costs from litigation due to our expected stock volatility.
Our stock price may fluctuate for many reasons, including as a result of public announcements regarding the progress of our development efforts for the Immunome Discovery Engine and our future product candidates, the development efforts of future partners or competitors, the addition or departure of our key personnel, variations in our quarterly operating results and changes in market valuations of biopharmaceutical and biotechnology companies. This risk is especially relevant to us because biopharmaceutical and biotechnology companies have experienced significant stock price volatility in recent years. When the market price of a stock has been volatile as our stock price may be, holders of that stock have occasionally brought securities litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that will be effective upon the closing of this offering may delay or prevent an acquisition of our company or a change in our management. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions include:
•
a prohibition on actions by our stockholders by written consent;

•
a requirement that special meetings of stockholders, which our company is not obligated to call more than once per calendar year, be called only by the chairman of our board of directors, our chief executive officer, or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

•
advance notice requirements for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings;

•
division of our board of directors into three classes, serving staggered terms of three years each; and

•
the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, as amended, or DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. These provisions would apply even if the proposed merger or acquisition could be considered beneficial by some stockholders.
Our amended and restated certificate of incorporation that will be in effect at the closing of this offering will provide that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions.
The choice of forum provision in our certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees and may discourage these types of lawsuits. Alternatively, a stockholder may nevertheless seek to bring a claim in a venue other than that designated in the exclusive forum provision. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provision of our certificate of incorporation. If a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur significant additional costs associated with resolving such action in other jurisdictions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are contained principally in the sections of this prospectus titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain.
These forward-looking statements include statements about:
•
the initiation, timing, progress and results of our research and development programs, preclinical studies, any clinical trials and IND and other regulatory submissions;

•
our expectations regarding our ability to leverage the Immunome Discovery Engine to identify antibodies that may have the potential for use as therapeutics and/or diagnostics across a broad therapeutic landscape;

•
our expectations and beliefs regarding the market for oncology therapies or COVID-19 treatments and the rate and degree of market acceptance of any approved product candidates;

•
our or a potential future collaborator’s ability to obtain and maintain regulatory approval of any of our current or potential future product candidates;

•
the implementation of our business model and strategic plans for our business, technologies, and current or potential future product candidates;

•
our or any potential future collaborator’s ability to obtain and maintain intellectual property protection for our Immunome Discovery Engine and current or potential future product candidates and our ability to operate our business without infringing the intellectual property rights of others;

•
the potential impacts of the ongoing COVID-19 pandemic on our business and operations, as well as those of our current and future collaborators and of the FDA; and

•
our use of net proceeds to us from this offering.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the section titled “Risk Factors” and elsewhere in this prospectus. We also operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances described in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements contained in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, events, circumstances or achievements reflected in the forward-looking statements will ever be achieved or occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA
This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties as well as our own estimates of potential market opportunities. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that these third-party sources and estimates are reliable, but have not independently verified them. Our estimates of the potential market opportunities for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe that our internal assumptions are reasonable, no independent source has verified such assumptions.
In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately        million, or approximately $       million if the underwriters exercise in full their option to purchase additional shares from us, in each case after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and based on an assumed initial public offering price of $       per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
Each $1.00 increase or decrease in the assumed initial public offering price of $       per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us from this offering by approximately $       million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us. We may also increase or decrease the number of shares we are offering. Each 1,000,000 share increase or decrease in the number of shares offered by us would increase or decrease the net proceeds to us from this offering by approximately $       million, assuming that the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions payable by us.
We intend to use the net proceeds of this offering, together with our existing cash, as follows:
•
approximately $      million to $      million to fund further development of our IMM-ONC-01 program;

•
approximately $      million to $      million to fund further development of our IMM-BCP-01 program;

•
approximately $      million to $      million to advance our research pipeline; and

•
the remainder to fund other research and development activities, including activities related to our proprietary Immunome Discovery Engine, working capital and general corporate purposes.

We may also use a portion of the remaining net proceeds to in-license, acquire or invest in complementary businesses, technologies, products or assets. However, we have no current commitments or obligations to do so.
Based on our current plans, we believe that our existing cash, together with the net proceeds from this offering, will enable us to fund our operating expenses and capital expenditure requirements into       . The expected net proceeds from this offering will not be sufficient for us to fund any of our product candidates through regulatory approval, and we will need to raise substantial additional capital to complete the development and commercialization of our product candidates. For additional information regarding our potential capital requirements, see “Risk Factors.”
This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as such plans and conditions evolve. Predicting the cost necessary to develop product candidates can be difficult, and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from preclinical studies and clinical trials, any collaborations that we may enter into with third parties and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

DIVIDEND POLICY
We have never declared or paid any dividends on our capital stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in any future debt agreements and other factors that our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash and our capitalization as of June 30, 2020:
•
on an actual basis;

•
on a pro forma basis, to reflect (1) the automatic conversion of all outstanding shares of our Series A convertible preferred stock into an aggregate of 34,021,772 shares of our common stock upon the closing of this offering, (2) the automatic reclassification of the liability of all of our outstanding warrants to purchase an aggregate of 6,144,631 shares of our Series A convertible preferred stock into additional paid-in capital for warrants to purchase an equivalent number of shares of our common stock and no exercise of these warrants, the related reclassification of preferred stock warrant liability to stockholders’ equity and (3) the filing of our amended and restated certificate of incorporation, which will be filed in connection with this offering; and

•
on a pro forma as adjusted basis to reflect further (1) the pro forma items described immediately above and (2) the sale of shares of common stock in this offering at an assumed initial public offering price of $       per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information below is illustrative only, and our capitalization following the closing of this offering will depend on the actual initial public offering price and other terms of the offering determined at the pricing of this offering.
You should read this table together with the sections of this prospectus titled “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.
	As of June 30, 2020
	ACTUAL	PRO FORMA	PRO FORMA AS ADJUSTED(1)
	(In thousands, except share and per share data)
Cash	$9,789	$9,789	$
Preferred stock warrant liability	$1,522	$—	$
Series A convertible preferred stock, $0.0001 par value per share; 45,000,000 shares authorized, 34,021,772 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted:	48,391	—
Stockholders’ (deficit) equity:
Common stock, $0.0001 par value per share; 65,000,000 shares authorized, 6,674,441 shares issued and outstanding, actual; shares authorized, 40,696,213 shares issued and outstanding, pro forma and shares issued and outstanding, pro forma as adjusted	1	4
Preferred stock, $0.0001 par value per share; no shares authorized, issued or outstanding, actual; shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	—	—
Additional paid-in capital	1,114	51,024
Accumulated deficit	(41,944)	(41,944)
Total stockholders’ (deficit) equity	(40,829)	9,084
Total capitalization	$9,084	$9,084	$

(1)
The pro forma as adjusted information set forth above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00

increase or decrease in the assumed initial public offering price of $    per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease pro forma as adjusted cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $    million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us. We may also increase or decrease the number of shares we are offering. Each 1,000,000 share increase or decrease in the number of shares offered by us would increase or decrease pro forma as adjusted cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $     million, assuming that the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions payable by us.
The number of shares of our common stock shown as issued and outstanding in the table above is based on 40,696,213 shares of our common stock outstanding as of June 30, 2020, which gives effect to the conversion of all outstanding shares of Series A convertible preferred stock into an aggregate of 34,021,772 shares of common stock, and excludes:
•
warrants to purchase 6,144,631 shares of our Series A convertible preferred stock at an exercise price of $1.50 per share, which will become warrants to purchase 6,144,631 shares of our common stock at an exercise price of $1.50 per share in connection with the closing of this offering;

•
6,021,227 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2020, at a weighted-average exercise price of $0.08 per share;

•
3,739,658 shares of our common stock reserved for future issuance under our Amended and Restated 2018 Equity Incentive Plan, or 2018 Plan, as of June 30, 2020;

•
        shares of our common stock reserved for future issuance pursuant to our 2020 Equity Incentive Plan, or 2020 Plan, which will become effective upon the execution of the underwriting agreement related to this offering, as well as any shares reserved pursuant to provisions in our 2020 Plan that automatically increase the number of shares of common stock reserved for issuance under the 2020 Plan;

•
        shares of our common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan, or ESPP, which will become effective upon the execution of the underwriting agreement related to this offering, as well as any shares reserved pursuant to provisions in the ESPP that automatically increase the number of shares of common stock reserved for issuance under the ESPP; and

•
up to 2,333,333 shares of our common stock that may become issuable at a purchase price of $1.50 per share to certain of our current stockholders following the closing of this offering and upon achievement of specified milestones.

DILUTION
If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.
Our historical net tangible book value (deficit) as of June 30, 2020 was $(40.8) million, or $(6.12) per share of common stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities and preferred stock, which is not included within stockholders’ deficit. Historical net tangible book value per share is our historical net tangible book value divided by the number of shares of common stock outstanding as of June 30, 2020.
Our pro forma net tangible book value as of June 30, 2020 was $9.1 million, or $0.22 per share of common stock. Pro forma net tangible book value per share is our pro forma net tangible book value divided by the total number of shares of common stock outstanding as of June 30, 2020, after giving effect to (1) the automatic conversion of all outstanding shares of our Series A convertible preferred stock into an aggregate of 34,021,722 shares of our common stock upon the closing of this offering and (2) the automatic reclassification of all of our outstanding warrants to purchase an aggregate of 6,144,631 shares of our Series A convertible preferred stock into warrants to purchase an equivalent number of shares of our common stock and no exercise of these warrants and the related reclassification of preferred stock warrant liability to stockholders’ equity.
Our pro forma as adjusted net tangible book value is our pro forma net tangible book value, after giving further effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Our pro forma as adjusted net tangible book value as of June 30, 2020 was $      million, or $      per share of common stock. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $      per share to our existing stockholders and an immediate dilution of $       per share to new investors participating in this offering. We determine dilution per share to new investors by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed initial public offering price per share paid by new investors.
The following table illustrates this dilution on a per share basis to new investors:
Assumed initial public offering price per share			$
Historical net tangible book value per share as of June 30, 2020		$(6.12)
Increase per share attributable to the pro forma adjustments described above		6.34
Pro forma net tangible book value per share as of June 30, 2020		0.22
Increase in pro forma net tangible book value per share attributed to new investors purchasing shares from us in this offering
Pro forma as adjusted net tangible book value per share after giving effect to this offering
Dilution per share to new investors participating in this offering	$
The pro forma dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of $       per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted net tangible book value per share by $      per share and the dilution per share to investors participating in this offering by $      per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. We may also increase or decrease the number of shares we are offering. Each 1,000,000 share increase in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase the pro forma as adjusted net tangible book value per share by $      and decrease the dilution per share to investors participating in this offering by $      , assuming the assumed

initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. Each 1,000,000 share decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease the pro forma as adjusted net tangible book value per share after this offering by $ and increase the dilution per share to new investors participating in this offering by $      , assuming the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us.
If the underwriters exercise in full their option to purchase an additional shares of our common stock in this offering, the pro forma as adjusted net tangible book value would increase to $      per share, representing an immediate increase to existing stockholders of $      per share and the dilution per share to new investors participating in this offering would be $      per share, assuming the assumed initial public offering price of $       per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us.
The following table summarizes as of June 30, 2020, on the pro forma as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (1) paid to us by our existing stockholders and (2) to be paid by investors purchasing our common stock in this offering at an assumed initial public offering price of $       per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
	SHARES PURCHASED		TOTAL CONSIDERATION		WEIGHTED- AVERAGE PRICE PER SHARE
	NUMBER	PERCENT	AMOUNT	PERCENT
Existing stockholders prior to this offering		%	$	%	$
New investors participating in this offering
Total		100.0%	$	100.0%	$
The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters exercise in full their option to purchase additional shares from us, the number of shares held by the existing stockholders after this offering would be reduced to    % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors would increase to    % of the total number of shares of our common stock outstanding after this offering.
The tables and calculations above are based on 40,696,213 shares of our common stock outstanding as of June 30, 2020, which gives effect to the conversion of all outstanding shares of Class A convertible preferred stock into an aggregate of 34,021,772 shares of common stock, and excludes:
•
warrants to purchase 6,144,631 shares of our Series A convertible preferred stock at an exercise price of $1.50 per share, which will become warrants to purchase 6,144,631 shares of our common stock at an exercise price of $1.50 per share in connection with the closing of this offering;

•
6,021,227 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2020, at a weighted-average exercise price of $0.08 per share;

•
3,739,658 shares of our common stock reserved for future issuance under our Amended and Restated 2018 Equity Incentive Plan, or 2018 Plan, as of June 30, 2020;

•
      shares of our common stock reserved for future issuance pursuant to our 2020 Equity Incentive Plan, or 2020 Plan, which will become effective upon the execution of the underwriting agreement related to this offering, as well as any shares reserved pursuant to provisions in our 2020 Plan that automatically increase the number of shares of common stock reserved for issuance under the 2020 Plan;
•
      shares of our common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan, or ESPP, which will become effective upon the execution of the underwriting agreement related to this offering, as well as any shares reserved pursuant to provisions in the ESPP that automatically increase the number of shares of common stock reserved for issuance under the ESPP; and

•
up to 2,333,333 shares of our common stock that may become issuable at a purchase price of $1.50 per share to certain of our current stockholders following the closing of this offering and upon achievement of specified milestones.

To the extent that any outstanding options or warrants are exercised, or new shares are issued under our equity incentive plans or pursuant to the achievement of certain milestones at per share prices below the price to the public in this offering, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED FINANCIAL DATA
The following tables set forth our selected financial data for the periods ended on and as of the dates indicated. We derived the selected statements of operations data for the years ended December 31, 2018 and 2019 and the selected balance sheet data as of December 31, 2018 and 2019 from our audited financial statements included elsewhere in this prospectus. We have derived the statement of operations data for the six months ended June 30, 2019 and 2020 and the balance sheet data as of June 30, 2020 from our unaudited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and the results for the six months ended June 30, 2020 or any other interim period are not necessarily indicative of the results to be expected for the full year ending December 31, 2020 or any other period.
The selected financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. The selected financial data in this section are not intended to replace the financial statements and are qualified in their entirety by our financial statements and related notes included elsewhere in this prospectus.
	Year Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	(in thousands, except share and per share amounts)
Operating expenses:
Research and development	$6,877	$8,823	$4,157	$4,007
General and administrative	866	1,525	583	1,363
Total operating expenses	7,743	10,348	4,740	5,370
Loss from operations	(7,743)	(10,348)	(4,740)	(5,370)
Interest expense, net	(102)	(96)	(45)	(17)
Net loss	$(7,845)	$(10,444)	$(4,785)	$(5,387)
Per share information:
Net loss per share of common stock, basic and diluted	$(1.20)	$(1.59)	$(0.73)	$(0.81)
Weighted-average common shares outstanding, basic and diluted	6,520,487	6,563,819	6,554,617	6,610,870
Pro forma net loss per share of common stock, basic and diluted (unaudited)		$(0.32)		$(0.16)
Pro forma weighted-average common shares outstanding, basic and diluted (unaudited)		32,902,512		34,443,989

	AS OF December 31,		AS OF June 30, 2020
	2018	2019
	(in thousands)
Balance Sheet Data:
Cash	$1,602	$2,543	$9,789
Working capital(1)	550	1,457	7,402
Total assets	4,448	5,060	12,214
Total liabilities	2,140	1,796	4,652
Convertible preferred stock	27,513	38,894	48,391
Total stockholders’ deficit	(25,205)	(35,630)	(40,829)

(1)
Working capital is defined as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Special Note Regarding Forward-Looking Statements.”
Overview
Since our inception in 2006, we have devoted substantially all of our resources to research and development, raising capital, building our management team and building our intellectual property portfolio. To date, we have financed our operations primarily through the sale of our Series A convertible preferred stock and warrants and convertible promissory notes. Through June 30, 2020, we have raised an aggregate of $50.4 million from the sale of our Series A convertible preferred stock and warrants and convertible promissory notes and in April 2020, we received $0.5 million in cash pursuant to the Paycheck Protection Program, or the PPP, under the Coronavirus Aid, Relief, and Economic Security (CARES) Act implemented by the U.S. Small Business Administration.
We are a development stage company, and all of our programs are at a preclinical stage of development. To date, we have not generated any revenue from product sales and do not expect to generate revenue from the sale of products for the foreseeable future. Since inception we have incurred significant operating losses. Our net losses for the six months ended June 30, 2019 and 2020 were $4.8  million and $5.4 million, respectively. Our net losses for the years ended December 31, 2018 and 2019 were $7.8  million and $10.4 million, respectively.
As of June 30, 2020, we had a cash balance of $9.8 million. We expect to continue to incur losses for the foreseeable future. We expect to continue to incur significant expenses and increasing operating losses in connection with ongoing development activities related to our portfolio of programs as we continue our preclinical development of product candidates; advance these product candidates toward clinical development; further develop our product candidates; perform research activities as we seek to discover and develop additional product candidates; carry out maintenance, expansion enforcement, defense, and protection of our intellectual property portfolio; and hire research and development, clinical and commercial personnel. If we cannot obtain the necessary funding, we will need to delay, scale back or eliminate some or all of our research and development programs or enter into collaborations with third parties to commercialize potential products or technologies that we might otherwise seek to develop or commercialize independently; consider other various strategic alternatives, including a merger or sale of the Company; or cease operations. If we engage in collaborations, we may receive lower consideration upon commercialization of such products than if we had not entered into such arrangements or if we entered into such arrangements at later stages in the product development process. We currently have no sources of revenue, and our ability to continue as a going concern is dependent on our ability to raise capital to fund our future business plans. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements included in this filing do not include any adjustments that might be necessary should we be unable to continue as a going concern. See Note 1 to our audited financial statements and Note 1 to our unaudited interim condensed financial statements appearing elsewhere in this prospectus for additional information on our assessment of our ability to continue as a going concern. In addition, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company.
We expect to continue to incur significant expenses and increasing operating losses in connection with ongoing development activities, particularly if and as we:
•
commence preclinical studies and clinical trials for our future product candidates;

•
advance the development of our future pipeline;

•
continue research activities;

•
obtain, maintain, expand and protect our intellectual property portfolio;

•
hire additional research and development, clinical and commercial personnel;

•
pursue regulatory approvals for our product candidates;

•
scale up our clinical and regulatory capabilities; and

•
add operational, financial and management information systems and personnel, including personnel to support our research and development programs, and any future commercialization efforts.

Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.
As a result of these anticipated expenditures, we will need substantial additional financing to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of any purchaser in this offering will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of our common stock. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. We may be unable to raise additional funds or enter into such other agreements when needed on favorable terms or at all. The inability to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.
We expect that our cash as of June 30, 2020 will be sufficient to fund our operations into January 2021. We have based these estimates on assumptions that may prove to be imprecise, and we may exhaust our available capital resources sooner that we currently expect. See “— Liquidity and capital resources.” Due to the numerous risks and uncertainties associated with the development of our programs, we are unable to estimate the amounts of increased capital outlays and operating expenses associated with completing the research and development of our product candidates.
COVID-19 Pandemic
In December 2019, a novel strain of coronavirus, SARS-CoV-2, which causes coronavirus disease, or COVID-19, emerged in Wuhan, Hubei Province, China. As of September 2020, COVID-19 has spread to Europe, the United States and many other countries, and has been declared a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the United States, including in Pennsylvania where our headquarters are located, Europe and Asia have implemented severe travel restrictions, social distancing requirements and stay-at-home orders, among other restrictions, which, in some cases, have had the effect of delaying the commencement or continuation of various non-COVID-19-related clinical trials throughout the world. As a result, the COVID-19 pandemic has caused significant disruptions to the U.S., regional and global economies and has contributed to significant volatility and negative pressure in financial markets.
We have been carefully monitoring the COVID-19 pandemic and its potential impact on our business and have taken important steps to help ensure the safety of our employees and their families and to reduce the spread of COVID-19. We have established a work-from-home policy for all employees, other than those performing or supporting business-critical operations, such as certain members of our laboratory and facilities staff. For those employees, we have implemented stringent safety measures designed to comply with applicable federal, state and local guidelines instituted in response to the COVID-19 pandemic. We have taken these precautionary steps while maintaining business continuity so that we can continue to progress our programs. The effect of the COVID-19 pandemic on our development timelines and its effect on our preclinical research and development is uncertain.
While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.
The future impact of the COVID-19 pandemic on our industry, the healthcare system and our current and future operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. See “Risk Factors” for a discussion of the potential adverse impact of COVID-19 on our business, results of operations and financial condition.
Components of our results of operations
Operating expenses
Research and development expenses
Research and development expenses consist of costs incurred in performing research and development activities, which include:
•
personnel-related expenses, including salaries, bonuses, benefits and share-based compensation for employees engaged in research and development functions;

•
expenses incurred in connection with the discovery and preclinical development of our discovery programs, including under agreements with third parties, such as consultants, contractors and contract research organizations;

•
the cost of developing and validating our manufacturing process for use in our preclinical studies and potential future clinical trials;

•
laboratory supplies and research materials; and

•
facilities, depreciation and amortization and other expenses which include direct and allocated expenses.

We expense research and development costs as incurred. Advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the benefits are consumed.
In the early phases of development, our research and development costs are often devoted to product platform and proof-of-concept studies that are not necessarily allocable to a specific target, and therefore, we have not yet begun tracking our expenses on a program-by-program basis.
Research and development activities are central to our business model. We expect that our research and development expenses will increase substantially in connection with our planned preclinical and future clinical development activities.
General and administrative expenses
General and administrative expenses consist primarily of salaries and other related costs, including share-based compensation for personnel in our executive, intellectual property, business development, and administrative functions. General and administrative expenses also include legal fees relating to intellectual property and corporate matters, professional fees for accounting, auditing, tax and consulting services, insurance costs, travel, direct and allocated facility related expenses and other operating costs.
We anticipate that our general and administrative expenses will increase in the future to support increased research and development activities. We also expect to incur increased costs associated with being a public company, including costs of accounting, audit, legal, regulatory and tax-related services associated with maintaining compliance with Nasdaq and SEC requirements, director and officer insurance costs and investor and public relations costs.
Interest expense, net
Interest expense, net consists of interest expense related to our capital lease obligations and equipment loans payable, offset by interest income earned on our cash.
Results of operations
As described above in “— COVID 19 Pandemic,” the ultimate extent of the impact of any epidemic, pandemic, outbreak or other public health crisis on our results of operations will depend on future developments, which are highly uncertain, including new information that may emerge concerning the severity of the COVID-19 pandemic or other public health crisis and actions taken to contain or prevent the further spread, among others. Accordingly, we cannot fully predict the extent to which our business and results of operations will be affected. Many clinical trial sites have been impacted by the pandemic, forcing them to delay enrollment in research trials and it is unclear for how long this will last. This may impact our ability to commence clinical trials in the future. Additionally, the pandemic has limited our ability to perform basic science R&D in our facilities due to government shelter-in-place orders, ultimately slowing, but not stopping, progress of our research activities.
Comparison of the six months ended June 30, 2019 and 2020
	SIX MONTHS ENDED JUNE 30,
	2019	2020	Change
	(in thousands)
Operating expenses:
Research and development	$4,157	$4,007	$(150)
General and administrative	583	1,363	780
Total operating expenses	4,740	5,370	630
Loss from operations	(4,740)	(5,370)	(630)
Interest expense, net	(45)	(17)	28
Net loss	$(4,785)	$(5,387)	(602)
Research and development expenses
Research and development expenses decreased by $0.2 million from $4.2 million for the six months ended June 30, 2019 to $4.0 million for the six months ended June 30, 2020. The decrease in research and development expense was due to decreases of $0.4 million in outsourced services as the Company’s research and development activities were limited as a result of a decrease in available cash and the COVID-19 Pandemic. This decrease was primarily offset by an increase of $0.2 million in personnel-related costs due to an increase in headcount and stock-based compensation.
Research and development expenses are expected to increase in the future as we continue our current research programs, initiate new research programs, continue our preclinical development of product candidates and conduct future clinical trials for any of our product candidates.

General and administrative expenses
General and administrative expenses increased by $0.8 million from $0.6 million for the six months ended June 30, 2019 to $1.4 million for the six months ended June 30, 2020. The increase was primarily a result of a $0.4 million increase in personnel related costs due to an increase in headcount and stock-based compensation and $0.4 million increase in professional fees and consulting services for legal, recruiting and to supplement our internal workforce.
Interest expense, net
Interest expense, net consists of interest expense related to our capital lease obligations and equipment loan payables offset by interest income related to our cash.
Comparison of the years ended December 31, 2018 and 2019
	YEAR ENDED DECEMBER 31,
	2018	2019	Change
	(in thousands)
Operating expenses:
Research and development	$6,877	$8,823	$1,946
General and administrative	866	1,525	659
Total operating expenses	7,743	10,348	2,605
Loss from operations	(7,743)	(10,348)	(2,605)
Interest expense, net	(102)	(96)	6
Net loss	$(7,845)	$(10,444)	(2,599)
Research and development expenses
Research and development expenses increased by $1.9 million from $6.9 million for the year ended December 31, 2018 to $8.8 million for the year ended December 31, 2019. The increase in research and development expense was due to increases of $1.5 million in lab supplies and outsourced services, $0.3  million in personnel-related costs, and $0.1 million in facility-related costs, including depreciation and amortization. These increases were primarily due to the growth in the number of research and development projects and related activities, as well as the expense allocated to research and development related to our leased facility.
Research and development expenses will continue to increase as we continue our current research programs, initiate new research programs, continue our preclinical development of product candidates and conduct future clinical trials for any of our product candidates.
General and administrative expenses
General and administrative expenses increased by $0.7 million from $0.9 million for the year ended December 31, 2018 to $1.5 million for the year ended December 31, 2019. The increase was primarily a result of a $0.3 million increase in personnel related costs due to an increase in general and administrative headcount, and a $0.3 million increase in professional fees and consulting services to supplement our internal workforce.
Interest expense, net
Interest expense, net consists of interest expense related to our capital lease obligations and equipment loan payables offset by interest income related to our cash.
Liquidity and capital resources
Since our inception, we have incurred significant operating losses. We expect to incur significant expenses and operating losses for the foreseeable future as we advance the preclinical and, if successful, the clinical development of our programs. To date, we have funded our operations primarily with proceeds from the sales of preferred stock and warrants and convertible promissory notes. Through June 30, 2020, we raised an aggregate of $50.4 million in gross proceeds from sales of our Series A convertible preferred stock and warrants and issuance of convertible promissory notes and in April  2020, we received $0.5 million in cash from the PPP. As of June 30, 2020, we had $9.8 million in cash. We will need to raise additional capital before we exhaust our current cash in order to continue to fund our research and development, including our plans for clinical and preclinical trials and new product development, as well as to fund operations generally. As and if necessary, we will seek to raise additional funds through various potential sources, such as equity and debt financings or through corporate collaboration and license agreements. We can give no assurances that we will be able to secure such additional sources of funds to support our operations, or, if such funds are available to us, that such additional financing will be sufficient to meet our needs. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. See “Risk factors — There is substantial doubt about our ability to continue as a going concern.”
Cash flows
The following table summarizes our sources and uses of cash for the years ended December 31, 2018 and 2019 and the six months ended June 30, 2019 and 2020:
	YEARS ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2018	2019	2019	2020
	(in thousands)
Cash used in operating activities	$(7,406)	$(9,600)	$(4,662)	$(3,544)
Cash used in investing activities	(228)	(233)	(39)	(416)
Cash (used in) provided by financing activities	(551)	10,774	6,348	11,206
Net (decrease) increase in cash and restricted cash	$(8,185)	$941	$1,647	$7,246
Operating activities
Net cash used in operating activities for the year ended December 31, 2018 was $7.4 million, consisting primarily of our net loss of $7.8 million, offset by noncash charges of depreciation and amortization expense of $0.5 million, and decreases in prepaid expenses and other assets of $0.3 million and increase in accounts payable of $0.1 million due to our growth in expenditures.
Net cash used in operating activities for the year ended December 31, 2019 was $9.6 million, consisting primarily of our net loss of $10.4 million, offset by noncash charges of depreciation and amortization expense $0.6 million, and increases in accounts payable and accrued expenses and other liabilities of $0.2 million due to our growth in expenditures.
Net cash used in operating activities for the six months ended June 30, 2019 was $4.7 million, consisting primarily of our net loss of $4.8 million and increases in prepaid expenses and other assets of $0.1 million and increase in accounts payable and accrued expenses and other current liabilities of $0.1 million due to our growth in expenditures, offset by noncash charges of depreciation and amortization expense of $0.3 million.
Net cash used in operating activities for the six months ended June 30, 2020 was $3.5 million, consisting primarily of our net loss of $5.4 million, offset by noncash charges of depreciation and amortization expense $0.3 million and stock-based compensation of $0.2 million and increases in accounts payable and accrued expenses and other liabilities of $1.2 million due to our growth in expenditures and a decrease in prepaid expenses and other assets of $0.2 million.
Investing activities
During the years ended December 31, 2018 and 2019, we used $0.2 million and $0.2 million, respectively, for the purchase of property and equipment.
During the six months ended June 30, 2019 and 2020, we used $39,000 and $0.4 million, respectively, for the purchase of property and equipment.

Financing activities
During the year ended December 31, 2018, we paid $0.6  million for our capital lease obligations and equipment loan payables. During the year ended December 31, 2019, financing activities provided $11.4 million from the sale of our convertible promissory notes and Series A convertible preferred stock, offset by $0.6 million for payments related to our capital lease obligations and equipment loan payables and $0.1 million for the payment of issuance costs related to the sale of Series A convertible preferred stock.
During the six months ended June 30, 2019, financing activities provided $6.7 million from the sale of our convertible promissory notes, offset by $0.3 million for payments related to our capital lease obligations and equipment loan payables. During the six months ended June 30, 2020, financing activities provided $11.0 million from the sale of our Series A convertible preferred stock and warrants and $0.5 million from the PPP loan, offset by $0.3 million for payments related to our capital lease obligations and equipment loan payables and $27,000 for the payment of issuance costs related to the sale of Series A convertible preferred stock and warrants.
Funding requirements
Our operating expenses are expected to increase substantially as we continue to advance our portfolio of programs.
Specifically, our expenses will increase if and as we:
•
further develop our discovery platform, the Immunome Discovery Engine;

•
continue our current research programs and our preclinical development of product candidates from our current research programs;

•
seek to identify additional research programs and additional product candidates;

•
initiate preclinical testing and clinical trials for any product candidates we identify and develop;

•
maintain, expand, enforce, defend, and protect our intellectual property portfolio and provide reimbursement of third-party expenses related to our patent portfolio;

•
seek marketing approvals for any of our product candidates that successfully complete clinical trials;

•
ultimately establish a sales, marketing, and distribution infrastructure to commercialize any medicines for which we may obtain marketing approval;

•
hire additional personnel including research and development, clinical and commercial personnel;

•
add operational, financial, and management information systems and personnel, including personnel to support our product development;

•
acquire or in-license products, intellectual property, and technologies; and

•
operate as a public company.

We expect that our existing cash, together with anticipated net proceeds from the offering, will enable us to fund our current and planned operating expenses and capital expenditures into January  2021. We have based these estimates on assumptions that may prove to be imprecise, and we may exhaust our available capital resources sooner that we currently expect. Because of the numerous risks and uncertainties associated with the development our programs, we are unable to estimate the amounts of increased capital outlays and operating expenses associated with completing the research and development of our product candidates.
Our future funding requirements will depend on many factors including:
•
the costs of continuing to develop our Immunome Discovery Engine;

•
the costs of acquiring licenses for the expansion of product development;

•
the scope, progress, results, and costs of discovery, preclinical development, laboratory testing, manufacturing and clinical trials for the product candidates we may develop;

•
the costs of preparing, filing, and prosecuting patent applications, maintaining and enforcing our intellectual property and proprietary rights, and defending intellectual property-related claims;

•
the costs, timing, and outcome of regulatory review of the product candidates we may develop;

•
the costs of future activities, including product sales, medical affairs, marketing, manufacturing, distribution, coverage and reimbursement for any product candidates for which we receive regulatory approval;

•
the success of our license agreements and our collaborations;

•
our ability to establish and maintain additional collaborations on favorable terms, if at all;

•
the achievement of milestones or occurrence of other developments that trigger payments under any additional collaboration agreements we obtain;

•
the extent to which we acquire or in-license products, intellectual property, and technologies; and

•
the costs of operating as a public company.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of any purchaser in this offering will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. We can give no assurance that we will be able to secure such additional sources of funds to support our operations, or, if such funds are available to us, that such additional funding will be sufficient to meet our needs. These conditions, among others, raise substantial doubt about our ability to continue as a going concern.
Contractual obligations and other commitments
The following table summarizes our contractual obligations and other commitments at June 30, 2020:
	Payments due by period
Contractual obligation	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(in thousands)
Operating leases(1)	$489	$222	$267	$—	$—
Capital leases(2)	37	37	—	—	—
Equipment financings(3)	225	180	45	—	—
Consulting agreement(4)	240	240	—	—	—
Long-term debt(5)	500	221	279	—	—
Total	$1,491	$900	$591	$—	$—

(1)
Represents future minimum lease payments under our operating lease for office and lab space in Exton, Pennsylvania that expires in July 2022. We have the option to extend for two five-year terms.

(2)
Represents future minimum lease payments under our capital leases for laboratory equipment that expire throughout 2020.

(3)
Represents future payments related to laboratory equipment that was purchased under financing agreements that expire throughout 2020 and 2021.

(4)
Represents future payments due under our consulting services agreement with a related party that expires on June 30, 2021.

(5)
Represents future payments due under the PPP loan that expires on April 30, 2022.

The table above does not include license fees due under cancelable contracts or potential milestone and success fees, sublicense fees, royalty fees, licensing maintenance fees, and reimbursement of patent maintenance costs that we may be required to pay under agreements we have entered into with certain institutions to license intellectual property. Our agreements to license intellectual property include potential milestone payments that are dependent upon the development of products using the intellectual property licensed under the agreements and contingent upon the achievement of development or regulatory approval milestones, as well as commercial and success payment milestones. We have not included such potential obligations in the table above because they are contingent upon the occurrence of future events and the timing and likelihood of such potential obligations are not known with certainty. We enter into contracts in the normal course of business with contract research organizations and other vendors to assist in the performance of our research and development activities and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments.
Off-balance sheet arrangements
During the periods presented, we did not have, nor do we currently have, any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We do not engage in off-balance sheet financing arrangements. In addition, we do not engage in trading activities involving non-exchange traded contracts. We therefore believe that we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.
Critical accounting policies and significant judgements
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in Note 2 to our audited financial statements appearing at the end of this prospectus, we believe that the following accounting policies are the most critical to the judgments and estimates used in the preparation of our financial statements.
Share-based compensation
We recognize the grant-date fair value of share-based awards issued as compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The fair value of stock options is estimated at the time of grant using the Black-Scholes option pricing model, which requires the use of inputs and assumptions such as the estimated fair value of the underlying common stock, exercise price of the option, expected term, risk-free interest rate, expected volatility and dividend yield, the most critical of which is the estimated fair value of our common stock.
The inputs and assumptions used to estimate the fair value of share-based payment awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different inputs and assumptions, our share-based compensation expense could be materially different for future awards.
Prior to May 2020, in valuing our common and preferred stock, we determined the equity value of our business by using a net asset approach. The net asset approach is predicated on the assumption that a prudent buyer would pay no more than it would cost to purchase the assets (tangible and intangible) of a company at current market prices. This approach requires estimating the individual market values of our assets and liabilities to derive an adjusted enterprise value. The enterprise values determined by the net asset approach were then allocated to our common stock using the Option Pricing Method, or OPM.
The OPM treats common stock and preferred stock as call options on a company’s enterprise value, with exercise prices based on the liquidation preferences of the preferred stock. Therefore, the common stock has value only if the funds available for distribution to the stockholders exceed the value of the liquidation preference at the time of an assumed liquidity event such as a merger, sale or initial public offering. The common stock is modeled as a call option with a claim on the enterprise at an exercise price equal to the remaining value immediately after the preferred stock is liquidated. The OPM uses the Black-Scholes option-pricing model to determine the price of the call option. The OPM is appropriate to use when the range of possible future outcomes is so difficult to predict that forecasts would be highly speculative.
Beginning in May 2020, we used the probability-weighted expected return method to determine the value of our common stock. Under the probability-weighted expected return method, the value of an enterprise’s common stock is estimated based upon an analysis of future values assuming various possible future liquidity events, such as an initial public offering, a strategic sale or merger and remaining a private enterprise without a liquidity event. The fair market value of the stock is based upon the probability-weighted present value of expected future net cash flows as a result of distributions to stockholders considering each of the possible future events, as well as the rights and preferences of each class of stock.
Given the absence of a public trading market for our capital stock, our board of directors exercised reasonable judgment and considered a number of subjective factors to determine the best estimate of the fair value of our common stock, including:
•
our business, financial condition and results of operations, including related industry trends affecting our operations;

•
the likelihood of achieving a liquidity event, such as an initial public offering or the sale of the Company, given prevailing market conditions;

•
the lack of marketability of our preferred and common stock;

•
the market performance of comparable publicly traded companies; and

•
United States and global economic and capital market conditions and outlook.

Once our common stock commences publicly trading following the completion of this offering, it will not be necessary to use estimates to determine the fair value of the common stock. In addition, as all of our preferred stock and warrants will be converted into common stock, we will no longer need to estimate the fair value of preferred stock or warrants.
Warrant liability
The Company issued warrants to purchase shares of Series A convertible preferred stock in connection with the June 2020 Series A convertible preferred stock sale. The warrants were classified as a liability on the condensed balance sheet at June  30, 2020 as the underlying Series A convertible preferred stock is contingently redeemable and outside of the Company’s control (see Note 12, Warrants to acquire shares of

Series A convertible preferred stock). The fair value of the warrants on the date of issuance was recorded as a reduction of the carrying value of the Series A convertible preferred stock and as a long-term liability in the condensed balance sheet. The warrants will be subsequently remeasured to fair value at each balance sheet date. Changes in the fair values of the warrants will be recognized as other income or expense in the statements of operations. The change in fair value of the warrants during the six months ended June 30, 2020 was de minimis.
The Company used the Black Scholes option pricing model, which incorporated assumptions and estimates, to value the Series A convertible preferred stock warrants. Estimates and assumptions impacting the fair value measurement of the warrants included the fair value per share of the underlying Series A convertible preferred stock, the remaining contractual term of the warrants, risk-free interest rate, expected dividend yield and expected volatility of the price of the underlying Series A convertible preferred stock. The Company determined the fair value per share of the underlying Series A convertible preferred stock by taking into consideration the most recent sales of its Series A convertible preferred stock, results obtained from third party valuations and additional factors that were deemed relevant. The Company historically had been a private company and lacked company specific historical and implied volatility information of its stock. Therefore, it estimated the expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants at the time. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants. Expected dividend yield was determined based on the fact that the Company had never paid cash dividends and did not expect to pay any cash dividends in the foreseeable future.
Recent accounting pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our audited financial statements appearing elsewhere in this prospectus.
Qualitative and quantitative disclosures about market risk
We are exposed to market risk related to changes in interest rates. As of June 30, 2020, we had cash of $9.8 million. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the low interest rates available on cash investments, we believe an immediate 10% change in interest rates would not have a material effect on our operating results until maturity, and therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a change in market interest rates on our investment portfolio.
We are not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, we do contract with vendors that are located outside of the United States and may be subject to fluctuations in foreign currency rates. We may enter into additional contracts with vendors located outside of the United States in the future, which may increase our foreign currency exchange risk.
JOBS Act
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies, including reduced disclosure about our executive compensation arrangements, exemption from the requirements to hold non-binding advisory votes on executive compensation and golden parachute payments and exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.
We may take advantage of these exemptions until the last day of the fiscal year following the fifth anniversary of this offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company earlier if we have more than $1.07 billion in annual revenue, we have more than $700.0  million in market value of our stock held by non-affiliates (and we have been a public company for at least 12 months and have filed one annual report on Form 10-K) or we issue more than

$1.0 billion of non-convertible debt securities over a three-year period. For so long as we remain an emerging growth company, we are permitted, and intend, to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. We may choose to take advantage of some, but not all, of the available exemptions.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i)  irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. Therefore, the reported results of operations contained in our financial statements may not be directly comparable to those of other public companies.

BUSINESS
Overview
We are a biopharmaceutical company utilizing our proprietary human memory B cell platform to discover and develop first-in-class antibody therapeutics designed to change the way diseases are currently being treated. Our proprietary discovery platform identifies novel therapeutic antibodies and their targets by leveraging highly educated components of the immune system, memory B cells, from patients who have learned to fight off their disease. B cells are key elements in the human immune system response because they produce specific, high-affinity antibodies that bind to pathogens or cancer cells and target them for destruction by other immune effector cells. Our platform is differentiated from those of other biotechnology companies because of our unbiased, broad, deep and efficient approach to identifying novel antibody-target pairs that may be useful in treating cancer and infectious diseases. Unlike other approaches that use deep sequencing of B cells to identify dominant clones that are common within and across patients, and which assume those clones are therapeutically relevant, we do not assume that any such genomic dominance is necessarily the hallmark of therapeutic utility. Instead, we typically capture thousands of individual memory B cells, immortalize them into large, stable hybridoma libraries, and then screen all of those individual antibodies for functional activity against complex cancer antigen sources, such as intact tumor cells and extracts of authentic human tumor material deposited on protein microarrays, to identify the specific antigen target of each antibody. We then use multiple functional assays, which allow us to to rationalize each antibody-target pair as a potential therapeutic approach. We are not aware of any other approach that interrogates the human B cell response to cancer in such an unbiased, deep and broad manner.
To date, we have processed more than 150 cancer patient memory B cell samples and have generated and screened more than 250,000 hybridomas, or stable, immortalized forms of B cell clones that produce a single antibody for extended periods of time. We have so far successfully identified approximately 1,200 individual antibodies, which we refer to as hits, that appear to bind to either a cancer cell or a tumor extract with high-affinity and specificity. Using this approach, we have identified 50 potentially novel cancer targets. We believe that several of these antibody-target pairs could potentially form the basis of a therapeutic intervention or a diagnostic to detect such targets in a broader patient population. One of these unique targets is interleukin-38, or IL-38, a novel immune checkpoint inhibitor, which is the current focus of our lead discovery program, IMM-ONC-01. Upon successful completion of our preclinical evaluation, we expect to file an investigational new drug, or IND, application with the U.S. Food & Drug Administration, or FDA, in connection with this program in the second half of 2021.
Our primary focus is on oncology, but our technology may also have immediate applications in the discovery of new therapeutics for infectious diseases. Despite many elements that distinguish oncology from infectious diseases, we believe that our platform will enable the discovery of novel antibodies directed at SARS-CoV-2 for the treatment and prevention of COVID-19. We anticipate screening for novel antibodies that bind viral antigens may be relatively simpler relative to oncology, since viral diseases, such as COVID-19, involve fewer potential antigens represented in the much smaller viral genome.
Our scientific founder, Scott Dessain, M.D., Ph.D., has used our platform to successfully interrogate the memory B cells of polio patients and has identified novel antibodies directed at that virus. We are building on that proof of concept to advance a potential product for another virus, SARS-CoV-2, which causes COVID-19. In collaboration with the United States Department of Defense, or DoD, we are pursuing an innovative therapeutic approach against the SARS-CoV-2 virus by seeking to identify effective anti-viral antibodies produced by the memory B cells from “super-responders.” These COVID-19 convalescent patients have cleared their infections and have high levels of circulating, high-affinity anti-viral antibodies. Our aim is to interrogate their memory B cells to identify and then reconstitute a mixture of up to six different anti-viral antibodies as a “biosynthetic convalescent plasma,” or BCP. As an example of the efficiency of our approach, we went from receiving the first B cells at our facility to characterizing the first patient-derived antibodies with high-affinity binding to SARS-CoV-2 proteins in about four weeks. We expect to progress IMM-BCP-01, our BCP program, to an IND application in the first half of 2021.
We use a proprietary process consisting of five discrete elements: patient sampling, patient response, antibody screening, antibody validation and engine output. First, we isolate memory B cells from patients who are mounting an immune response to their disease. We then use our technology to convert those memory

B cells into hybridomas. The individual antibodies produced by those hybridomas are then used to screen complex mixtures of antigens in order to determine to which antigens those antibodies bind. Our proprietary hybridoma library generation and screening platform, which we refer to as the Immunome Discovery Engine, reveals how an individual patient’s immune system recognizes and selectively attacks the key differences that exist between healthy tissue and a tumor cell or a pathogen.
We believe that our platform is useful in uncovering new insights into cancer biology itself. In analyzing more than 50 cancer targets that we have identified to date, we observed a “functional clustering” of targets, indicating that different tumor patients appear to mount an immune response directed towards specific processes in cancer biology. We are leveraging these insights to guide the discovery of future oncology pipeline assets and to perhaps enable future strategic collaborations and additional value creation.
Key Attributes of Our Discovery Platform
Our platform discovers innovative antibody-target pairs using an unbiased, broad, deep and efficient approach, as we are able to:
•
Capture a large number (typically thousands) of patient-derived memory B cells, and then enrich and expand them using proprietary methods. We then convert memory B cells into stable human hybridomas, which typically express an individual antibody in quantities necessary for broad screening.

•
Interrogate each individual antibody produced by B cells against mixtures of disease-related antigens, using function-based high-throughput screening approaches that include proprietary protein micro-array technologies that allow rapid screening of up to 20,000 antibodies in a single experiment.

•
Simultaneously identify relevant, potentially novel target antigens that are prevalent in a broader patient population, which we refer to as “public antigens,” and antibodies that bind to them with high affinity. Therefore, we believe our platform can yield antibodies that may have the potential for use as therapeutics and/or diagnostics across a broad therapeutic landscape, which may translate into advancing one to two antibodies into IND-enabling development studies per year.

•
Utilize an unbiased approach that spotlights biological processes of disease relevance, guided by the human immune response.

•
Strategically leverage unmodified immunoglobulins as therapeutics because we believe they are simpler to develop. We are opportunistically leveraging our platform in collaborations with other companies that have demonstrated expertise in more complex therapeutic modalities, such as antibody-drug conjugates, or ADCs.

•
Efficiently discover potential therapeutics for use beyond oncology, including infectious diseases such as COVID-19.

Our Lead Discovery Programs
Oncology (IMM-ONC-01)
Our lead oncology program is focused on IL-38, which we believe is a novel immune checkpoint capable of promoting tumor evasion from the immune system. Data from cancer biopsy materials reveal that subsets of major solid tumors, such as prostate, colorectal and lung cancers, over-express IL-38, which results in low levels of tumor-infiltrating T cells, a hallmark of these patients’ immune response to their tumor. One patient’s memory B cell response included a high-affinity antibody directed at IL-38. Data obtained from our early preclinical testing indicate that blocking the IL-38 function using an inhibitory antibody appears to restore the immune response to the tumor and to result in anti-tumor activity. We believe this approach may have therapeutic relevance as a single agent or as a combination with other agents. We anticipate continuing research in this program and expect to nominate an anti-IL-38 antibody for development by the end of 2020, with a potential IND filing in the second half of 2021.
SARS-CoV-2 (IMM-BCP-01)
We plan to develop a BCP product candidate by identifying a combination of effective anti-viral antibodies produced in B cells from COVID-19 “super-responders.” The immune system employs multiple viral clearance mechanisms to fight SARS-CoV-2 infections and COVID-19. Our research is focused on identifying the antibodies directed at multiple distinct viral antigens to which such antibodies can bind to most effectively clear the virus from circulation. If successful, our BCP product candidate could be used both as a treatment and as a prophylactic to offer protection against the virus for healthy individuals who are at risk of contracting SARS-CoV-2. To date, we have identified over 100 “super-responder”-derived antibodies, more than half-of which appear to be directed at SARS-CoV-2 antigens other than the Spike protein. We are conducting this program in collaboration with the DoD, which has asserted that this platform may be of strategic importance, due to its potential use in the current COVID-19 pandemic as well as in future viral outbreaks. We plan to identify an effective mixture of up to six antibodies based on preclinical testing and to initiate clinical testing of the antibody combination in the first half of 2021, subject to FDA approval of our IND.
Management and Sources of Capital
Our experienced management and leadership team has broad expertise in the field of discovering and developing therapeutics and includes highly capable, world-class immunologists and biologists. Since 2015, we have raised over $42 million through private financings and have been awarded a contract for up to $13.3 million in expense reimbursement over the next year from the DoD to support our IMM-BCP-01 program directed at developing a COVID-19 treatment and a prophylactic.
Our Strategy
Our goal is to become a leading biopharmaceutical company focused on discovering and developing innovative antibody therapeutics for areas of high unmet medical need, with a focus on oncology and infectious diseases. We intend to:
•
Advance our lead oncology program, IMM-ONC-01, through IND-enabling studies and into clinical development.   IMM-ONC-01 is directed at a novel immuno-oncology target, IL-38, and consists of an inhibitory antibody initially identified in the memory B cells of a cancer patient. Our data indicate that IL-38 binds to and inhibits immune cell subsets that may be critical for establishing an immuno-responsive tumor microenvironment. Early preclinical testing indicates that blocking IL-38 function with an antibody appears to restore the immune response to the tumor, resulting in anti-tumor activity. We plan to continue preclinical studies and to advance an antibody against IL-38 into IND-enabling studies in the second half of 2020 and, if successful, file an IND in the second half of 2021.

•
Advance our lead infectious disease program, IMM-BCP-01, into clinical development.   We are actively developing our IMM-BCP-01 program, in collaboration with the DoD, by isolating antibodies directed at the SARS-CoV-2 virus from “super-responders.” We have already isolated more than 100 antibodies that bind to several SARS-CoV-2 antigens. We plan to define the composition of the antibody mixture in the second half of 2020 and anticipate initiating clinical testing in the first half of 2021, pending approval of our IND by the FDA. If successful, we anticipate this product may be useful as a treatment and a prophylactic against the SARS-CoV-2 virus.

•
Continue to invest in our Immunome Discovery Engine to expand our pipeline.   The high output of antibody-target pairs resulting from our screening may provide us with additional insights into the immune response against cancer and infectious disease. We intend to invest in this platform, to evaluate novel antibody-target pairs and to develop a pipeline of antibody therapeutics as single agents or in combination with other therapeutics or technologies. We anticipate advancing one to two antibodies into IND-enabling studies per year.

•
Enter into additional strategic partnerships to expand our opportunities and capabilities.   We intend to continue to form partnerships with government agencies and other entities to accelerate our research and development efforts, as exemplified by our collaboration with the DoD related to COVID-19. The unique insights we obtain may also enable strategic partnerships in areas outside of our immediate focus, as demonstrated by our exploratory research collaboration with pH Pharma Co., Ltd., or pH Pharma, in the development of ADCs. We also intend to collaborate with various vendors, manufacturers and other service providers to complement the capabilities needed to effectively develop and commercialize our products.

•
Expand our intellectual property estate and infrastructure needed to discover and advance our products. We intend to expand our intellectual property estate related to our platform as well as to our products. We may in-license or acquire complementary intellectual property as needed or required, and continue to build our know-how and trade secrets. We may pursue both therapeutic and diagnostic applications of our antibodies through composition of matter and/or method of use patents. While our initial focus areas are in oncology and infectious disease, we may invest in intellectual property in other therapeutic areas as well.

Our Strengths
We have a differentiated platform with strengths that enable the discovery of novel antibody-antigen pairs by using an approach that is:
•
Unbiased — We interrogate the memory B cell response without bias or preconceived notions as to what constitutes a therapeutically important targets.

•
Broad — Using an automated platform, we capture antibodies directly from large, stable hybridoma libraries in quantities adequate to do functional testing, significantly augmenting the breadth at which we can interrogate the memory B cell response.

•
Deep — Our ability to rapidly interrogate large antibody libraries against complex mixtures of thousands of antigens, thus generating millions of data points from each patient sample, enhances the depth at which we can probe for effective antibody-target pairs.

•
Efficient — Our screening approach yields high affinity “hits,” enabling a high rate of success in identifying novel target-antibody pairs with a minimum of resource investment.

Background on Cancer and Anti-Tumor Antibodies
Cancer represents a complex set of diseases that can arise in virtually every tissue in the human body. The cells that comprise the cancer or tumor bear a myriad of genetic changes that confer on the cancer cell significant advantages relative to the surrounding normal cells. Included among these advantages are genomic changes conferring the main characteristics of unregulated growth, immortality, metastasis and the capacity to control the surrounding tissue microenvironment, which allow such tumor cells to migrate to a distant anatomical site. Primary malignancies and their metastases are usually treated with a combination of surgery, ionizing radiation, and chemotherapy. Despite significant improvements in the therapeutics available to treat cancer, the American Cancer Society estimated that more than 600,000 people in the United States are expected to die of cancer in 2020.
Therapeutic antibodies have become a mainstay in cancer treatment. Agents such as trastuzumab (Herceptin™) and rituximab (Rituxan™), which are used to treat breast cancer and leukemias/lymphomas, respectively, are considered standards of care to treat cancers in which the antigens they recognize — erbB2 and CD20, respectively — are highly expressed on diseased cells. Antibodies offer some significant advantages relative to targeted small molecule drugs or chemotherapy. Antibodies are generally highly selective for their cognate antigens — only when that antigen is highly expressed on both normal cells and cancer cells is the use of the therapeutic antibody usually limited by toxicity. Antibodies typically have highly desirable plasma pharmacokinetics and will persist in circulation for weeks after dosing. The binding of antibodies to their antigen targets on cancer cells can disarm the tumor and remove those functional advantages it achieved through a series of genomic changes. And finally, an antibody bound to a tumor antigen can alert the immune system to its presence, resulting in an immunological attack against the cancer.
The Human Immune Response
The human immune response is the first line of defense against invading pathogens and abnormal cells, with two distinct systems, innate and adaptive immunity, functioning in concert to maintain health. As the name infers, the innate immune system is always operating to provide surveillance against intruders, working through specialized effector cells such as macrophages, natural killer, or NK, cells, and dendritic cells. The adaptive immune system, on the other hand, provides a reactive and amplifiable defense mechanism that operates through specialized lymphocytes. These adaptive immune cells include T cells that provide support and target killing functions, and B cells that generate antibodies directed at antigens on the invader, marking it for destruction. An antibody binding to a cancer cell can act as a signal beacon that enables NK cells and macrophages to identify and kill the tumor.
During the first stages of the adaptive immune response, B cells become activated by innate immune effectors, macrophages, and dendritic cells, to produce antibodies that bind to specific disease antigens presented by those cells. The immunoglobulin gene segments in the B cell genome are shuffled and the sequences of certain of those gene segments are mutated until an individual B cell clone expresses an antibody on its surface, or B cell receptor, with high specificity and affinity. That clone becomes more highly proliferative relative to less successful clones. The stronger the binding between antibody and antigen, the stronger the signal a maturing B cell receives to divide and evolve its antibody sequences. In tumors, B cells can cluster with other cells of the immune system to form what are known as Tertiary Lymphoid Structures, or TLS, which provide the necessary signals to fully mature the B cells. The extent to which such TLS formation occurs is often indicative of a robust patient immune response against a disease. The end product is a secreted antibody, virtually identical to the affinity-matured B cell receptor, that can circulate in plasma and seek out the antigen at its source. Biotechnology can effectively amplify this portion of the adaptive immune system by generating antibodies against antigens of interest, including the aforementioned erbB2 and CD20 tumor cell surface antigens, and producing therapeutic antibodies. Our technology is easily distinguishable from prior approaches, in that we can simultaneously identify antibodies and their antigen targets by interrogating a patient’s memory B cells in an unbiased manner.
The Challenges Faced by Existing Antibody Therapies for Cancer
Despite significant advances in cancer therapeutics over the past 30 years, particularly in the realm of biologics including therapeutic antibodies, the five-year survival rate in patients with advanced malignancies of the lung, liver, stomach, pancreas and other organs is less than 10%. We believe that a key issue undermining the wider effort to improve cancer therapeutics is a limited understanding of the diversity and complexity of human tumors. The discovery of new targets and novel therapeutics to neutralize them represent vitally important opportunities to help identify innovative and more effective cancer treatments. We are guided in our efforts by those patients who have effectively mounted a defense against their disease, and we leverage the wisdom of their memory B cells to illuminate the best routes forward.
Our Solution: The Immunome Discovery Engine
The below graphic in Figure 1 demonstrates the key components of our approach and discovery process using our proprietary Immunome Discovery Engine.
Figure 1. Key components of the Immunome Antibody Discovery Engine
Patient Sampling:   Our discovery process begins with obtaining a patient’s lymph node, tumor or blood sample and then purifying and expanding the memory B cell population. In oncology, patients sampled include those who have shown clinical signs of response to immunity enhancing therapies. In infectious disease, we obtain samples from patients who have successfully cleared the infections and have high measurable antibody levels in their blood.

Patient Response:   We fuse and immortalize thousands of these patient-derived memory B cells using proprietary methods, capturing them as hybridomas that typically express an individual antibody in quantities sufficient for extensive screening.
Antibody Screening:   Next, we screen individual antibodies by assessing their binding to intact cancer cells or normal cells, or by assessing their binding to a large number (typically 100) of different extracts of authentic tumor samples and cancer cell lines (Figure 2). Using our proprietary approach, we can screen up to 20,000 antibodies on a single array. Hybridomas producing antibodies that show both high-affinity binding, by typically binding at single digit nanomolar concentrations, and specific binding, by showing much higher binding to a subset of tumor cells compared to normal cells, are designated as screening “hits.” Hybridomas producing those hits can be sequenced, their immunoglobulin genes can be cloned into expression vectors, and the individual antibodies can be produced recombinantly.
Figure 2. Representation of screening data generated using intact cancer cells (left panel) and our proprietary protein microarray approach (right panel)
Antibody Validation:   The next step in our process is to identify the specific antigen to which the antibody appears to bind with high affinity and specificity. We use one of two complementary approaches for this activity: the first method involves an assessment of antibody binding to known human proteins spotted on a protein microarray with high selectivity (for example, as shown in Figure 3, where a single antigen is identified). If the target is not represented on the array or no specific binding is seen, we attempt to use the antibody to “pull out” the antigen from its source using immunoprecipitation, and then identify the antigen sequence using mass spectrometry. Using these two approaches we are usually successful in identifying the antigen to which newly identified antibodies are binding. We then conduct experiments to assess whether the binding of the antibody to the specific antigen can produce a change in the biology of a cancer cell expressing the target, which we refer to as target validation. Additional tests, such as measurements of changes in cell growth, cell survival, cell migration, or internalization of the antigen after it has been bound by the antibody, are used to further assess the potential of that antibody to be a therapeutic.

Figure 3. An example of human protein microarray-based target identification
Engine Output:   So far, we have screened more than 250,000 hybridomas and identified 1,200 antibodies that bind to a cancer cell or a tumor extract with high affinity and specificity, or hits. To date, only a fraction of these hits has been assessed further, but we have already identified antibodies directed at more than 50 cancer targets. We simultaneously identify the antibody, or the potential therapeutic, and its antigen target. Furthermore, the antibody may also be used in a diagnostic test to determine if a patient’s disease is over-expressing that same antigen. Our focus is on unmodified antibodies as therapeutic candidates. We believe this strategic focus enables simpler development. In addition, we also contemplate forming partnerships with others who may seek to use our antibodies as the basis for more complex modalities, such as engineered T cells or ADCs. We anticipate the output from our Immunome Discovery Engine may potentially translate into one to two oncology or infectious disease programs entering IND-enabling studies per year.
A Key Output from Our Discovery Platform: Functional Clustering
Our platform enables us to identify clusters as informed by the patient memory B cell response to gain additional insights into the biology of cancer and may allow the identification of new targets. The limited data available on each antigen we have identified to date have revealed a “functional clustering” of targets, or clusters of targets with functional similarities, which highlights those patients who mount a specific immune response. We believe these functional clusters, as shown in the illustration in Figure 4 on the next page, may provide critical clues to the important tumor-driven processes that must be attacked by the immune system to effectively eliminate the disease.

Figure 4. To date, the Immunome Discovery Engine has identified 71 antibodies from patient memory B cells directed at 58 innovative cancer targets. These targets appear to cluster around six biological functions that might be of therapeutic importance in cancer.
As an example, when looking at clusters of targets with functional similarity, as shown in the above illustration, Target Cluster 1 contains several proteins that tumors appear to produce to modify their microenvironments. Prominent among these are several structural and catalytic proteins that regulate the formation and the function of exosomes, small vesicles packed with material used by cancer cells to create a pro-growth, pro-survival and anti-immune tumor niche. The tumor uses exosomes to change the functions of stromal cells, endothelial cells and immune effector cells, by taking control of those normal cells and using them to generate an environment in which cancer can thrive. We are actively exploring the concept that antibodies directed at some of these exosomal components may have therapeutic utility.
Similarly, Target Cluster 3 presently contains two protein targets that may be classified as immune checkpoints serving as functional inhibitors of anti-tumor-immunity. One of the generally regarded great advances in cancer biology in the past 20 years is related to checkpoint inhibition, or the observation that tumors co-opt the very same mechanisms that the immune system uses to down-regulate itself after a response. A well-known checkpoint inhibitor is programmed death ligand 1, or PD-L1, a protein that normally binds to T cells and other immune effectors to “check” or turn down their activity after a physiological immune response has been completed. When a tumor produces this same protein, it results in immune suppression. Eliminating a tumor’s ability to down-regulate the immune system by targeting tumor-derived checkpoints enables patients’ immune systems to respond to and potentially clear their diseases. Checkpoint inhibitors have rapidly become a mainstay in cancer treatment and are now part of the standards of care for multiple solid tumors, with a worldwide market predicted to reach $25 billion by 2022. Most well-known among these are PD-L1 pathway-directed antibodies from Bristol-Myers Squibb Company, Merck & Co. Inc., AstraZeneca plc, or AstraZeneca, and F. Hoffmann-La Roche Ltd. However, these immuno-therapeutics are effective in only a minority of patients with solid malignancies, suggesting that tumors may suppress immunity through multiple interdependent mechanisms, beyond the PD-L1 pathway. Consistent with the two targets that have emerged in this cluster, our data appears to indicate that the B cells of cancer patients react to the proteins that tumors secrete to subvert immunity. One such immune checkpoint, which was identified by our platform, is IL-38, a heretofore obscure member of the interleukin one, or IL-1, family of immune regulatory proteins. We believe that an antibody directed at IL-38, if successful, could restore anti-tumor immunity when used alone or in combination with other checkpoint inhibitors.
Our Multiple Product Development Opportunities
We believe our approach to the discovery of novel antibodies enables the following therapeutic modalities:

Product Development Approach	Description	Importance and Advantages	Next Steps and Application
Immunoglobulins as Therapeutics	We plan to devote significant effort to identifying and developing simple or unmodified IgGs that, when bound to their antigens on tumor cells, may produce a therapeutic benefit
No additional technology required to modify the molecule further
Allows for speed to the clinic when compared to the modified antibody approach
We also believe that simple IgGs may provide an advantage in manufacturability
We will plan to identify antibody-target pairs that provide direct anti-tumor effects and/or result in activation of the immune system to recognize and eliminate cancer cells
Antibody-Drug Conjugates (ADCs)
Some targets appear to have dense expression on the cell surface and, after the addition of an antibody, the antibody-target complex rapidly internalizes into the interior of the cell
This “high-flux” behavior may enable us to develop therapeutics when configured as ADCs

An ADC is an antibody to which a “tumor killing” payload is attached
The ideal ADC is comprised of a high-affinity and high-specificity antibody directed at a prevalent tumor antigen that is rapidly internalized post-binding
Internalization results in the release of the payload in quantities sufficient to kill the cell expressing the target

Our initial approach is to partner with companies that possess the expertise in ADC development, with whom we can evaluate the therapeutic utility of our antibodies as ADCs
The first of these partnerships, a non-exclusive collaboration with pH Pharma, is intended to explore the combination of our antibodies with pH Pharma’s payload based on the mechanism of mammalian spliceosome modulation

Engineered Patient-Derived Immunoglobulins
Some antibodies could be used to enhance the immune effector activities of T cells
One of these approaches takes T cells from a patient, transfects them with a unique antigen receptor derived in part from a tumor-directed antibody, and reintroduces the engineered cells back into the patient
Another approach (bispecific T cell engagers, or BiTEs) uses an engineered antibody or antibody fragment that can simultaneously bind a tumor and a T cell, driving the destruction of the tumor cell
		The common feature of these more complex therapeutic approaches is an antibody or antibody-like protein that can bind to a tumor antigen while directing T cells to attack the tumor	If we are successful in identifying antibodies that offer potential utility in one or more of these approaches, we may choose to develop or partner them depending on the specific opportunity or business arrangement
Our Lead Oncology Discovery Program
IMM-ONC-01 Overview:   Our lead oncology discovery program is focused on antibodies targeting IL-38, a lesser-known member of the IL-1 family of cytokines, a number of conserved proteins, secreted by various cell types, that regulate adaptive and innate immune responses. IL-38 binds to receptors found on immune cell subsets, such as macrophages, dendritic cells, gamma delta T cells, or γδT cells, and regulatory T cells, which are critical for establishing an immuno-responsive tumor microenvironment. Our analysis of data from The Cancer Genome Atlas, or TCGA, a landmark cancer genomics program by the National Cancer and Human Genome Research Institutes, that molecularly characterized over 20,000 primary cancer and matched normal samples spanning 33 cancer types has revealed that there is an inverse relationship between high IL-38 expression and presence of immune cell populations in multiple human tumors, as measured by expression of T cell- and macrophage-specific markers CD3 and CD68 (cluster of differentiation 3 and 68, respectively), proteins found on the surface of T cells and macrophages, as shown in Figure 5. This relationship appears to be particularly striking in major solid tumors such as prostate, colorectal and lung cancers where IL-38 is found to be expressed at very high levels in some biopsies from patients with these diseases.
In addition to the TCGA expression data shown below (Figure 5), we also plan to assess the binding of the anti-IL-38 development candidate in authentic human biopsy material across multiple tumor types. While published data already point to three major solid tumors as potential disease targets, we believe a comprehensive assessment of IL-38 over-expression may reveal additional therapeutic opportunities and help us refine our clinical development plan.
Derivation and Development of IMM-ONC-01

Prostate
Adenocarcinoma
Colorectal
Adenocarcinoma
Lung
Adenocarcinoma
T cells (CD3E)
n = 498
R2 = 0.005
CD3E
n = 382
R2 = 0.0003
CD3E
n = 517
R2 = 0.0001
Macrophages (CD68)
n = 498
R2 = 0.0023
CD68
n = 382
R2 = 0.0022
CD68
n = 517
R2 = 0.0011
IL-38 expression
IL-38 expression
IL-38 expression

Figure 5. Inverse relationship between high IL-38 expression and immune cell populations in tumors (TCGA)
In a clinical study of 400 lung cancer patients, biopsy materials revealed an association between high IL-38 expression levels and poor patient outcomes. The same study found that the expression of IL-38 is often correlated with PD-L1 suggesting that these two checkpoints may well work as co-conspirators to inhibit the immune response. As shown in the illustration below in Figure 6, tumor-derived IL-38 appears to subvert the innate immune response and the formation of an inflamed microenvironment in the early part of the cancer immunity cycle.

Productive Immune Response
IL-38
Immune Desert
Pre-Inflamed
Inflamed
Exhausted
Tumor Microenvironment

Figure 6. Over-expression of IL-38 in certain solid tumors appears to decrease the ability of the patient’s immune system to respond to the malignancy.
Antibodies that antagonize the function of PD-L1 induce a therapeutic effect in patients who express PD-L1. We believe targeting IL-38 with an antibody, in a similar fashion, may also induce a therapeutic response.
As shown in Figure 7, IL-38 appears to alter the gene signatures associated with inflammation in lipopolysaccharide (LPS, a bacterial cell wall component)-treated effector cells in vitro. In this experiment, treatment with an anti-IL-38 antibody antagonized the effect of IL-38 further establishing the role of IL-38 in the inflammatory response.
Figure 7. IL-38 appears to modulate the inflammatory response associated with LPS (lipopolysaccharide) stimulation. Treating a tumor with an anti-IL-38 antibody reverses that effect. Gene expression profiles were measured using Nanostring and analyzed using ClustViz (Metsalu and Vilo Nucleic Acids Research, 43(W1):W566-W570, 2015. doi: 10.1093/nar/gkv468). Data were visualized with both Principle Component analysis (left panel) and gene expression heatmaps (right panel, each row represents a gene, red indicates overexpression and blue indicates downregulation).

To date, we have identified multiple antibodies with high specificity for binding to IL-38 but not for other closely related members of the same cytokine family, as shown in Figure 8. We believe high specificity for the target will be beneficial in terms of the development of antibody-based therapeutics.

Binding signal
100000
10000
1000
100
10
1
CD1-M3
CD1-M8
NZB-M8
IL-38
IL-1b
IL-36
IFNg

Figure 8. Binding of two of our hit antibodies (CD1-M3 and M8) is specific for IL-38 with orders of magnitude less binding to related family members. Antibody NZB-M8 bound to both IL-38 and interferon gamma (IFNγ) — a less attractive profile for a cancer therapeutic
The same antibody, CD1-M3, was able to block the activity of IL-38 in tissue culture experiments. Our data also showed that the treatment of tumor-bearing animals with an anti-IL-38 antibody, naked Immunoglobulin G, or IgG, a particular sub-type of antibody, resulted in an intra-tumoral treatment-dependent increase in three effector cell populations important to the innate anti-tumor response: γδT cells, dendritic cell precursors and macrophages, as shown in Figure 9. De-repression of innate immunity after antibody treatment then resulted in stimulation of the adaptive response, as indicated by a meaningful increase in CD8+, or cytotoxic, T cells in the same tumors.
Figure 9. Reversal of IL-38 suppression of γδT cells in a mouse melanoma (left), or in dendritic cell precursors (middle) and macrophages (right) in a human lung tumor xenograft grown in T cell-deficient mice, after 2 weekly doses (10 mg/kg) with an anti-IL-38 antibody (CD1-M3; samples taken 24 h after the second dose)
In early studies, re-awakening of the immune system in this manner appears to generate corresponding in vivo efficacy in a mouse model bearing B16F10, a tumor that is known to produce IL-38. The data in Figure 10 demonstrates the anti-tumor effect of our anti-IL-38 antibody (CD1-M3). In this experiment, an anti-CTLA4 antibody was used as a positive control. We plan to carry out additional studies to confirm the in vivo efficacy of our candidate antibodies and, if successful, advance a lead antibody into IND-enabling studies in the second half of 2020.

B16F10 Tumor Volume
Mean Tumor Volume ± SEM (mm³)
2000
1500
1000
500
0
0
5
10
15
Result Day
Vehicle Control
CD1-M3 10 mg/kg IP BIWx4
anti-CTLA4 10mg/kg IP BIWX4
p = 0.02
p = 0.03

Figure 10. Treating with CD1-M3 appears to induce an anti-tumor response in IL-38 expressing mouse B16F10 tumor model. Data for positive control (anti-CTLA4 antibody) are also shown.
Our Lead Infectious Disease Discovery Program (IMM-BCP-01)
IMM-BCP-01 Overview:   The human immune system elicits multiple mechanisms of action, capable of working in concert with one another, to clear viral infections, such as those caused by SARS-CoV-2, the virus that has led to the COVID-19 pandemic. As depicted in Figure 11, those mechanisms may include viral neutralization, viral clearance via phagocytosis, and viral destruction through mobilization of the complement cascade. Those different mechanisms can be driven, at least in part, by mounting antibody responses against multiple viral proteins. Also, as patients’ antibody responses to the virus mature over time, they are often characterized by the conversion of early, less specific, Immunoglobulin M, or IgM, responses to the later IgG and Immunoglobulin A, or IgA, antibodies that are capable of binding with high affinity and selectivity to target proteins. During effective responses to SARS-CoV-2, patients are known to develop antibodies against many different viral proteins including, but not limited to, Spike, or S, protein, nucleocapsid protein and some of the open reading frame-encoded, or ORF, proteins. Each of these proteins plays a specific role in the life cycle of the virus and targeting them has the potential to induce distinct and effective viral clearance mechanisms.
The high unmet need presented by the ongoing COVID-19 pandemic has led to the initiation of over a dozen clinical trials around the world to leverage the antibody responses of convalescing COVID-19 patients by testing the utility of passive antibody transfer. The antibody-rich plasma from convalescing patients, referred to as convalescent plasma, has been used clinically for years to treat patients who contracted dangerous viral infections, such as Middle East Respiratory Syndrome, or MERS, and rabies, and is currently being tested against the SARS-CoV-2 virus through the National COVID-19 Convalescent Plasma Project. This approach takes advantage of the diverse antibody responses generated by the convalescing patients and the potential of those diverse antibodies to induce multiple viral clearance mechanisms. However, there are many limitations to the use of convalescent plasma, such as limited convalescent donor availability, donor-to-donor variability and the need to match the blood-type donor and patient.
Figure 11. Illustration of various viral clearance mechanisms used by human immune system
Our Immunome Discovery Engine has the potential to rapidly immortalize convalescent patients’ B cells and screen the antibodies produced by them in an unbiased fashion against a broad set of known SARS-CoV-2 antigens similar to the way in which we screen antibodies for applications in oncology. The approach we are exploring is depicted in Figure 12. We believe this approach will enable us to identify several potent anti-viral antibodies from patients who have successfully mounted an immune response against COVID-19. We are collaborating with the DoD to identify and generate a mixture of antibodies in order to develop a BCP product that possesses broad anti-viral activity. This future product could potentially treat infected patients, as well as offer protection against the virus for healthy individuals who are at risk of contracting the virus.
Figure 12. Our proposed approach to developing Biosynthetic Convalescent Plasma
The Immunome Discovery Engine has already identified more than 100 antibodies that bind to distinct SARS-CoV-2 viral antigens, including multiple domains of S protein and other viral proteins. Our results so far, as shown in Figure 13, suggest that more than 50% of the antibodies isolated from “super-responders” bind to viral proteins other than Spike. We believe that an approach employing antibodies to multiple viral antigens will be important to an effective clearance of the virus and to achieving anti-viral activity.
We plan to continue to actively test the functionality and potency of these antibodies to identify a suitable mixture of up to six antibodies which bind to multiple viral proteins. We are aware that a single antibody or even multiple antibodies directed at Spike protein may have a somewhat limited utility in terms of effective, rapid viral clearance and that the emergence of mutated viruses with altered S proteins may generate resistance to those therapies. We expect that our BCP product could elicit anti-viral effect by triggering multiple immune mechanisms and that this diversity of action may potentially decrease the likelihood of treatment resistance to any one antibody. If successful and proven safe and effective in clinical studies, we believe our IMM-BCP-01 program could lead to a treatment for COVID-19 patients, as well as to protect healthy individuals who may be at a higher risk of contracting the SARS-CoV-2 virus. We expect to define the composition of a product candidate in our IMM-BCP-01 program in the second half of 2020 and, assuming an IND approval by the FDA, to initiate clinical studies in the first half of 2021.
Figure 13. Preliminary data suggesting the distribution of antibodes against SARS-CoV-2 viral proteins based on B cell interrogation of “super-responders”
We believe our approach using BCP is clearly differentiated from the others. It is generally believed that passive immunity based treatment for COVID-19 using monoclonal antibodies offers a potential therapeutic approach and may be an important aspect of fighting the pandemic. We believe the approaches used by companies such as Regeneron Pharmaceuticals Inc., or Regeneron, GlaxoSmithKline plc, AstraZeneca and Eli Lilly and Company, or Eli Lilly, do not mimic the natural human immune response because such approaches focus on antibodies directed solely at SARS-CoV-2 Spike protein as opposed to multiple viral targets. Using our unbiased proprietary technology, which is designed to capture the memory B cell response of COVID-19 patients, we have already identified over 100 antibodies that appear to bind to distinct SARS-CoV-2 viral antigens. More than half of these antibodies target proteins other than the spike, such as nucleocapsid and open reading frames, or ORFs. We believe our approach of combining antibodies directed at both spike and other viral proteins may elicit key viral clearance mechanisms potentially offers a superior therapeutic approach over other approaches in development and might be useful as a treatment and prophylaxis.
Strategic Collaborations and License Agreements
We believe that our technology has broad utility and may enable the formation of attractive partnerships to capture product opportunities on which we may not otherwise be able to capitalize. To maximize the value of our platform we may, from time to time, contemplate and enter into various forms of collaborative agreements with other entities, including other companies, government agencies, academic institutions and non-profit groups. To date, we have entered into two such collaborations, which are described in greater detail below.
IMM-BCP-01 Collaboration with the DoD
In July 2020, we entered into an agreement with the DoD to research and develop a BCP product candidate for the potential treatment and prophylaxis of SARS-CoV-2 infections, including COVID-19. We have been awarded up to $13.3 million in expense reimbursement to use our proprietary technology to interrogate memory B cells from patients who have successfully recovered from SARS-CoV-2 infection. This project aligns our capabilities with the DoD’s mission to respond to the COVID-19 pandemic and to provide medical countermeasures for the warfighter and the nation against future biological and chemical agents of concern. According to a government press release related to this award, if successful, our technology could also provide the DoD with a method to quickly respond to other novel outbreaks. Through this effort, we intend to identify a combination of antibodies that are effective against the virus because they promote multiple, distinct viral clearance mechanisms. Ultimately, we plan to manufacture a successful product at industrial scale to make it available to a broad population of patients and at-risk individuals. If we successfully identify a BCP product candidate, we plan to initiate clinical testing of in the first half of 2021. We believe our partnership with the DoD could enable us to leverage our technology in additional therapeutic applications, such as in a rapid response to a future viral pandemic.
Pursuant to our other transaction authority for prototype agreement, or the DoD Agreement, ownership of any invention developed under this agreement follows inventorship under U.S. patent law. The Bayh-Dole Act does not apply to the DoD agreement, and, as such, title to inventions will accrue to the inventor or inventor-organization. In addition, we own all study data generated under the DoD Agreement, whether generated by us or the DoD. In connection with the DoD Agreement, we also obtained the right to negotiate a commercial license covering DoD's interest in any invention solely owned by DoD and developed under the agreement.
Under the DoD agreement, we are required to use commercially reasonable efforts to complete specified research activities for the prototype project based on the estimated cost for such prototype. In connection with the DoD Agreement, we are eligible to receive up to $13.3 million in the aggregate from DoD, subject to continued compliance with the terms of the DoD agreement and future pricing strategy. We are not obligated to pay any royalties or other future consideration under this agreement.
The DoD agreement expires after one year, subject to completion of the prototype project as determined by a DoD official in accordance with key technical goals established for the project or results that justify completion. The DoD may terminate the agreement in its entirety for convenience or in whole or in part for our material breach of the agreement.
pH Pharma Antibody-Drug Conjugate Research Collaboration
In October 2019, we entered into a collaboration and license agreement, which was amended in August 2020, or the pH Pharma Agreement, to develop and commercialize multiple ADCs in oncology with pH Pharma, a privately held clinical-stage biopharmaceutical company advancing therapeutic candidates for oncology, ophthalmology and non-alcoholic steatohepatitis, or NASH. We believe this collaboration will combine our Immunome Discovery Engine’s capability to discover novel antibodies and the novel toxin payload expertise of pH pharma to create potentially useful antibody-drug conjugate opportunities in oncology.
Pursuant to the pH Pharma Agreement, we agreed to collaborate with pH Pharma in the research of ADCs using our proprietary antibodies and pH Pharma’s linkers and drugs, all in accordance with a mutually agreed upon research plan. The initial research term expires in January 2021, unless we mutually agree to extend the term. All inventions arising out of the research collaboration will be jointly owned by the parties, provided, that pH Pharma will own all such inventions that solely relate to pH Pharma’s drug and the method of the conjugation of such drug to antibodies, and we will own such inventions that solely relate to our antibody discovery platform or any antibody discovered by us using such platform or otherwise.

The research collaboration will be overseen by a joint research committee. The parties will share all research costs (both internal and external) in connection with the conduct of the research collaboration. If an ADC has completed pre-IND toxicology studies, then either party may elect to further develop such ADC. If both parties wish to further develop the same ADC, then the party that was not permitted to select the last mutually-selected ADC will have the right to select such ADC. pH Pharma has the right to select the first of any such mutually-selected ADC. If neither party selects a particular ADC, then neither party shall have the right to further develop or commercialize such ADC, and either party shall have the right to seek a third party sublicensee to further develop and commercialize such discontinued ADC with the parties equally sharing any consideration received from a sublicensee.
On an ADC-by-ADC basis, the party that has not selected such ADC for further development, the licensor, grants to the other party, the licensee, a worldwide, royalty-bearing, exclusive license, with the right to grant sublicenses, under its patents and know-how to research, develop, make, have made, use, sell, offer for sale, have sold, import and otherwise commercialize products containing such ADC, provided, that the license granted to us from pH Pharma does not include the right to manufacture the toxin component of the ADC which we will obtain from pH Pharma, and the license granted to pH Pharma by us does not include the right to manufacture the antibody component of the ADC which pH Pharma will obtain from us, in each case per mutually agreed upon supply agreements. In addition to the foregoing license, the licensor will grant the licensee a non-exclusive license under any know-how as needed to ensure that the licensee has freedom to operate.
The applicable licensee will use commercially reasonable efforts to develop and commercialize the applicable ADC. The applicable licensee will be solely responsible for all subsequent development, manufacture (except as described above), and commercialization of the ADC product, at its own cost, provided, that the licensor will have the option to share a portion of the development costs through completion of the first Phase 1 clinical trial in exchange for an increased portion of sublicense revenue sharing.
In connection with the pH Pharma Agreement, the licensee is obligated to pay the licensor up to $100,000,000 in the aggregate for certain development, regulatory and commercial milestones, in all cases for each ADC product (i.e., on a product-by-product basis). The licensee is obligated to pay the licensor a mid-single digit royalty on net sales of each ADC product during the applicable royalty term, subject to certain specified reductions, including due to lack of a valid patent claim. The licensee’s obligation to pay royalties expires, on an ADC product-by-ADC product and country by country basis, upon the later of ten years from first commercial sale of such ADC product in such country, the expiration of the last-to-expire licensed patent in such country that covers such ADC product, and the expiration of regulatory exclusivity for such ADC product in such country. The licensee is also obligated to pay the licensor a percentage of any non-royalty sublicensing income received by the licensee ranging from the high first decile to the high third decile, subject to an increase to the high fifth decile if the licensor previously elected to share in early stage development costs and such sublicense is entered into prior to initiation of the first Phase 1 clinical trial.
The pH Pharma Agreement expires upon completion of the research term if no ADC products are selected by either party for further development. If an ADC product is selected for further development, then the pH Pharma Agreement expires, on an ADC product-by-ADC product basis, upon expiration of the last payment obligation for such ADC product. A party, in its capacity as a licensee, has the right to terminate the pH Pharma Agreement upon specified prior written notice to the other party, as licensor, provided, that upon receipt of such notice, the licensor may elect to continue the agreement and become the licensee of such ADC product. Either party may terminate the agreement in the event that the other party fails to cure a material breach of the agreement within a specified period of time or the other party commences a legal action challenging the validity, enforceability or scope of the patent rights licensed under the agreement. However, if the pH Pharma Agreement terminates and a party has during the term selected an ADC for development, the parties’ respective rights and obligations with respect to development and commercialization of that ADC survives termination of the pH Pharma Agreement.
Arrayjet License Agreement
In June 2019, we entered into an exclusive license agreement, or the Arrayjet Agreement, with Arrayjet Limited, or Arrayjet, pursuant to which we obtained a royalty-bearing, exclusive license under certain licensed patents and know-how for all purposes, including to research, develop, make, have made, use, sell, offer for sale, market, and otherwise commercialize products in the United Sates, the United Kingdom, China, Germany, and Japan, for the screening of human derived hybridomas and antibodies or derivatives thereof against cell lysate libraries where the antigen(s) of interest are unknown in the antibody therapy field. We also obtained a right to license certain new intellectual property rights owned or acquired by Arrayjet during the term, subject to the negotiation of mutually agreeable license terms. The foregoing license grant includes a limited right to grant nonexclusive sublicenses. The Arrayjet Agreement was subsequently amended in July 2020 to modify certain sublicensing payment provisions of the agreement.
Under the Arrayjet Agreement, as amended, we are required to diligently use the licensed rights to develop screening of human derived hybridomas and antibodies or derivatives thereof against cell lysate libraries where antigen(s) of interest are unknown within the licensed field in the territory and, where marketable products are developed, to use reasonable commercial judgment to diligently develop, seek any necessary regulatory approval for, manufacture, market, and sell products in each licensed field and territory.
In connection with the Arrayjet Agreement, we paid $150,000 in consideration of the exclusive rights granted under the Arrayjet Agreement, and we are required to make annual license payments in the low six figures to maintain such exclusivity. In the event we independently undertake certain development activities, we are also obligated to pay annual license fees in the mid six figures and annual sublicensing fees in the low six figures, and we are obligated to pay a low single digit percentage of other sublicensing revenue received. During the term, we are obligated to pay Arrayjet a low single digit royalty on net sales of products by us and a low single digit to low teens royalty on net sales of products by sublicensees.
We have the right to terminate the Arrayjet Agreement upon specified written notice stating reasons for termination. Arrayjet may terminate the agreement for our failure to meet certain diligence milestones, payment default, or failure to provide certain reports and information. Either party may terminate the agreement for the other’s material breach or insolvency.
MIT-Whitehead Patent License Agreement
In June 2009, we entered into an exclusive patent license agreement, or the Whitehead Agreement, with the Massachusetts Institute of Technology, or MIT, as licensing agent for the Whitehead Institute for Biomedical Research, or Whitehead, pursuant to which we obtained from MIT and Whitehead a royalty-bearing exclusive license under certain patent rights of Whitehead and a royalty-bearing non-exclusive license under certain biological and chemical material of Whitehead that relate to our antibody screening platform, in each case to develop, manufacture, use, and commercialize licensed products and to develop and perform licensed processes and perform licensed services for all purposes in the United States. The foregoing license grant included the right to grant sublicenses with certain restrictions. The Whitehead Agreement was subsequently amended in December 2009, March 2013, August 2017 and July 2020.
Under the Whitehead Agreement, as amended, we are required to use diligent efforts to develop licensed products or licensed processes and to introduce licensed product or licensed processes into the commercial market. We are also obligated to achieve certain specified diligence milestones.
In connection with the Whitehead Agreement, we paid $10,000 as an upfront fee and issued to Whitehead and MIT 76,578 shares of our common stock, and we are required to make an annual license maintenance payment in the high five figures, which amount may be credited against royalties payable in the same calendar year.
Pursuant to the Whitehead Agreement, we are obligated to pay Whitehead up to $725,000 in the aggregate for certain development, regulatory and commercial milestones and up to $275,000 for each product or derivative that we discover using the licensed product or processes, or Discovered Products. We are also obligated to pay Whitehead a low single digit royalty on net sales of licensed products and licensed processes when sold as a therapeutic or diagnostic product, a mid single digit royalty on net sales of such licensed products or processes when sold as a research reagent, and a less than one percent royalty on net sales of Discovered Products when sold as a therapeutic or diagnostic product. Our obligation to pay royalties on net sales of licensed products and licensed processes is limited to such products and processes the manufacture, use, sale, and/or import of which, absent the license granted under the Whitehead Agreement, would infringe a claim of a licensed patent. Our obligation to pay royalties on net sales of Discovered Products is limited to a period of seven years from first commercial sale of each Discovered Product. We are obligated to pay Whitehead a high single digit royalty on service income received in connection with the provision of licensed services the provision of which, absent the license granted under the Whitehead Agreement, would infringe a claim of a licensed patent. We are obligated to pay Whitehead a high first decile percentage of certain payments received from sublicensees, subject to certain reductions to single-digit percentages, and we are obligated to pay Whitehead a mid-teen percentage royalty on certain payments received from non-sublicensee corporate partners.
We have the right to terminate the Whitehead Agreement upon specified prior written notice to MIT. MIT may terminate the Whitehead Agreement in the event of our uncured material breach or insolvency. Additionally, MIT may terminate the agreement if we or any of our affiliates or sublicensees challenges the validity, patentability, enforceability or non-infringement of the licensed patents.
TJU License Agreement
In June 2012, we entered into an exclusive license agreement, or the TJU Agreement, with Thomas Jefferson University, or TJU, pursuant to which we obtained from TJU a worldwide, royalty-bearing exclusive license under certain patent rights, know-how, and materials of TJU that relate to our antibody screening platform, in each case to research, develop, manufacture, use, commercialize, and improve licensed products and to practice licensed processes for all purposes. The foregoing license grant included the right to grant sublicenses with certain restrictions. The TJU Agreement was subsequently amended in October 2017 and July 2020.
Under the TJU Agreement, we are required to use commercially reasonable diligent efforts to introduce licensed products and/or licensed processes into the commercial market and must endeavor to keep them reasonably available to the public.
In connection with the TJU Agreement, we paid $30,000 as an upfront fee, $12,000 as a fee for certain materials, and issued to TJU 58,435 shares of our common stock, and we are currently required to make an annual license maintenance payment in the low five figures, which amount may be credited against royalties payable in the same calendar year. We are also obligated to pay TJU $950,000 in the aggregate for certain development, regulatory and commercial milestones for licensed products. We are obligated to pay TJU a low single digit royalty on net sales of licensed products and licensed processes. Our obligation to pay royalties on net sales of licensed products and licensed processes is limited to net sales generated in countries in which a valid claim under licensed patent exists, and after expiration of the licensed patents, a lower royalty applies. The royalty rate is subject to certain specified reductions. Royalties are payable under the agreement until expiration of the TJU Agreement. We are also obligated to pay TJU a high first decile percentage of any non-royalty sublicensing income received by us, subject to certain specified reductions.
The TJU Agreement expires upon expiration of the last valid claim under the licensed patents. We have the right to terminate the TJU Agreement upon specified prior written notice to TJU. TJU may terminate the agreement in the event that we fail to cure a payment default within a specified period of time, we fail to procure and maintain insurance as required under the agreement, TJU determines that we have failed to use commercially reasonable efforts to develop and commercialize licensed products or licensed processes at any time after 5 years from the effective date of the agreement, we become insolvent, an audit by TJU shows an underpayment by us of the lesser of 5% and $50,000 for any 12 month period, we are convicted or plead nolo-contendere to a felony relating to the manufacture, use or sale of licensed products or licensed processes, and we fail to cure any other material default within a specified period of time.
Manufacturing
We produce our lead antibodies at the laboratory scale necessary for early research and development activities and some preclinical assessments. For later stage preclinical assessment, such as IND-enabling studies and safety assessment, of product candidates, we intend to use third-party manufacturers to produce our antibodies and any other necessary intermediates or reagents. We do not have, and we do not currently plan to acquire or develop the infrastructure, facilities or capabilities to, facilities that can manufacture any intermediate, bulk drug substance or finished drug product conforming to current Good Manufacturing

Practices (cGMP) for use in human clinical trials or to commercialize. We intend to continue to utilize third-party manufacturers to produce, package, label, test and release bulk drug substance and drug product for clinical testing and for future commercial use, as needed. We expect to continue to rely on such third parties to manufacture our products for the foreseeable future. Our expected future contractual manufacturing organizations will each have successful track records of producing clinical and commercial products for other companies under applicable compliance regulations, such as cGMP compliance in case of the FDA, and will have previously been inspected by regulatory authorities for compliance with cGMP standards. We plan to work with such third parties located in United States or from time to time, located outside of the United States.
Competition
We are aware of several companies that are developing antibodies for the treatment of cancer and infectious diseases. Many of these companies are well-capitalized and, in contrast to us, have significant clinical experience, and may include our potential future partners. In addition, these companies compete with us in recruiting scientific and managerial talent. Our success will partially depend on our ability to obtain, maintain, enforce and defend patents and other intellectual property rights with respect to our antibodies that are proven to be safer and/or more effective or are less expensive than competing products. Our commercial opportunity and success will be reduced or eliminated if competing products that are safer, more effective, or less expensive than the antibodies we develop are or become available.
In oncology, we expect to compete with antibody, biologic and other therapeutic platforms and development companies who are also pursuing similar antibody-based discovery approaches, including, but not limited to, companies such as AbCellera Biologics, Inc.; Adaptive Biotechnologies Corporation, or Adaptive; AIMM Therapeutics B.V.; Atreca, Inc.; IGM Biociences, Inc.; OncoReponse, Inc. and Vir Biotechnology, Inc. In addition, we expect to compete with large, multinational pharmaceutical companies that discover, develop and commercialize antibodies and other therapeutics for use in treating cancer such as AstraZeneca; Bristol-Myers Squibb Company; Genentech, Inc.; Merck & Co. Inc.; and F. Hoffmann La Roche AG. If any future product candidates identified through our current lead programs are eventually approved for sale, they will likely compete with a range of treatments that are either in development or currently marketed for use in those same disease indications. In the area of infectious diseases, specifically our COVID-19 efforts, our key competitors include other companies developing antibody-based therapeutics such as Regeneron, SAb Biotherapeutics, Inc., Sorrento Therapeutics, Inc., Amgen Inc. and Adaptive (in collaboration), Eli Lilly and AbCellera (in collaboration), and AstraZeneca. Further, we expect the future potential for our BCP product will be significantly influenced should any of the numerous vaccine products under development, by companies including Moderna, Inc.; Pfizer Inc. and BioNTech SE (in collaboration), AstraZeneca and Johnson and Johnson, prove to be safe and efficacious.
Intellectual Property
Intellectual property is of vital importance in our field and in biotechnology generally. We seek to protect and enhance proprietary technology, inventions, and improvements that are commercially important to the development of our business by seeking, maintaining, and defending patent rights, whether developed internally, acquired or licensed from third parties. We will also seek to rely on regulatory protection afforded through orphan drug designations, inclusion in expedited development and review, data exclusivity, market exclusivity and patent term extensions where available.
Our intellectual property estate uses various types of intellectual property to provide multiple layers of protection. For example, we seek a variety of patents to protect our inventions including, for example, compositions of matter and uses in treatment and diagnostic and methods for novel antibodies, including methods of treatment for diseases expressing novel targets. We believe our current layered patent estate, together with our efforts to develop and patent next generation technologies, provides us with substantial intellectual property protection.
We have filed or will file for patent protection in the United States and internationally for our lead antibodies and the targets to which they bind, as well as for process improvements. As of August 8, 2020, we own 4 pending Patent Cooperation Treaty, or PCT, applications and 5 pending US provisional patent applications with claims directed to the composition of matter and methods of use for antibodies, including

IMM-ONC-01 and IMM-BCP-01, targeting identified antigens. Patent applications claiming the benefit of these PCT applications, if issued, are expected to expire between 2039 and 2040. Patent applications claiming priority to and the benefit of these provisional applications, if issued, are expected to expire between 2040 and 2041. However, we recognize that the area of patent and other intellectual property rights in biotechnology is an evolving one with many risks and uncertainties, which may affect those rights. However, we recognize that the area of patent and other intellectual property rights in biotechnology is an evolving one with many risks and uncertainties, which may affect those rights.
Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges and operating without infringing on the proprietary rights of others. Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents, or any patents granted to us in the future will be commercially useful in protecting our product candidates, discovery programs and processes. For this and more comprehensive risks related to our intellectual property, please see the section titled “Risk Factors — Risks Related to Our Intellectual Property.”
The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, including the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may potentially be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent taking into account delays on the part of the patentee, or may be shortened if a patent is terminally disclaimed over an earlier filed patent. In the United States, the patent term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to an approved drug may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our products receive FDA approval, we expect to apply for patent term extensions on patents covering those products. We expect to seek patent term extensions to any of our issued patents in any jurisdiction where these are available, however there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions. For more information regarding the risks related to our intellectual property, see the section titled “Risk Factors — Risks Related to Our Intellectual Property.”
In some instances, we file provisional patent applications directly in the USPTO. Provisional patent applications were designed to provide a lower-cost first patent filing in the United States. Corresponding non-provisional patent applications must be filed not later than 12 months after the provisional application filing date. The corresponding non-provisional application benefits in that the priority date(s) of the patent application is/are the earlier provisional application filing date(s), and the patent term of the finally issued patent is calculated from the later non-provisional application filing date. This system allows us to obtain an early priority date, obtain a later start to the patent term and to delay prosecution costs, which may be useful in the event that we decide not to pursue examination in a subsequent non-provisional application. While we intend, as appropriate, to timely file non-provisional patent applications relating to our provisional patent applications, we cannot predict whether any such non-provisional patent applications will result in the issuance of patents that provide us with any competitive advantage.
We intend to file U.S. non-provisional applications and/or international Patent Cooperation Treaty, or PCT, applications that claim the benefit of the priority date of earlier filed provisional or non-provisional applications, when applicable. The PCT system allows for a single PCT application to be filed within 12 months of the priority filing date of a corresponding priority patent application, such as a U.S. provisional or non-provisional application, and to designate all of the 153 PCT contracting states in which national phase patent applications can later be pursued based on the PCT application. The PCT International Searching Authority performs a patentability search and issues a non-binding patentability opinion which can be used to evaluate the chances of success for the national applications in foreign countries prior to having to incur the filing fees. Although a PCT application does not issue as a patent, it allows the applicant to establish a patent application filing date in any of the member states and then seek patent patents through later-filed national-phase applications. No later than either 30 or 31 months from the first priority date of the PCT application, separate national phase patent applications can be pursued in any of the PCT member states, depending on the deadline set by individual contracting states. National phase entry can generally be accomplished through direct national filing or, in some cases, through a regional patent organization, such as the European Patent Organization. The PCT system delays application filing expenses, allows a limited evaluation of the chances of success for national/regional patent applications and allows for substantial savings in comparison to having filed individual countries rather than a PCT application in the event that no national phase applications are filed.
For all patent applications, we determine claiming strategy on a case-by-case basis. Advice of counsel and our business model and needs are always considered. We file patents containing claims for protection of all useful applications of our proprietary technologies and any products, as well as all new applications and/or uses we discover for existing technologies and products, assuming these are strategically valuable. We may periodically reassess the number and type of patent applications, as well as the pending and issued patent claims to ensure that coverage and value are obtained for our processes, and compositions, given existing patent law and court decisions. Further, claims may be modified during patent prosecution to meet our intellectual property and business needs.
We recognize that the ability to obtain patent protection and the degree of such protection depends on a number of factors, including the extent of the prior art, the novelty and non-obviousness of the invention, and the ability to satisfy subject matter, written description, and enablement requirements of the various patent jurisdictions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted or further altered even after patent issuance. Consequently, we may not obtain or maintain adequate patent protection for any of our future product candidates or for our technology platform. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we hold may be challenged, circumvented or invalidated by third parties.
In addition to patent protection, we also rely on trademark registration, trade secrets, know how, other proprietary information and/or continuing technological innovation to develop and maintain our competitive position. We seek to protect and maintain the confidentiality of proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. Our agreements with employees also provide that all inventions conceived by the employee in the course of employment with us or from the employee’s use of our confidential information are our exclusive property. However, such confidentiality agreements and invention assignment agreements can be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting trade secrets, know-how and inventions. For more information regarding the risks related to our intellectual property, see the section titled “Risk Factors — Risks Related to Our Intellectual Property.”

The patent positions of biotechnology companies like ours are generally uncertain and involve complex legal, scientific and factual questions. Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our products or processes, obtain licenses or cease certain activities. Our breach of any license agreements or our failure to obtain a license to proprietary rights required to develop or commercialize our future products may have a material adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference or derivation proceedings in the USPTO to determine priority of invention. For more information, see the section titled “Risk Factors — Risks Related to Our Intellectual Property.”
When available to expand market exclusivity, our strategy is to obtain, or license additional intellectual property related to current or contemplated development platforms, core elements of technology and/or product candidates.
Government Regulation
The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of biologics such as those we are developing. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates.
In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations and biologics under the FDCA, the Public Health Service Act, or PHSA, and their implementing regulations. Both drugs and biologics also are subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations requires the expenditure of substantial time and financial resources.
The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:
•
completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s current Good Laboratory Practices regulation;

•
submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

•
approval by an independent Institutional Review Board, or IRB, or ethics committee at each treatment site before the trial is commenced;

•
performance of adequate and well-controlled human clinical trials to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

•
preparation of and submission to the FDA of a BLA after completion of all pivotal clinical trials;

•
satisfactory completion of an FDA advisory committee review, if applicable;

•
a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•
satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMP and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and of selected clinical investigation sites to assess compliance with Good Clinical Practices, or GCP; and

•
FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

Preclinical and Clinical Development
The data required to support a BLA is generated in two distinct development stages: preclinical and clinical. Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. The sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, as well as other information, to the FDA as part of the IND.
Prior to beginning the first clinical trial with a product candidate, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.
Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the biologic, findings from animal or in vitro testing that suggest a significant risk for human subjects, and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.
For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap.
•
Phase 1 — The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

•
Phase 2 — The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•
Phase 3 — The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may be made a condition to approval of the BLA. Failure to exhibit due diligence with regard to conducting Phase 4 clinical trials could result in withdrawal of approval for products. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product, or for biologics, the safety, purity and potency. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
BLA Submission and Review
Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. The submission of a BLA requires payment of a substantial application user fee to FDA, unless a waiver or exemption applies, and the sponsor of an approved BLA is also subject to an annual program fee.
Once a BLA has been submitted, the FDA’s goal is to review standard applications within ten months after it accepts the application for filing, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process is often significantly extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may convene an advisory committee to provide clinical insight on application review questions. Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more treatment sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response letter will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response letter, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.
If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post a-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization and may limit further marketing of the product based on the results of these post-marketing studies.
Expedited Development and Review Programs
The FDA offers a number of expedited development and review programs for qualifying product candidates. The fast track program is intended to expedite or facilitate the process for reviewing new products that meet certain criteria. Specifically, new products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a fast track product has opportunities for frequent interactions with the review team during product development and, once a BLA is submitted, the product may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.
A product intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product, including involvement of senior managers.
Any marketing application for a biologic submitted to the FDA for approval, including a product with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition compared to marketed products. For products containing new molecular entities, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (compared with ten months under standard review).
Additionally, products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. It is possible that at the time of a BLA submission, our product candidates may not be eligible for accelerated approval or the FDA could determine that accelerated approval is not warranted.
Fast track designation, breakthrough therapy designation, priority review, and accelerated approval do not change the standards for approval but may expedite the development or approval process.
Orphan Drug Designation
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or 200,000 or more individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.
If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusive approval (or exclusivity), which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application fee.
A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.
Pediatric Trials
Under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA must contain data to assess the safety and efficacy of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDCA requires that a sponsor who is planning to submit a marketing application for a drug or biologic product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within sixty days of an end-of-Phase 2 meeting or as may be agreed between the sponsor and FDA. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from nonclinical studies, early phase clinical trials, and/or other clinical development programs. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of data or full or partial waivers.

Post-Approval Requirements
Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to monitoring and record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which FDA assesses an annual program fee for each product identified in an approved BLA. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.
The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:
•
restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

•
fines, warning letters or holds on post-approval clinical studies;

•
refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

•
product seizure or detention, or refusal of the FDA to permit the import or export of products;

•
consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•
mandated modification of promotional materials and labeling and the issuance of corrective information;

•
the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•
injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and Reference Product Exclusivity
The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the ACA, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-approved reference biological product. To date, a number of biosimilars have been licensed under the BPCIA, and numerous biosimilars have been approved in Europe. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.
Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. Complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.
Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.
A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.
The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, recent government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.
Other U.S. Healthcare Laws and Compliance Requirements
In the United States, our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors and customers may be subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare and Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services, or HHS, (such as the Office of Inspector General and the Health Resources and Service Administration), the Department of Justice, or the DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, sales, marketing and scientific/educational grant programs may have to comply with the anti-fraud and abuse provisions of the Social Security Act, the false claims laws, the privacy and security provisions of the Health Insurance Portability and Accountability Act, or HIPAA, and similar state laws, each as amended, as applicable.
The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between therapeutic product manufacturers on one hand and prescribers and purchasers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Our practices, including our arrangements with physicians, may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.
Additionally, the intent standard under the federal Anti-Kickback Statute was amended by the ACA to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Further, courts have found that if “one purpose” of remuneration is to induce referrals, the federal Anti-Kickback statute is violated. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act, or FCA.
The federal false claims and civil monetary penalty laws, including the FCA, which can be enforced by private citizens through civil qui tam actions, prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal healthcare programs, including Medicare and Medicaid, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. For instance, historically, pharmaceutical and other healthcare companies have been, and continue to be, prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, off-label, and thus generally non-reimbursable, uses.
HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the federal Anti-Kickback Statute, the ACA amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
Also, many states have similar, and typically more prohibitive, fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Additionally, to the extent that our product is sold in a foreign country, we may be subject to similar foreign laws.
We may be subject to data privacy and security regulations by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, impose requirements relating to the privacy, security and transmission of individually identifiable health information on certain healthcare providers, healthcare clearinghouses, and health plans, known as covered entities, as well as independent contractors, or agents of covered entities that create, receive or obtain individually identifiable health information in connection with providing a service on behalf of a covered entity, known as a business associates. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways, are often not pre-empted by HIPAA, and may have a more prohibitive effect than HIPAA, thus complicating compliance efforts.
In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. It is difficult to predict how Medicare coverage and reimbursement policies will be applied to our products in the future and coverage and reimbursement under different federal healthcare programs are not always consistent. Medicare reimbursement rates may also reflect budgetary constraints placed on the Medicare program.
Additionally, the federal Physician Payments Sunshine Act, or the Sunshine Act, within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians, as broadly defined by such law, and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals, and to report annually certain ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report such information regarding payments and transfers of value provided, as well as ownership and investment interests held, during the previous year to certain other healthcare professionals, including physician assistants and nurse practitioners. In addition, many states also govern the reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts.
In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.
Ensuring business arrangements with third parties comply with applicable healthcare laws and regulations is a costly endeavor. If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other current or future governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, additional reporting obligations and integrity oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. The complex compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance or reporting requirements increases the possibility that a health care company may run afoul of one or more of the requirements.
Coverage, Pricing and Reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we may obtain regulatory approval. In the United States and in foreign markets, sales of any products for which we receive regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state healthcare programs, private managed care providers, health insurers and other organizations. Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the United States, and commercial payors are critical to new product acceptance.
Third-party payors decide which therapeutics they will pay for and establish reimbursement levels. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS. CMS decides whether and to what extent our products will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a therapeutic is:
•
a covered benefit under its health plan;

•
safe, effective and medically necessary;

•
appropriate for the specific patient;

•
cost-effective; and

•
neither experimental nor investigational.

We cannot be sure that reimbursement will be available for any product that we commercialize and, if coverage and reimbursement are available, we cannot be sure that the level of reimbursement will be adequate. Coverage may also be more limited than the purposes for which the product is approved by the FDA or comparable foreign regulatory authorities. Limited coverage and less than adequate reimbursement may reduce the demand for, or the price of, any product for which we obtain regulatory approval.
Third-party payors are increasingly challenging the price, examining the medical necessity, and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. Obtaining reimbursement for our products may be particularly difficult because of the higher prices often associated with branded drugs and drugs administered under the supervision of a physician. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain FDA approvals. Our product candidates may not be considered medically necessary or cost-effective. Obtaining coverage and reimbursement approval of a product from a third-party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our product on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. A third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Additionally, in the United States there is no uniform policy among third-party payors for coverage or reimbursement. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies, but also have their own methods and approval processes. Therefore, one third-party payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party payor reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize any product candidate that we successfully develop.
Certain of our products, once approved, may be administered by a physician. Under currently applicable U.S. law, certain products not usually self-administered (including injectable drugs) may be eligible for coverage under Medicare through Medicare Part B. Medicare Part B is part of original Medicare, the federal health care program that provides health care benefits to the aged and disabled, and covers outpatient services and supplies, including certain pharmaceutical products, that are medically necessary to treat a beneficiary’s health condition. As a condition of receiving Medicare Part B reimbursement for a manufacturer’s eligible drugs or biologicals, the manufacturer is required to participate in other government healthcare programs, including the Medicaid Drug Rebate Program and the 340B Drug Pricing Program. The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. Under the 340B Drug Pricing Program, the manufacturer must extend discounts to entities that participate in the program.
Different pricing and reimbursement schemes exist in other countries. In the European Union, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.
The marketability of any product candidates for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide coverage and adequate reimbursement. In addition, emphasis on managed care, the increasing influence of health maintenance organizations, and additional legislative changes in the United States has increased, and we expect will continue to increase, the pressure on healthcare pricing. The downward pressure on the rise in healthcare costs in general, particularly prescription medicines, medical devices and surgical procedures and other treatments, has become very intense. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
Healthcare Reform
In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.
For example, the ACA has substantially changed healthcare financing and delivery by both governmental and private insurers. Among the ACA provisions of importance to the pharmaceutical and biotechnology industries, in addition to those otherwise described above, are the following:
•
an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs that began in 2011;

•
an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.1% and 13% of the average manufacturer;

•
price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the average manufacturer price;

•
a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% starting on January 1, 2019 pursuant to the Bipartisan Budget Act of 2018, or BBA) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

•
extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•
expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•
expansion of the entities eligible for discounts under the 340B Drug Discount Program;

•
a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•
expansion of healthcare fraud and abuse laws, including the FCA and the federal Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

•
a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

•
requirements to report certain financial arrangements with physicians and teaching hospitals;

•
a requirement to annually report certain information regarding drug samples that manufacturers and distributors provide to physicians;

•
establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending; and

•
a licensure framework for follow on biologic products.

Some of the provisions of the ACA have yet to be implemented, and there have been legal and political challenges to certain aspects of the ACA. Since January 2017, President Trump has signed two executive orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the ACA have been signed into law. In December 2017, the Tax Cuts and Jobs Act of 2017 was enacted which repeals, effective January 1, 2019, the tax penalty for an individual’s failure to maintain ACA-mandated health insurance, commonly referred to as the “individual mandate.” On December 20, 2019, President Trump signed into law the Further Consolidated Appropriations Act, which repealed effective January 1, 2020, the Cadillac tax, and the medical device excise tax and, effective January 1, 2021, also eliminates the health insurer tax. Further, the BBA among other things, amends the ACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” More recently, in July 2018, CMS published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. Since then, the ACA risk adjustment program payment parameters have been updated annually. In addition, CMS published a final rule that would give states greater flexibility, starting in 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces.

Other legislative changes have been proposed and adopted since the ACA was enacted. In August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect beginning on April 1, 2013 and, due to subsequent legislative amendments to the statute will stay in effect through 2030 unless additional Congressional action is taken. However, pursuant to the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, the 2% Medicare sequester reductions have been suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
Further, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump administration’s budget proposal for fiscal year includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Additionally, the Trump administration previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. HHS has solicited feedback on some of these measures and implemented others under its existing authority. For example, in September 2018, CMS issued a final rule to allow Medicare Advantage Plans the option to use step therapy for Part B drugs beginning January 1, 2019. This final rule codified CMS's policy change that was effective January 1, 2019. On July 24, 2020, President Trump signed four Executive Orders aimed at lowering drug prices. The Executive Orders direct the Secretary of HHS to: (1) eliminate protection under an Anti-Kickback Statute safe harbor for certain retrospective price reductions provided by drug manufacturers to sponsors of Medicare Part D plans or pharmacy benefit managers that are not applied at the point-of-sale; (2) allow the importation of certain drugs from other countries through individual waivers, permit the re-importation of insulin products, and prioritize finalization of FDA’s December 2019 proposed rule to permit the importation of drugs from Canada; (3) ensure that payment by the Medicare program for certain Medicare Part B drugs is not higher than the payment by other comparable countries (depending on whether pharmaceutical manufacturers agree to other measures); and (4) allow certain low-income individuals receiving insulin and epinephrine purchased by a Federally Qualified Health Center, or FQHC, as part of the 340B drug program to purchase those drugs at the discounted price paid by the FQHC. Although a number of these, and other proposed measures will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the states level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures.
Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017, or the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

The Foreign Corrupt Practices Act
The Foreign Corrupt Practices Act, or the FCPA, prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring us to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.
Additional Regulation
In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. We believe that we are in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations.
Other Regulations
We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.
Employees
As of June 30, 2020, we had 21 employees, including 10 who hold advanced degrees. Of these employees, 18 were engaged in research and development activities and 3 were engaged in general and administrative activities. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.
Facilities
We currently lease 13,000 square feet of office and laboratory space in Exton, Pennsylvania under a lease that expires on April 30, 2022. We believe the leased space is sufficient to meet our immediate facility needs, and that any additional space we may require will be available on commercially reasonable terms.
Legal Proceedings
We are not currently a party to any material legal proceedings. From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information concerning our executive officers and directors as of September 1, 2020:
NAME	AGE	POSITION(S)
Executive Officers
Purnanand D. Sarma, Ph.D.	55	President, Chief Executive Officer and Director
Michael J. Morin, Ph.D.	65	Chief Scientific Officer
Diane Marcou	54	Chief Financial Officer
Non-Employee Directors
Michael Rapp	53	Director
Richard Baron	[ ]	Director
John LaMattina, Ph.D.	70	Director
Michael Lefenfeld	40	Director
Philip Wagenheim	50	Director
Michael Widlitz, M.D.	69	Director
Executive Officers
Purnanand D. Sarma, Ph.D., has served as our President and Chief Executive Officer and as a member of our board of directors since June 2019. Prior to joining us, Dr. Sarma served as President, Chief Executive Officer and a member of the board of directors at Taris Biomedical LLC from July 2010 to December 2018. He has also previously served as VP and General Manager of World-wide Drug Delivery Technologies at Cephalon Corporation and served in several roles at Nektar Therapeutics. Dr. Sarma received a B.Pharm. from Andhra University in Visakhapatnam, India, and a Ph.D. in Pharmaceutics from the University of Minnesota. Our board of directors believes that Dr. Sarma’s extensive experience in the pharmaceutical industry and executive leadership experience provides him with the qualifications to serve on our board of directors.
Michael J. Morin, Ph.D., has served as our Chief Scientific Officer since May 2019 and served as our Chief Executive Officer from March 2017 to May 2019. Dr. Morin previously served on our Board from March 2017 to August 2020. Prior to originally joining us as Chief Scientific Officer in January 2017, Dr. Morin served as an independent consultant to the biotechnology industry, including us, from September 2015 to March 2017, and he served as the Chief Scientific Officer of Onkaido Therapeutics LLC from June 2014 to September 2015. He has also served as the Chief Executive Officer of Supportive Therapeutics, LLC, and held various roles, including Vice President in Global Research and Development at Pfizer, Inc., where he led Antibacterials, Immunology and Cancer Drug Discovery. Dr. Morin received his B.Sci. in Biological Sciences from the University of Lowell (now the University of Massachusetts Lowell) and his Ph.D. in Cancer Pharmacology from the State University of New York at Buffalo (Roswell Park Graduate Division). Dr. Morin completed his postdoctoral work as an NIH postdoctoral fellow at the Yale Comprehensive Cancer Center.
Diane Marcou, served as our Interim Chief Financial Officer from May 2020 to August 2020 and since August 2020 has served as our Chief Financial Officer as an independent consultant. Since 2004, she has worked as an independent consultant, and she currently holds a Chief Financial Officer position at other early stage privately held companies. Previously, she served as Chief Financial Officer and Vice President of Finance and Administration for Incentive Systems (d/b/a Centive) and Chief Financial Officer at Workgroup Technology. Ms. Marcou earned her C.P.A. at PricewaterhouseCoopers (formerly Coopers & Lybrand) and received her B.S. in Business Administration from Boston College.
Non-Employee Directors
Michael Rapoport (“Rapp”) has served as of the Chairman of our board of directors since December 2015. Mr. Rapp has served as a Managing Member of Broadband Capital Investments, LLC,

since January 2017 and has served as Chairman of and held various leadership roles at Broadband Capital Management LLC and its affiliates since March 2000. He is also currently the Chairman and Chief Executive Officer of Committed Capital Acquisition Corporation II since April 2014 and a Managing Member of HF Investments and its affiliates since April 2017. Mr. Rapp has served as a board member of Hudson Equity Partners LLC since May 2012 and of Hydrofarm Inc. since April 2017. Mr. Rapp received his B.A. in Psychology from the University of Michigan-Ann Arbor. Our board of directors believes Mr. Rapp’s extensive experience as a venture capital investor, financial executive and board member qualifies him to serve on our board of directors.
Richard Baron has served as a member of our board of directors since September 2020. Since 2011, Mr. Baron has served as a strategic advisor to early stage companies in the pharmaceuticals, biotechnology and technologies industries through RA Baron Associates LLC. From March 2015 to August 2016, he was Vice President of Finance and Chief Financial Officer of Zynerba Pharmaceuticals, Inc., a specialty pharmaceuticals company. Prior to that, he served as Senior Vice President Finance and Chief Financial Officer of Globus Medical, Inc., an orthopedic spine company, from 2012 to January 2015. In addition to these roles, Mr. Baron has been the Chief Financial Officer for various companies in the biotechnology, managed care and generic pharmaceuticals industries. Mr. Baron began his career in audit and tax services at Coopers & Lybrand and Arthur Young. Mr. Baron received his B.S. in Economics at The Wharton School of the University of Pennsylvania and earned a C.P.A. Our board of directors believes Mr. Baron's industry experience and significant financial expertise qualify him to serve on our board of directors.
John LaMattina, Ph.D. has served as a member of our board of directors since October 2017. Dr. LaMattina has served as a director at PureTech Health since November 2010 and Ligand since February 2011, both of which are public companies as well as Vedanta Biosciences since February 2012. He served on the board of directors of Zafgen from January 2014 until May 2020 and Gelesis Inc. from April 2010 to July 2019. Dr. LaMattina was previously President of Pfizer Global Research and Development and Senior Vice President of Pfizer, Inc., having held previous positions at Pfizer, including Vice President of US Discovery Operations, Senior Vice President of Worldwide Discovery Operations and Senior Vice President of Worldwide Development. Dr. LaMattina received his B.S. in Chemistry from Boston College and a Ph.D. in Organic Chemistry from the University of New Hampshire. Dr. LaMattina completed his postdoctoral studies as a National Institutes of Health Postdoctoral Fellow at Princeton University. Our board of directors believes Dr. LaMattina’s experience as a member of the board of directors of several biotechnology companies and his comprehensive understanding of the industry qualifies him to serve on our board of directors.
Michael Lefenfeld has served as a member of our board of directors since October 2017. Mr. Lefenfeld has served as the President and Chief Executive Officer of Cyanco since March 2018 and as the President and Chief Executive Officer of SiGNa Chemistry since March 2007. Mr. Lefenfeld has also served on the Boards of Directors of Cyanco since March 2018 and of SiGNa Chemistry since March 2007. Mr. Lefenfeld received his B.S. in Chemical Engineering at Washington University in St. Louis, his M.S. in Chemistry at Columbia University and an executive education certificate at Stanford University’s Graduate School of Business. Our board of directors believes Mr. Lefenfeld’s significant industry experience and corporate management experience qualify him to serve on our board of directors.
Philip Wagenheim has served as a member of our board of directors since December 2017 and served as our Interim Chief Executive Officer from January 2017 to March 2017. Mr. Wagenheim has served as a Managing Member of Broadband Capital Partners, LLC since April 2016. He has also served as Vice Chairman of and held various leadership roles at Broadband Capital Management LLC and its affiliates since March 2000. He also served as Secretary, President and a member of the board of directors of Committed Capital Acquisition Corporation II from April 2014 to June 2017. Mr. Wagenheim received his B.B.A. from the University of Miami in 1992. Our board of directors believes Mr. Wagenheim’s extensive experience as a venture capital investor in the life sciences qualifies him to serve on our board of directors.
Michael D. Widlitz, M.D. has served as a member of our board of directors since December 2015. He recently served as a Principal at Michael D Widlitz, MD, LLC from September 2007 to September 2019. Dr. Widlitz previously served in various roles at Pfizer Inc., including Vice President, US Medical for the Specialty Markets and Vice President and Group Leader in Urology, Respiratory, Arthritis and Women’s Health. Dr. Widlitz received his B.A. in General Studies with distinction from the University of

Michigan — Ann Arbor and his M.D. from George Washington University School of Medicine. He completed a residency in otolaryngology at Albert Einstein College of Medicine and is Board Certified by the American Board of Otolaryngology and Head and Neck Surgery. Our board of directors believes Dr. Widlitz’s medical experience and life science industry experience qualifies him to serve on our board of directors.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Board Composition
Our business and affairs are managed under the direction of our board of directors, which currently consists of seven members. Certain members of our board of directors were elected pursuant to the provisions of a voting agreement among certain of our major stockholders. The voting agreement will terminate upon the closing of this offering and, following such termination, none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.
Our board of directors will consist of seven members upon the closing of this offering. In accordance with our amended and restated certificate of incorporation to be filed in connection with this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:
•
Class I, which will consist of Dr. LaMattina, Mr. Rapp and Dr. Sarma, and will have a term that expires at our first annual meeting of stockholders to be held after the closing of this offering;

•
Class II, which will consist of Mr. Lefenfeld and Dr. Widlitz, and will have a term that expires at our second annual meeting of stockholders to be held after the closing of this offering; and

•
Class III, which will consist of Mr. Baron and Mr. Wagenheim, and will have a term that expires at our third annual meeting of stockholders to be held after the closing of this offering.

Our amended and restated bylaws that will become effective immediately prior to the closing of this offering will provide that the authorized number of directors may be changed only by resolution approved by a majority of our board of directors.
We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
Our board of directors has undertaken a review of the independence of our directors and considered whether any director has a relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a member of our board. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our board of directors has determined that all of our directors other than Dr. Sarma and Mr. Wagenheim, representing five of our seven directors, are “independent directors” as defined under the standards of The Nasdaq Stock Market, LLC, or Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section of this prospectus titled “Certain Relationships and Related Party Transactions.”

Board Committees
In September 2020, our board of directors established a compensation committee, an audit committee and a nominating and corporate governance committee. From time to time, the board may establish other committees to facilitate the management of our business.
Audit Committee
Our audit committee consists of three directors, Messrs. Baron, Lefenfeld and Wagenheim. Our board of directors has determined that Mr. Baron meets the requirements for independence under current rules and regulations of the SEC and the listing standards of Nasdaq. Rule 10A-3 of the Exchange Act requires us to have one independent audit committee member upon the listing of our common stock, a majority of independent directors on our audit committee within 90 days of the effective date of this registration statement and an audit committee composed entirely of independent directors within one year of the effective date of this registration statement. Each member of our audit committee meets the financial literacy requirements of the listing standards of Nasdaq. Mr. Baron serves as the chairman of the audit committee, and our board of directors has determined that Mr. Baron is an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K under the Securities Act. The principal duties and responsibilities of our audit committee will include, among other things:
•
selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•
developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
reviewing our policies on risk assessment and risk management;

•
reviewing related party transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•
approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective immediately prior to the closing of this offering, which satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.
Compensation Committee
Our compensation committee consists of three directors, Messrs. Lefenfeld and Wagenheim and Dr. Widlitz, each of whom is a non-employee member of our board of directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our board of directors has determined that each of Mr. Lefenfeld and Dr. Widlitz meets the requirements for independence under current rules and regulations of the SEC and the listing standards of Nasdaq. Nasdaq listing standards require us to have one independent compensation committee member upon the listing of our common stock, a majority of independent directors on our compensation committee within 90 days of the effective date of this registration statement and an audit committee composed entirely of independent directors within one year of the effective date of this registration statement. Mr. Lefenfeld serves as the chairman of the compensation committee. The principal duties and responsibilities of our compensation committee will include, among other things:

•
reviewing and recommending to our board of directors the compensation of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;

•
reviewing and recommending to our board of directors the compensation of our directors;

•
reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

•
administering our equity and non-equity incentive plans;

•
reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and

•
reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Our compensation committee will operate under a written charter, to be effective immediately prior to the closing of this offering, which satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of three directors, Messrs. Lefenfeld, Wagenheim, and Widlitz. Our board of directors has determined that each of Messrs. Lefenfeld and Widlitz meets the requirements for independence under current rules and regulations of the SEC and the listing standards of Nasdaq. Nasdaq listing standards require us to have one independent nominating and corporate governance committee member upon the listing of our common stock, a majority of independent directors on our nominating and corporate governance committee within 90 days of the effective date of this registration statement and a nominating and corporate governance committee composed entirely of independent directors within one year of the effective date of this registration statement. Mr. Lefenfeld serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities will include, among other things:
•
identifying, evaluating and selecting, or recommending that our board of directors approve, nominees for election to our board of directors and its committees;

•
evaluating the performance of our board of directors and of individual directors;

•
considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•
reviewing developments in corporate governance practices;

•
evaluating the adequacy of our corporate governance practices and reporting;

•
developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

•
overseeing an annual evaluation of the board’s performance.

Our nominating and governance committee will operate under a written charter, to be effective immediately prior to the closing of this offering, which satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.
Code of Business Conduct and Ethics
Our board of directors has adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors, which Code of Conduct will be effective as of and contingent upon the closing of this offering. Following the closing of this offering, the Code of Conduct will be available on our website at www.immunome.com. The nominating and corporate governance committee of our board of directors will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website. Information contained in, or accessible through, our website does not constitute a part of, and is not incorporated into, this prospectus.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in our last completed fiscal year has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers that has served or is planning to serve on our board of directors or compensation committee. None of the members of our compensation committee is an officer or employee of our company, has been an officer or employee of our company or has any other relationship requiring disclosure herein.
Non-Employee Director Compensation
During the fiscal year ended December 31, 2019, we did not pay any compensation, including cash or equity-based compensation to any of our non-employee directors for service on our board of directors. We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.
Dr. Sarma, our President and Chief Executive Officer, who is a member of our board of directors, and Dr. Morin, our Chief Scientific Officer, who was a member of our board of directors during 2019 until his resignation in August 2020, did not receive any additional compensation for their service as a director. Dr. Sarma and Dr. Morin’s compensation as named executive officers is set forth below under “Executive Compensation — Summary Compensation Table.”
Mr. Wagenheim is a managing member of Broadband Capital Partners LLC, or Broadband Capital, with which entity and BCM Advisory Partners LLC, or Broadband Advisory, we have entered into a management services agreement, or the Broadband MSA. Pursuant to the Broadband MSA, we pay Broadband Capital $20,000 per month for advisory services in connection with Mr. Wagenheim’s service on our board of directors. See “Certain Relationships and Related Party Transactions – Broadband Capital Management Services Agreement.”
In April 2020, we entered into a consulting agreement with Michael Lefenfeld, pursuant to which Mr. Lefenfeld provided services related to pursuing and negotiating federal contracts and contracts. As his sole compensation for services rendered by Mr. Lefenfeld pursuant to this consulting agreement, on August 4, 2020, our board of directors granted Mr. Lefenfeld an option to purchase 66,666 shares of common stock at an exercise price of $0.40 per share.
We expect that our board of directors will adopt a director compensation policy for non-employee directors to be effective upon the completion of this offering.

EXECUTIVE COMPENSATION
The following table summarizes information regarding the compensation awarded to, earned by, or paid to our principal executive officer and the only other individual who served as an executive officer during the year ended December 31, 2019. We refer to these individuals in this prospectus as our named executive officers. Our named executive officers for 2019 who appear in the 2019 Summary Compensation Table are:
•
Purnanand D. Sarma, Ph.D., President, Chief Executive Officer and Director; and

•
Michael J. Morin, Ph.D., Chief Scientific Officer and Director.

Diane Marcou currently serves as our Chief Financial Officer pursuant to a consulting agreement into which we entered with Ms. Marcou in 2020. We have included information in the following narrative regarding Ms. Marcou’s compensation where it may be material to an understanding of our executive compensation program.
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the fiscal year ended December 31, 2019.
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION. ($)(1)	ALL OTHER COMPENSATION. ($)	TOTAL ($)
Purnanand D. Sarma, Ph.D.(2)(3) President, Chief Executive Officer and Director	2019	233,333	81,666	24,911(5)	339,910
Michael J. Morin, Ph.D.(2)(4) Chief Scientific Officer and Former Chief Executive Officer and Director	2019	220,000	110,000	33,770(6)	363,770

(1)
This column reflects the amount of performance-based cash incentive compensation earned by our named executive officers for 2019. For more information, see below under “— Non-Equity Incentive Plan Compensation.”

(2)
Each of Dr. Sarma and Dr. Morin was also a member of our board of directors in 2019, but neither received any additional compensation in his capacity as a director. Dr. Morin resigned from our board of directors in August 2020.

(3)
Dr. Sarma’s employment with us commenced on May 30, 2019. The salary reported reflects the pro rata portion of Dr. Sarma’s annual salary of $400,000 from commencement of his employment through December 31, 2019.

(4)
Dr. Morin served as our Chief Executive Officer during 2019 until May 29, 2019 and has served as our Chief Scientific Officer since May 30, 2020.

(5)
Consists of $23,002 for reimbursement of commuting expenses and use of a corporate apartment, $1,667 in matching contributions to Dr. Sarma’s 401(k) plan and $242 in life insurance premiums.

(6)
Consists of $22,202 for reimbursement of commuting expenses and use of a corporate apartment, $10,380 in matching contributions to Dr. Morin’s 401(k) plan and $1,188 in life insurance premiums.

Narrative to Summary Compensation Table
Our board of directors has historically determined our executives’ compensation and determines the compensation of our named executive officers. Our board of directors typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the board of directors then approves the compensation of each executive officer after discussions without members of management present. The following includes a discussion of each of the primary elements of compensation that our named executive officers are eligible to receive.
Annual Base Salary
The annual base salaries of our named executive officers are generally reviewed, determined and approved by the board of directors periodically in order to compensate our named executive officers for the satisfactory performance of duties to our company. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.
The following table sets forth the annual base salaries for each of our named executive officers for 2019 and 2020:
NAME	2019 BASE SALARY ($)	2020 BASE SALARY ($)
Purnanand D. Sarma, Ph.D.(1) President, Chief Executive Officer and Director	400,000	400,000
Michael J. Morin, Ph.D.(2) Chief Scientific Officer and Director	220,000	280,000(2)

(1)
Dr. Sarma’s 2019 base salary was approved by our board of directors in June 2019 connection with his commencement of employment.

(2)
Dr. Morin’s 2019 base salary was approved by the board of directors in June 2019 in connection with his transition to Chief Scientific Officer and was increased to $280,000 in August 2020 pursuant to the terms of his amended and restated offer letter.

Ms. Marcou, our Chief Financial Officer, provides services to the Company at a fixed hourly rate of $250 per hour pursuant to a consulting agreement into which we have entered with her.
Non-Equity Incentive Plan Compensation
We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. Dr. Sarma and Dr. Morin are eligible to receive an annual performance bonus based on the achievement of individual and company-wide annual performance goals as determined by our board of directors. For 2019, these goals included research and corporate objectives. Each of Dr. Sarma and Dr. Morin is assigned a target bonus expressed as a percentage of his base salary. The target bonus amounts for Dr. Sarma and Dr. Morin for 2019 were set at 35% and 100%, respectively. In August 2020, the board of directors determined that each of Dr. Sarma and Dr. Morin achieved their individual goals at 100% and 50%, respectively, and, as a result, approved annual performance bonuses for Dr. Sarma and Dr. Morin in the amounts of $81,666 and $110,000, respectively, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
Equity-Based Incentive Awards
Prior to this offering, we have granted stock options to each of our named executive officers pursuant to our Amended and Restated 2008 Equity Incentive Plan, or the 2008 Plan, or our Amended and Restated 2018 Equity Incentive Plan, or the 2018 Plan, the terms of which are described below under “— Equity Incentive Plans.”
Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, our board of directors periodically reviews the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options.
We typically grant stock option awards at the start of employment to each executive and our other employees. To date, we have maintained a practice of granting additional equity on an annual basis based on performance, and we retain discretion to provide additional targeted grants in certain circumstances.
We award our stock options on the date our board of directors approves the grant. We set the option exercise price based on the fair market value of our common stock on the date of grant. For grants in connection with initial employment, vesting begins on the initial date of employment. Time vested stock option grants to our executives typically vest monthly over four years with a one-year cliff, and time vested stock option grants to our other employees typically vest at a rate of 2.0833% per month thereafter, through the fourth anniversary of the date of grant, and all stock options have a term of ten years from the grant date.
Outstanding Equity Awards at 2019 Fiscal Year End
The following table sets forth certain information about equity awards granted to our named executive officers that remained outstanding as of December 31, 2019, which consisted entirely of fully vested stock options held by Dr. Morin.
	OPTION AWARDS(1)
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE PER SHARE ($)	OPTION EXPIRATION DATE
Michael J. Morin, Ph.D.	11/16/2015	21,724	—	$0.30	11/15/2025
	3/7/2017	1,139,837	—	$0.01	3/6/2027
	4/13/2017	53,333	—	$0.01	4/12/2027

(1)
All of the option awards were granted under the 2008 Plan or the 2018 Plan, the terms of which are described below under “— Equity Incentive Plans.”

We did not make any material modifications to options held by our named executive officers in 2019.
Employment and Consulting Arrangements
We have entered into offer letter agreements with each of our named executive officers and have entered into a consulting agreement with Ms. Marcou. Below are written descriptions of our offer letter agreements with Dr. Sarma and Dr. Morin, and our consulting agreement with Ms. Marcou. Each of our named executive officers’ service may be terminated at any time by us.
Purnanand D. Sarma, Ph.D. We entered into an offer letter agreement with Dr. Sarma in May 2019 setting forth the terms of his employment, which was subsequently amended in August 2020. Pursuant to the agreement, Dr. Sarma is entitled to an initial annual base salary of $400,000. Dr. Sarma’s offer letter agreement also provides for an annual target bonus of up to 35% of his base salary, subject to achievement of individual and company-wide annual performance goals, as determined by our board of directors. Dr. Sarma’s bonus for 2019 was prorated for the 2019 calendar year based on Dr. Sarma’s hire date.
In connection with the commencement of his employment, Dr. Sarma was entitled to the grant of a stock option to purchase a number of shares of our common stock equal to 5% of our fully diluted equity (calculated as specified in the letter agreement) as of June 3, 2019, vesting over a 48-month schedule, subject to Dr. Sarma’s continued employment through each such vesting date. In addition, under his letter agreement, Dr. Sarma was entitled to an additional option grant in order for Dr. Sarma to maintain his 5% ownership of our fully diluted equity, after giving effect to the first preferred stock financing completed following the commencement of his employment, also vesting in 48 consecutive equal monthly installments, subject to Dr. Sarma’s continued employment through each such vesting date. On March 3, 2020, Dr. Sarma was granted an option to purchase 1,971,813 shares of our common stock with an exercise price of $0.09 per share, representing the initial option to which he was entitled pursuant to his letter agreement. This option vests in 48 consecutive equal monthly installments commencing on May 30, 2019, subject to Dr. Sarma’s continued employment through each such vesting date. On August 4, 2020, pursuant to Dr. Sarma’s amended letter agreement, Dr. Sarma was granted an additional stock option to purchase 858,274 shares of our common stock, which represents, taking into account Dr. Sarma’s outstanding option, 5% of our fully diluted equity (calculated as specified in the amended letter agreement), of which 551,042 shares vest in 48 consecutive monthly installments commencing on March 15, 2020, subject to Dr. Sarma’s continued employment through each such vesting date. The remaining 307,232 shares underlying Dr. Sarma’s August 2020 option will vest on November 1, 2024, subject to Dr. Sarma’s continued employment on such date.
Pursuant to Dr. Sarma’s letter agreement, the vesting of Dr. Sarma’s unvested options will accelerate in full upon a “change of control” (as defined in our 2018 Plan), subject to Dr. Sarma’s continued employment through the date of such change of control. Further, under the letter agreement, Dr. Sarma’s vested shares subject to his option will not be terminated, forfeited, or subject to repurchase under our 2018 Plan in the event Dr. Sarma is terminated for “cause” (as defined in his letter agreement), and instead Dr. Sarma will have three months after his termination date to exercise his vested shares.
Pursuant to the terms of Dr. Sarma’s letter agreement, until the earlier of the date he relocates to Exton, Pennsylvania or we open a location in the Boston, Massachusetts area, Dr. Sarma is entitled to reimbursement for costs incurred in commuting between his home in Massachusetts and our offices in Pennsylvania, including out-of-pocket costs for coach airfare, hotel/temporary accommodations (or accommodations in the company’s corporate apartment) and car rental or other transportation costs. Dr. Sarma has agreed to relocate to within a 45-mile radius of the Company’s headquarters within a reasonable period of time following our request (provided that such relocation shall not be required if we establish an additional location in the Boston, Massachusetts area), and we have agreed to reimburse Dr. Sarma or pay directly any reasonable out-of-pocket relocation costs for Dr. Sarma and his immediate family. Additionally, under the letter agreement, if Dr. Sarma relocates, we have agreed to reimburse Dr. Sarma for the reasonable commission paid to his realtor on the sale of his home in Massachusetts.
Under Dr. Sarma’s offer letter agreement, if he resigns for “good reason” or we terminate Dr. Sarma’s employment other than for “cause” (each as defined in the letter agreement), then Dr. Sarma will be eligible to receive (i) severance payments (less applicable tax withholdings) equal to 12 months (or six months had such termination occurred prior to June 3, 2020) of his base salary paid in accordance with our standard payroll practices and periods, and (ii) subject to the occurrence of our first preferred stock financing after the commencement of Dr. Sarma’s employment, 12 months (or six months had such termination occurred prior to June 3, 2020) of accelerated vesting of Dr. Sarma’s unvested stock options. As a condition to receiving the foregoing severance benefits, Dr. Sarma must sign and not revoke a general release agreement in a form reasonably acceptable to us, and return all company property and confidential information in his possession. In addition, if Dr. Sarma resigns for “good reason” or we terminate his employment other than for “cause” after December 31 but prior to March 15 of the following calendar year, then he will be entitled to receive any otherwise earned but unpaid annual bonus for the preceding calendar year.
Under Dr. Sarma’s letter agreement, if payments and benefits payable to Dr. Sarma in connection with a change in control are subject to Section 4999 of the Internal Revenue of 1986, as amended, or the Code, then such payments and benefits will be reduced to an amount determined by us in good faith to be the maximum amount that may be provided to Dr. Sarma so that the Section 4999 excise tax does not apply.
Michael Morin, Ph.D. We entered into a letter agreement with Dr. Morin in March 2017 setting forth the terms of his continued employment, which agreement was amended and restated on August 5, 2020. Pursuant to the original agreement, Dr. Morin was entitled to an initial annual base salary of $180,000, which was increased in 2019 to $220,000. Pursuant to Dr. Morin’s amended and restated letter agreement, Dr. Morin is entitled to an annual base salary of $280,000. Dr. Morin’s original letter agreement also provided for an initial annual target bonus of up to 100% of his base salary, which has been modified to up to 30% of his base salary pursuant to Dr. Morin’s amended and restated offer letter agreement, subject to his achievement of individual and company-wide annual performance goals, as determined by our board of directors and subject to the terms of any bonus program as it may be in effect from time to time. On August 4, 2020, the board of directors determined that, based on achievement of individual and company-wide performance goals, Dr. Morin was entitled to an annual bonus of $110,000 for the year ended December 31, 2019. Pursuant to his then-effective letter agreement, in 2017, Dr. Morin was granted options to purchase 1,193,170 shares of our common stock, (1) 50% of which vested immediately as of the date of grant, (2) 25% of which vested on December 31, 2017, and (3) the remaining 25% which vested as of December 31, 2018. On August 4, 2020, pursuant to Dr. Morin’s amended and restated letter agreement, Dr. Morin was granted an additional stock option to purchase 686,619 shares of our common stock, which represents, taking into account Dr. Morin’s outstanding options, 4% of our outstanding fully diluted equity (calculated as specified in the amended and restated letter agreement), of which 440,834 shares and vest in 48 consecutive equal monthly installments commencing on March 15, 2020, subject to Dr. Morin’s continued employment through each such vesting date. The remaining 245,785 shares underlying Dr. Morin’s August 2020 option will vest on November 1, 2024, subject to Dr. Morin’s continued employment on such date.
Diane Marcou.   We entered into a consulting agreement with Ms. Marcou in May 2020 setting forth the terms of her service as our Chief Financial Officer. The initial term of Ms. Marcou’s consulting agreement ends on April 30, 2021, and after such initial term, the consulting agreement shall renew for successive one-year terms at the mutual written agreement of Ms. Marcou and us. Pursuant to the agreement, Ms. Marcou is entitled to a consulting fee of $250 per hour (with travel time billed at 50% of the standard hourly rate) and reimbursement of out-of-pocket expenses reasonably incurred by her in performing the consulting services under the agreement. Under Ms. Marcou’s consulting agreement, we may terminate Ms. Marcou’s consulting agreement with notice to Ms. Marcou under certain circumstances or for any reason upon 30 days prior written notice. On August 4, 2020, Ms. Marcou was granted a stock option to purchase 50,000 shares that vests over four months commencing on August 4, 2020, subject to Ms. Marcou’s continued service through each such vesting date.
Equity Incentive Plans
The principal features of our equity plans and are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.
2020 Equity Incentive Plan
We expect that, prior to the effectiveness of the registration statement for this offering, our board of directors will adopt and our stockholders will approve our 2020 Equity Incentive Plan, or 2020 Plan. The 2020 Plan will become effective, and no stock awards may be granted under the 2020 Plan until, immediately prior to the execution of the underwriting agreement related to this offering. Once the 2020 Plan is effective, no further grants will be made under the 2018 Plan.
Stock Awards.   The 2020 Plan will provide for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other forms of equity compensation, which are collectively referred to as stock awards. ISOs may be granted only to our employees and to any of our parent or subsidiary corporation’s employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants of ours and any of our affiliates.
Share Reserve.   Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2020 Plan is the sum of (i)           shares plus (ii) the number of shares reserved, and remaining available for issuance, under our 2018 Plan at the time our 2020 Plan became effective and (iii) the number of shares subject to stock options or other stock awards granted under our 2018 Plan and 2008 Plan that would have otherwise returned to our 2018 Plan (such as upon the expiration or termination of a stock award prior to vesting). The number of shares of our common stock reserved for issuance under our 2020 Plan will automatically increase on January 1 of each calendar year, beginning on January 1, 2021 (assuming the 2020 Plan becomes effective in 2020) and continuing through and including January 1, 2030, by    % of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors. The maximum number of shares that may be issued upon the exercise of ISOs under our 2020 Plan is           shares.
If a stock award granted under the 2020 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2020 Plan. In addition, the following types of shares under the 2020 Plan may become available for the grant of new stock awards under the 2020 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under the 2020 Plan may be previously unissued shares or reacquired shares bought by us on the open market.
The maximum number of shares of common stock subject to stock awards granted under the 2020 Plan or otherwise during any one calendar year to any non-employee director, taken together with any cash fees paid by us to such non-employee director during such calendar year for service on the board of directors, will not exceed $      in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes), or, with respect to the calendar year in which a non-employee director is first appointed or elected to our board of directors, $      .
Administration.   Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2020 Plan, and is referred to herein to as the “plan administrator.” Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, (2) determine the number of shares of common stock to be subject to such stock awards and (3) specify the other terms and conditions, including the strike price or purchase price and vesting schedule, applicable to such awards. Subject to the terms of the 2020 Plan, the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and the vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of stock awards granted and the types of consideration to be paid for the stock award.
The plan administrator has the authority to modify outstanding stock awards under our 2020 Plan. Subject to the terms of our 2020 Plan, the plan administrator has the authority, without stockholder approval, to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.
Stock Options.   ISOs and NSOs are evidenced by stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2020 Plan vest at the rate specified by the plan administrator.
The plan administrator determines the term of stock options granted under the 2020 Plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term will automatically be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an option holder’s service relationship with us or any of our affiliates ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the option holder, (4) a net exercise of the option if it is an NSO and (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISOs may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Awards.   Restricted stock awards are evidenced by restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards.   Restricted stock unit awards are evidenced by restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration or for no consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Rights under a restricted stock unit award may be transferred only upon such terms and conditions as set by the plan administrator. Restricted stock unit awards may be subject to vesting as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Stock Appreciation Rights.   Stock appreciation rights are evidenced by stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount in cash or stock equal to (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.
The plan administrator determines the term of stock appreciation rights granted under the 2020 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation right agreement provides otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term will be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Unless the plan administrator provides otherwise, stock appreciation rights generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. A stock appreciation right holder may designate a beneficiary, however, who may exercise the stock appreciation right following the holder’s death.
Performance Awards.   Our 2020 Plan permits the grant of performance awards. The performance goals mean, for a performance period, the one or more goals established by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by our board of directors when the performance award is granted, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of share-based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, we retain the discretion to adjust or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.
Other Stock Awards.   The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Changes to Capital Structure.   In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2020 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and number of shares that may be issued upon the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions.   The following applies to stock awards under the 2020 Plan in the event of certain specified corporate transactions, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under the 2020 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to our successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of our common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of our common stock.
Under the 2020 Plan, a significant corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 50% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Amendment and Termination.   Our board of directors has the authority to amend, suspend or terminate our 2020 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent and provided further that certain types of amendments will require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our 2020 Plan.
2020 Employee Stock Purchase Plan
We expect that our board of directors will adopt and our stockholders will approve prior to the closing of this offering our 2020 Employee Stock Purchase Plan, or ESPP. The ESPP will become effective immediately prior to and contingent upon the date of the underwriting agreement related to this offering. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. In addition, purchase rights may be granted under a component that does not qualify for such favorable tax treatment when necessary or appropriate to permit participation by eligible employees who are foreign nationals or employed outside of the United States while complying with applicable foreign laws.
Share Reserve.   Following this offering, the ESPP will authorize the issuance of           shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2021 (assuming the ESPP becomes effective in 2020) through January 1, 2030, by the lesser of (1)    % of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, and (2)           shares; provided, that prior to the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (1) and (2).
Administration.   Our board of directors intends to delegate concurrent authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.
Payroll Deductions.   Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first trading date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.
Limitations.   Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (1) being customarily employed for more than 20 hours per week; (2) being customarily employed for more than five months per calendar year; or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock, based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding common stock measured by vote or value pursuant to Section 424(d) of the Code.
Changes to Capital Structure.   In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (1) the class(es) and number of shares reserved under the ESPP, (2) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (3) the class(es) and number of shares and purchase price of all outstanding purchase rights and (4) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.
Corporate Transactions.   In the event of certain significant corporate transactions, including (1) a sale of all or substantially all of our assets, (2) the sale or disposition of 50% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transactions and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.
ESPP Amendments, Termination.   Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP, as required by applicable law or listing requirements.
2018 Equity Incentive Plan
Our board of directors adopted our 2018 Plan on June 12, 2018 and our stockholders approved our 2018 Plan on June 10, 2019. Our 2018 Plan was most recently was amended and restated on March 3, 2020. Our 2018 Plan permits the grant of ISOs, NSOs, and other stock awards. ISOs may be granted only to our employees and to any of our parent or subsidiary corporation’s employees. All other awards may be granted to employees, directors and consultants of ours or of any of our parent or subsidiary corporations. Our 2018 Plan will be terminated prior to the completion of this offering, and thereafter we will not grant any additional awards under our 2018 Plan. However, our 2018 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder.
As of June 30, 2020, stock options to purchase an aggregate of 2,824,369 shares of our common stock with a weighted-average exercise price of $0.09 per share were outstanding, and 3,739,658 shares of our common stock remained available for the future grant of awards under our 2018 Plan. Any shares of our common stock remaining available for issuance under our 2018 Plan when our 2020 Plan becomes effective will become available for issuance under our 2020 Plan. In addition, any shares subject to awards under the 2018 Plan that expire or terminate prior to exercise or settlement or are withheld to satisfy tax withholding obligations after the effective date of the 2020 Plan will be added to the number of shares then available for issuance under our 2020 Plan.
Administration.   Our board of directors administers our 2018 Plan, and is referred to herein to as the “administrator.” Subject to the terms of our 2018 Plan, the administrator has the power to, among other things, determine the eligible persons to whom, and the times at which, awards will be granted, to determine the terms and conditions of each award (including the number of shares subject to the award, the exercise price of the award, if any, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, accelerate the time(s) at which an award may vest or be exercised and to construe and interpret the terms of our 2018 Plan and awards granted thereunder.
Options.   The exercise price per share of ISOs and NSOs granted under our 2018 Plan must be at least 100% of the fair market value per share of our common stock on the grant date (or at least 110% of the fair market value per share of our common stock on the grant date in the case of ISOs granted to our stockholders that own more than 10% of the total combined voting power of all our classes of stock). Subject to the provisions of our 2018 Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.
Changes to Capital Structure.   In the event there is a specified type of change in our capital structure, such as any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or change in corporate structure or any other such equity restructuring transaction, the administrator will make appropriate adjustments to (i) the maximum number of shares available for grant under the 2018 Plan, (ii) the maximum number of shares any individual participating in the 2018 Plan may be granted in any year, and (iii) the number of shares and price per share of outstanding awards.
Change of Control.   In the event of a change of control where we are not the surviving corporation (or we survive only as a subsidiary of another corporation), unless our administrator determines otherwise, all outstanding options that are not exercised shall be assumed or replaced with comparable options by the surviving corporation (or a parent or subsidiary of the surviving corporation), and stock awards shall be converted to stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the foregoing, in the event of a change of control, our administrator generally may take one or more of the following actions with respect to outstanding awards:
•
determine that outstanding options shall accelerate and become exercisable, in whole or in part, upon the change of control or upon such other event as the administrator determines;

•
determine that the restrictions and conditions on outstanding stock awards shall lapse, in whole or in part, upon the change of control or upon such other event as the administrator determines;

•
require outstanding options to be surrendered in exchange for a payment by us, in cash or stock as determined by the administrator, in an amount equal to the amount by which the then fair market value of the shares of company stock subject to unexercised options exceeds the exercise price of the options; or

•
after giving grantees an opportunity to exercise their outstanding options, terminate any or all unexercised options at such time as the administrator deems appropriate.

Our administrator is not obligated to take any of the foregoing actions or treat all awards in the same manner. In the absence of any such actions, outstanding options and stock awards shall continue in effect according to their terms, subject to assumption by the surviving corporation as described above. Under the

2018 Plan, a change of control is generally the consummation of (1) any merger or consolidation in which our voting securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the person holding those securities immediately prior to such transaction and the composition of the board following such transaction is such that our directors prior to the transaction constitute less than 50% of the board membership following the transaction; (2) any acquisition, directly or indirectly of beneficial ownership of our voting securities possessing more than 50% of the total combined voting power of our outstanding securities (other than by reason of a capital-raising transaction of the company); (3) any acquisition, directly or indirectly, by a person or related group of persons of the right to appoint a majority of our directors or otherwise directly or indirectly control our management, affairs and business, (4) any sale, transfer or other disposition of all or substantially all of our assets, or (5) a complete liquidation or dissolution.
Plan Amendment or Termination.   Our board of directors may amend or terminate our 2018 Plan at any time provided that such action does not materially impair the existing rights of any participant without such participant’s written consent and provided further that certain types of amendments will require the approval of our stockholders. Our 2018 Plan shall terminate on June 12, 2028 unless the 2018 Plan is terminated earlier by our administrator or is extended by the administrator with the approval of the stockholders. As discussed above, we will terminate our 2018 Plan prior to the completion of this offering and no new awards will be granted thereunder following such termination.
Transferability.   Unless the plan administrator provides otherwise, awards granted under the 2018 Plan are generally are not transferable except by will, the laws of descent and distribution. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death.
2008 Equity Incentive Plan
Our board of directors adopted and our stockholders approved the 2008 Plan in July 2008 and the 2008 Plan was most recently amended and restated in January 2017. The 2008 Plan was terminated upon the effectiveness of the 2018 Plan. However, any outstanding stock awards under our 2008 Plan will continue to be governed by their existing terms. As of June 30, 2020, options to purchase an aggregate of 3,196,858 shares of our common stock remained outstanding under the 2008 Plan. The options outstanding as of June 30, 2020, had a weighted-average exercise price of $0.08 per share. Any shares subject to awards under the 2008 Plan that expire or terminate prior to exercise or settlement or are withheld to satisfy tax withholding obligations after the effective date of the 2020 Plan will be added to the number of shares then available for issuance under our 2020 Plan.
Our board of directors administers our 2008 Plan and the stock awards granted under it. Our administrator has the authority to modify outstanding stock awards under our 2008 Plan.
Our 2008 Plan provides that in the event of a change of control where we are not the surviving corporation (or we survive only as a subsidiary of another corporation), unless our administrator determines otherwise, all outstanding options that are not exercised shall be assumed or replaced with comparable options by the surviving corporation (or a parent or subsidiary of the surviving corporation), and stock awards shall be converted to stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the foregoing, in the event of a change of control, our administrator generally may take one or more of the following actions with respect to outstanding awards: (1) determine that outstanding options shall accelerate and become exercisable, in whole or in part, upon the change of control or upon such other event as the administrator determines, (2) determine that the restrictions and conditions on outstanding stock awards shall lapse, in whole or in part, upon the change of control or upon such other event as the administrator determines, (3) require outstanding options to be surrendered in exchange for a payment by us, in cash or stock as determined by the administrator, in an amount equal to the amount by which the then fair market value of the shares of company stock subject to unexercised options exceeds the exercise price of the options; or (4) after giving grantees an opportunity to exercise their outstanding options, terminate any or all unexercised options at such time as the administrator deems appropriate. Under the 2008 Plan, a change of control generally includes (1) any merger or consolidation in which our voting securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the person holding those securities immediately prior to such transaction and the composition of the board following such transaction is such that our directors prior to the transaction constitute less than 50% of the board membership following the transaction; (2) any acquisition, directly or indirectly of beneficial ownership of our voting securities possessing more than 50% of the total combined voting power of our outstanding securities (other than by reason of a capital-raising transaction of the Company); (3) any acquisition, directly or indirectly, by a person or related group of persons of the right to appoint a majority of our directors or otherwise directly or indirectly control our management, affairs and business, (4) any sale, transfer or other disposition of all or substantially all of our assets, or (5) a complete liquidation or dissolution.
401(k) Plan
We maintain a 401(k) plan intended to qualify as a tax-qualified plan under Section 401 of the Code, with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 92% of his or her compensation or the statutory limit, which is $19,500 for calendar year 2020. We match 100% of employee contributions up to 3% of their eligible compensation. Employees’ pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. It is also possible that the director or officer could amend or terminate the plan when not in possession of material, nonpublic information. In addition, our directors and executive officers may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.
Limitations on Liability and Indemnification Matters
Upon the closing of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•
any breach of the director’s duty of loyalty to the corporation or its stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, such as injunctive relief or rescission.
We plan to enter into separate indemnification agreements with our directors and officers in connection with this offering and in addition to the indemnification provided for in our bylaws. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of our company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.
The limitation of liability and indemnification provisions that will be contained in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2017, to which we were a party or will be a party, in which:
•
the amount involved exceeded or will exceed the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•
any of our directors, executive officers or holders of more than 5% of any class of our capital stock at the time of such transaction, or any member of the immediate family of the foregoing persons, which we refer to as our related parties, had or will have a direct or indirect material interest.

Broadband Capital Management Services Agreement
In November 2015, we entered into a management services agreement, or the Broadband MSA, with BCM Advisory Partners LLC, or Broadband Advisory, and Broadband Capital Partners LLC, or Broadband Capital, as subsequently amended and/or restated in July 2016, January 2017, June 2018, March 2020 and August 2020, pursuant to which we engaged Broadband Capital as a consultant for advice in connection with senior management matters related to our business, administration and policies in exchange for a cash fee of $20,000 per month. Under the Broadband MSA, we also agreed to elect and appoint Michael Rapp to our board of directors.
The Broadband MSA obligated Broadband or its designees to purchase shares of our Series A convertible preferred stock, in an amount determined by certain milestone events. Pursuant to the Broadband MSA, we were obligated to issue to Broadband Advisory that number of restricted shares of our common stock equal to 20.0% of our outstanding common stock on an as-converted, fully diluted basis. As of September 1, 2020, we have issued 4,965,851 shares of our common stock to Broadband Advisory and have no further obligation to issue additional shares to Broadband Advisory. Under the terms of the Broadband MSA, all of such shares are fully vested as of August 4, 2020. During the years ended December 31, 2017, 2018 and 2019, we made payments to Broadband Capital of $0.2 million, $0.2 million and $0.2 million, respectively, in connection with the Broadband MSA.
Broadband Advisory is a holder of more than 5% of our capital stock prior to this offering. Mr. Rapp is a member of our board of directors, a holder of more than 5% of our capital stock prior to this offering and a managing member of Broadband Advisory. Phil Wagenheim is a member of our board of directors, a managing member of Broadband Advisory and the managing member of Broadband Capital.
The Broadband MSA expires in June 2021.
Convertible Note Financing
From February 2019 until July 2019, we sold convertible promissory notes, or the Notes, with an aggregate principal amount of $6.8 million. The issued notes did not bear or accrue interest. In connection with our Series A Convertible Preferred Stock Financing in November 2019 (see below), the outstanding amounts under the Notes were converted into shares of our Series A convertible preferred stock at       % discount. The following table summarizes purchases of the Notes by related parties:
RELATED PARTY	PRINCIPAL AMOUNT OF NOTE
I. Wistar Morris(1)	$1,100,000.00
John LaMattina Revocable Trust(2)	$200,000.00
Michael Widlitz, M.D.(3)	$100,000.00

(1)
Represents (i) $1,000,000 in principal amount of our convertible promissory notes purchased by I. Wistar Morris and (ii) $100,000 in principal amount of our convertible promissory notes purchased by Cotswold Foundation. Mr. Morris is a holder of more than 5% of our capital stock prior to this offering. At the time of the convertible note financing, Mr. Morris was a member of our board of directors and a trustee of Cotswold Foundation. Mr. Morris resigned from our board of directors in August 2020.

(2)
John LaMattina, Ph.D., a trustee of John LaMattina Revocable Trust, is a member of our board of directors.

(3)
Represents (i) $70,000 in principal amount of our convertible promissory note purchased by Michael Widlitz, M.D. and (ii) $30,000 in principal amount of our convertible promissory note purchased by Jacob Widliltz. Dr. Widlitz is a member of our board of directors. Jacob Widlitz is an immediate family member of Dr. Widlitz

Series A Convertible Preferred Stock Financing
In November 2019 and June 2020, we sold an aggregate of 6,144,631 shares of our Series A convertible preferred stock at a purchase price of $1.50 per share for an aggregate amount of approximately $9,216,947 million. In connection with the sale of our Series A convertible preferred stock in June 2020, we issued warrants, or Series A Warrants, immediately exercisable to purchase an aggregate of 6,144,631 shares of our Series A convertible preferred stock at an exercise price of $1.50 per share. The following table summarizes purchases of our Series A convertible preferred stock by, and issuances of Series A Warrants to, related parties:
RELATED PARTY	SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK EXERCISEABLE UNDER WARRANT	SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK	TOTAL PURCHASE PRICE
I. Wistar Morris(1)	666,670	5,525,654	$9,288,486
Michael Rapoport (“Rapp”)(2)	1,000,000	3,333,334	6,500,001
John LaMattina Revocable Trust(3)	66,666	278,333	517,499
Monoclonal Antibodies, LLC(4)	166,666	1,883,332	3,074,997
Michael Lefenfeld(5)	66,667	133,334	300,002
Michael Widlitz, M.D.(6)	1,000,000	389,656	2,084,484

(1)
Represents (i) 5,294,864 shares of Series A convertible preferred stock purchased by I. Wistar Morris and (ii) 230,790 shares of Series A convertible preferred stock purchased by Cotswold Foundation. I. Wistar Morris is a holder of more than 5% of our capital stock prior to this offering. At the time of the relevant transactions, I. Wistar Morris was a member of our board of directors and a trustee of Cotswold Foundation. I. Wistar Morris resigned from our board of directors in August 2020.

(2)
Michael Rapp is a member of our board of directors and a holder of more than 5% of our capital stock prior to this offering. Michael Rapp is the managing member of BCM Advisory Partners LLC, a holder of more than 5% of our capital stock prior to this offering.

(3)
John LaMattina, Ph.D., a trustee of John LaMattina Revocable Trust, is a member of our board of directors.

(4)
Monoclonal Antibodies, LLC is a holder of more than 5% of our Series A convertible preferred stock prior to this offering.

(5)
Michael Lefenfeld is a member of our board of directors.

(6)
Represents (i) 307,906 shares of Series A convertible preferred stock purchased by Michael Widlitz, M.D. and (ii) 81,750 shares of Series A convertible preferred stock purchased by Jacob Widliltz. Michael Widlitz, M.D., is a member of our board of directors. Jacob Widlitz is an immediate family member of Michael Widlitz, M.D.

Pursuant to the Series A Stock Purchase Agreement, dated as of November 18, 2015, by and among us and the Purchasers named therein, as amended in                       2020, following the closing of this offering and upon achievement of certain specified milestones, up to 2,333,333 shares of our common stock may become issuable at a purchase price of $1.50 per share to certain current holders of our Series A convertible preferred stock and to Broadband Advisory.

Investors’ Rights, Voting and Stockholders Agreements
In connection with our convertible preferred stock financings, we entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with certain holders of our convertible preferred stock and certain holders of our common stock, including Broadband Advisory, Mr. Morris, Cotswold Foundation, Mr. Rapp, Dr. Widlitz, Mr. Widlitz, Mr. Lefenfeld, John LaMattina Revocable Trust and Monoclonal Antibodies, LLC. These stockholder agreements will terminate upon the closing of this offering, except for the registration rights granted under our amended and restated investors’ rights agreement, as more fully described in the section of this prospectus titled “Description of Capital Stock — Registration Rights.” Broadband Advisory does not have registration rights with respect to the shares of our common stock that it owns.
Employment and Consulting Arrangements
We have entered into employment agreements, offer letter agreements or consulting agreements with certain of our executive officers. For more information regarding these agreements with our named executive officers, see “Executive Compensation — Agreements with our Named Executive Officers.”
Indemnification Agreements
We plan to enter into indemnification agreements with each of our directors and executive officers in connection with this offering. The indemnification agreements and our amended and restated bylaws, each to be in effect upon the closing of this offering, require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. For more information regarding these agreements, see “Executive Compensation — Limitations on Liability and Indemnification Matters.”
Executive and Director Compensation
We have granted stock options to certain of our executive officers and directors. See the section titled “Executive Compensation” for a description of these stock options.
Related Party Transaction Policy
Prior to September 2020, we did not have a formal policy regarding approval of transactions with related parties. In September 2020, our board of directors adopted a written related party transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related party transactions. The policy will become effective as of and contingent upon the closing of this offering. For purposes of our policy only, a related party transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related party are, were or will be participants and in which the amount involved exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related party is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related party transaction, including any transaction that was not a related party transaction when originally consummated or any transaction that was not initially identified as a related party transaction prior to consummation, our management must present information regarding the related party transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related parties, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy.
In addition, under our Code of Conduct, which will become effective as of and contingent upon the closing of this offering, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related party transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:
•
the risks, costs and benefits to us;

•
the impact on a director’s independence in the event that the related party is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related party transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.
All of the transactions described above were entered into prior to the adoption of the written policy, but all were approved by our board of directors considering similar factors to those described above.

PRINCIPAL STOCKHOLDERS
The following table sets forth the beneficial ownership of our common stock as of September 1, 2020, as adjusted to reflect the sale of common stock offered by us in this offering, for:
•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our executive officers and directors as a group.

The percentage ownership information shown in the table prior to this offering is based on 40,716,213 shares of common stock outstanding as of September 1, 2020, after giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 34,021,772 shares of our common stock upon the closing of this offering.
The percentage ownership information shown in the table after this offering is based on        shares outstanding, assuming the sale of shares of our common stock by us in this offering and no exercise of the underwriters’ option to purchase additional shares.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are exercisable on or before October 31, 2020, which is 60 days after September 1, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o Immunome, Inc., 665 Stockton Drive, Suite 300, Exton, Pennsylvania 19341.
	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER		BEFORE OFFERING	AFTER OFFERING
5% or greater stockholders:
BCM Advisory Partners LLC	4,965,851	12.2%	%
I. Wistar Morris(1)	6,192,324	15.0
Named executive officers and directors:
Purnanand D. Sarma, Ph.D.(2)	778,709	1.9
Michael J. Morin, Ph.D.(2)	1,385,862	3.3
Diane Marcou(2)	25,000	*
Michael Rapp(3)	9,299,185	22.3
Richard Baron	—	—
John LaMattina, Ph.D.(4)	488,599	1.2
Michael Lefenfeld(5)	376,933	*
Philip Wagenheim(6)	5,965,851	14.7
Michael Widlitz, M.D.(7)	307,906	*
All current executive officers and directors as a group (9 persons)(8)	13,662,194	30.8

(1)
Consists of (a)(i) 5,294,864 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock and (ii) 666,670 shares of common stock issuable upon exercise of a warrant to purchase shares of Series A convertible preferred stock held by Mr. Morris and (b) 230,790 shares of common stock issuable upon the conversion of Series A convertible preferred stock held by the Cotswold Foundation. Mr. Morris has voting and investment power with respect to shares held by the Cotswold Foundation.
(2)
Consists of shares issuable upon the exercise of options.

(3)
Consists of (a)(i) 3,333,334 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock and (ii) 1,000,000 shares of common stock issuable upon exercise of a warrant to purchase shares of Series A convertible preferred stock held by Mr. Rapp and (b) 4,965,851 shares of common stock held by BCM Advisory Partners LLC. Mr. Rapp is a managing member of BCM Advisory Partners LLC and has voting and investment power with respect to shares held by BCM Advisory Partners LLC.

(4)
Consists of (a)(i) 278,333 shares of common stock issuable upon the conversion of shares of Series A Preferred and (ii) 66,666 shares of common issuable upon exercise of a warrant to purchase shares of Series A convertible preferred stock held by the John LaMattina Revocable Trust, and (b) 143,600 shares issuable upon the exercise of options granted to Dr. LaMattina. Dr. LaMattina is the trustee of the John LaMattina Revocable Trust and has voting and investment power with respect to shares held by the John LaMattina Revocable Trust.

(5)
Consists of (a) 133,334 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock, (b) 66,667 shares of common stock issuable upon exercise of a warrant to purchase shares of Series A convertible preferred stock and (c) 176,932 shares issuable upon the exercise of options.

(6)
Consists of (a) 4,965,851 shares of common stock held by BCM Advisory Partners LLC and (b) 1,000,000 shares of common stock held by Rapoport Family Trust. Mr. Wagenheim is a managing member of BCM Advisory Partners LLC and the trustee of Rapoport Family Trust and has voting and investment power with respect to shares held by BCM Advisory Partners LLC and Rapoport Family Trust.

(7)
Consists of shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock.

(8)
Consists of (a) 5,965,851 shares of common stock, (b) 4,052,907 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock, (c) 1,133,333 shares of common stock issuable upon exercise of warrants to purchase shares of Series A convertible preferred stock and (d) 2,510,103 shares of common stock issuable upon the exercise of options.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock, certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as each will be in effect upon the closing of this offering, and certain provisions of Delaware law are summaries. You should also refer to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is part. We refer in this section to our amended and restated certificate of incorporation and amended and restated bylaws that we intend to adopt in connection with this offering as our certificate of incorporation and bylaws, respectively.
General
Upon the closing of this offering, our certificate of incorporation will authorize us to issue up to           shares of common stock, $0.0001 par value per share, and                 shares of preferred stock, $0.0001 par value per share, all of which shares of preferred stock will be undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.
As of June 30, 2020, after giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 34,021,772 shares of our common stock upon the closing of this offering, there would have been 40,716,213 shares of common stock issued and outstanding held of record by 173 stockholders.
Common Stock
Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.
Dividends
Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Rights and Preferences
Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Preferred Stock
As of June 30, 2020, there were 34,021,772 shares of preferred stock outstanding, which will convert, immediately prior to the closing of this offering, into 34,021,772 shares of our common stock. All series of our convertible preferred stock will convert at a ratio of one share of common stock for each share of convertible preferred stock. All shares of common stock (including fractions thereof) issuable upon conversion of convertible preferred stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion results in the issuance of any fractional share, we will, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the initial public offering price.
Upon the closing of this offering, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.
Options
As of June 30, 2020, options to purchase an aggregate of 6,021,227 shares of common stock were outstanding under our Amended and Restated 2018 Equity Incentive Plan, as amended, or the 2018 Plan, or our Amended and Restated 2008 Equity Incentive Plan, as amended, or the 2008 Plan, at a weighted average exercise price of $0.08 per share. See “Executive Compensation — Equity Incentive Plans” for additional information regarding the terms of our 2018 Plan and 2008 Plan.
Warrants
As of June 30, 2020, warrants to purchase an aggregate of 6,144,631 shares of our Series A convertible preferred stock were outstanding, each with an exercise price of $1.50 per share of Series A convertible preferred stock. Upon the closing of this offering, these warrants will convert into warrants to purchase an aggregate of 6,144,631 shares of our common stock at an exercise price of $1.50 per share.
Registration Rights
Upon the closing of this offering, certain holders of shares of our common stock, including those shares of our common stock that will be issued upon conversion of our convertible preferred stock upon the closing of this offering, will be entitled to certain rights with respect to registration of such shares under the Securities Act pursuant to the terms of an amended and restated investors’ rights agreement by and among us and certain of our stockholders. These shares are collectively referred to herein as registrable securities.
The amended and restated investors’ rights agreement provides the holders of registrable securities with demand, piggyback and S-3 registration rights as described more fully below. As of June 30, 2020, holders of an aggregate of 34,021,772 registrable securities were entitled to these demand, piggyback and S-3 registration rights. Following the closing of this offering, if we achieve certain specified milestones, we will be obligated to issue up to 1,666,666 additional shares of our common stock at a purchase price of $1.50 per share to certain current holders of our Series A convertible preferred stock, which shares of common stock will also be registrable securities. Under the terms of the investor’s rights agreement, holders of registrable securities will have equivalent registration rights with respect to any additional shares of our common stock acquired by these holders.
Demand Registration Rights
At any time beginning 180 days following the effective date of the registration statement of which this prospectus forms a part, the holders of at least 40% of the registrable securities then outstanding have the right to make up to two demands that we file a registration statement under the Securities Act, subject to specified conditions and exceptions.

Piggyback Registration Rights
If we register any securities for public sale, the holders of our registrable securities then outstanding will each be entitled to notice of the registration and will have the right to include their shares in the registration statement, subject to specified exceptions. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in such registration statement, but not below 20% of the total amount of securities included in such registration.
Registration on Form S-3
If we are eligible to file a registration statement on Form S-3, the holders of at least 20% of our registrable securities then outstanding have the right to demand that we file registration statements on Form S-3, provided that the aggregate amount of securities to be sold under the registration statement is at least $1.0 million, net of underwriting discounts and commissions and specified expenses. We are not obligated to effect a demand for registration on Form S-3 by holders of our registrable securities more than one time during any 12-month period. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.
Expenses of Registration
We will pay all expenses relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.
Termination of Registration Rights
The demand, piggyback and Form S-3 registration rights described above will terminate on the earliest to occur of (1) the closing of a deemed liquidation event, as defined in our certificate of incorporation, (2) the five-year anniversary of the closing of this offering and (3) with respect to each stockholder, at such time as Rule 144 under the Securities Act or another similar exemption is available for the sale of all of such holder’s shares without limitation during a three-month period without registration.
Anti-Takeover Provisions
Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•
before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws to be in Effect upon the Closing of this Offering
Our certificate of incorporation to be in effect upon the closing of this offering will provide for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. The directors may be removed by the stockholders only for cause upon the vote of holders of 66 2/3% of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of our board of directors, and vacancies and newly created directorships on our board of directors may, except as otherwise required by law or determined by our board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum. Our certificate of incorporation and bylaws will provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. A special meeting of stockholders may be called only by a majority of our whole board of directors, the chair of our board of directors or our chief executive officer. Our bylaws will also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and will specify requirements as to the form and content of a stockholder’s notice.
Our certificate of incorporation will further provide that, immediately after this offering, the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of our certificate of incorporation, including provisions relating to the structure of our board of directors, the size of the board, removal of directors, special meetings of stockholders, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our whole board of directors.
The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Choice of Forum
Our amended and restated certificate of incorporation to be in effect immediately prior to the completion of this offering will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action or proceeding asserting a breach of fiduciary duty owed by any of our current or former directors, officers or employees to us or our stockholders; (3) any action or proceeding asserting a claim against us or any of our current or former directors, officers or other employees, arising out of or pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws; and (4) any action or proceeding to interpret, apply, enforce or determine the validity of our certificate of incorporation or our by-laws. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and a court could find that either of the exclusive forum provisions in our amended and restated certificate of incorporation is inapplicable or unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.
Listing
We have applied for listing of our common stock on the Nasdaq Capital Market under the trading symbol “IMNM.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, no public market existed for our common stock, and although we expect that our common stock will be approved for listing on the Nasdaq Capital Market, we cannot assure investors that there will be an active public market for our common stock following this offering. We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. Future sales of substantial amounts of common stock in the public market, including shares issued upon exercise of outstanding options or warrants, or the perception that such sales may occur, however, could adversely affect the market price of our common stock and also could adversely affect our future ability to raise capital through the sale of our common stock or other equity-related securities at times and prices we believe appropriate.
Based on our shares outstanding as of June 30, 2020, upon the closing of this offering,           shares of our common stock will be outstanding, or                 shares of common stock if the underwriters exercise in full their option to purchase additional shares.
All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares sold to our “affiliates,” as that term is defined under Rule 144 under the Securities Act. The remaining outstanding                 shares of common stock held by existing stockholders are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if the offer and sale is registered under the Securities Act or if the offer and sale of those securities qualifies for exemption from registration, including exemptions provided by Rules 144 and 701 promulgated under the Securities Act.
As a result of lock-up agreements and market standoff provisions described below and the provisions of Rules 144 and 701, the restricted securities will be available for sale in the public market as follows:
•
shares will be eligible for immediate sale upon the closing of this offering; and

•
approximately           shares will be eligible for sale upon expiration of lock-up agreements and market standoff provisions described below, beginning 181 days after the date of this prospectus, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701.

We may issue shares of our common stock from time to time for a variety of corporate purposes, including in capital-raising activities through future public offerings or private placements, in connection with exercise of stock options and warrants, vesting of restricted stock units and other issuances relating to our employee benefit plans and as consideration for future acquisitions, investments or other purposes. The number of shares of our common stock that we may issue may be significant, depending on the events surrounding such issuances. In some cases, the shares we issue may be freely tradable without restriction or further registration under the Securities Act; in other cases, we may grant registration rights covering the shares issued in connection with these issuances, in which case the holders of the common stock will have the right, under certain circumstances, to cause us to register any resale of such shares to the public.
Rule 144
In general, non-affiliate persons who have beneficially owned restricted shares of our common stock for at least six months, and any of our affiliates who owns restricted shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.
Non-Affiliates
Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:
•
the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates;

•
we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

•
we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting. Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.
Affiliates
Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:
•
1% of the number of shares of our common stock then outstanding, which will equal approximately                 shares immediately after the closing of this offering based on the number of shares outstanding as of June 30, 2020; or

•
the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six month holding period of Rule 144, which does not apply to sales of unrestricted securities.
Rule 701
In general, under Rule 701 a person who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days may sell these shares in reliance upon Rule 144, but without being required to comply with the notice, manner of sale or public information requirements or volume limitation provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701. As of June 30, 2020,                 shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options and issuances of restricted stock. However, substantially all such Rule 701 shares are subject to lock-up agreements as described below and in the section of this prospectus titled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.
Form S-8 Registration Statements
As of June 30, 2020, options to purchase an aggregate                 shares of our common stock were outstanding. As soon as practicable after the closing of this offering, we intend to file with the SEC one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our equity incentive plans. See “Executive Compensation — Equity Incentive Plans” for a description of our equity incentive plans. These registration statements will become effective immediately upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.
Lock-Up Agreements
We, all of our directors and officers and substantially all of our stockholders and option holders are subject to lock-up agreements that prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock, options or warrants to acquire shares of our common stock or any security or instrument related to our common stock, or entering into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of our common stock, for a period of 180 days following the date of this prospectus without the prior written consent of Ladenburg Thalmann & Co. Inc. on behalf of the underwriters. See the section of this prospectus titled “Underwriting.”
In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with certain security holders, including the investors’ rights agreement and our standard form option agreement, that contain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus.
Registration Rights
Upon the closing of this offering and the conversion of all outstanding shares of our Series A convertible preferred stock into shares of our common stock, the holders of 34,021,772 shares of our common stock, or their permitted transferees, will be entitled to specified rights with respect to the registration of the offer and sale of their shares under the Securities Act. Registration of the offer and sale of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See the section of this prospectus titled “Description of Capital Stock — Registration Rights” for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following discussion is a summary of certain material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, and applicable Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular individual holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:
•
certain former citizens or long-term residents of the United States;

•
partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes (and investors therein);

•
“controlled foreign corporations;”

•
“passive foreign investment companies;”

•
corporations that accumulate earnings to avoid U.S. federal income tax;

•
banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

•
tax-exempt organizations and governmental organizations;

•
tax-qualified retirement plans;

•
accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;

•
persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•
persons that own or have owned, actually or constructively, more than 5% of our common stock;

•
persons who have elected to mark securities to market; and

•
persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.
Definition of Non-U.S. Holder
For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock
As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we distribute cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess amount distributed will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “— Gain On Disposition of Our Common Stock” below.
Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.
If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.
However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Gain on Disposition of Our Common Stock
Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•
the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•
our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. If we are a USRPHC and either our common stock is not regularly traded on an established securities market or a non-U.S. holder holds, or is treated as holding, more than 5% of our outstanding common stock, directly or indirectly, during the applicable testing period, such non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC and our common stock is not regularly traded on an established securities market, a non-U.S. holder’s proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our common stock paid to such holder, the amount of any tax withheld with respect to those dividends and such holder’s name and address. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.
Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.
Withholding on Foreign Entities
Sections 1471 through 1474 of the Code, which are commonly referred to as FATCA, impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock. FATCA withholding may also apply to payments of proceeds from sales or other dispositions of our common stock, although under proposed U.S. Treasury Regulations no withholding would apply to payments of gross proceeds. The preamble to the proposed regulations specifies that taxpayers (including withholding agents) are permitted to rely on the proposed regulations pending finalization.
Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING
We have entered into an underwriting agreement dated                 , 2020, with Ladenburg Thalmann & Co. Inc. and Chardan Capital Markets, LLC, or underwriting agreement, acting as representatives of the underwriters and joint book-running managers of this offering. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite its name below.
Underwriter	Number of Shares
Ladenburg Thalmann & Co. Inc.
Chardan Capital Markets, LLC
Total
We have been advised by the underwriters that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of           per share. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than                 per share to other brokers and dealers.
The underwriting agreement provides that the underwriters’ obligation to purchase the shares we are offering is subject to the terms and conditions described therein.
No action has been taken by us or the underwriters that would permit a public offering of the shares in any jurisdiction where action for that purpose is required. None of our shares included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the shares offered hereby be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of shares and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the shares in any jurisdiction where that would not be permitted or legal.
The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.
Over-Allotment Option
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                 additional shares from us at the public offering price set forth on the cover page of this prospectus, less the underwriting discount and commission. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered by this prospectus.
Underwriting Discount and Expenses
The following table shows the public offering price, underwriting discount and commission, and proceeds before expenses to us. The information assumes either no exercise or full exercise of the option we granted to the underwriters to purchase additional shares.
Total
	Per share	No exercise	Full exercise
Public offering price	$	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to us
We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $      . We have agreed to reimburse

the underwriters for all reasonable, out-of-pocket expenses incurred by the underwriters in an amount not to exceed $      in the aggregate.
Determination of Offering Price
Prior to the completion of this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the underwriters. Among the factors considered in determining the initial public offering price will be the history and prospects of other companies in the industry in which we compete; our financial information; an assessment of our management and their experience; an assessment of our business potential and earning prospects; the prevailing securities markets at the time of this offering; the recent market prices of, and the demand for, publicly traded shares of generally comparable companies; and other factors deemed relevant. Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.
Lock-up Agreements
We, all of our officers and directors, and holders of all of our outstanding shares of common stock have agreed, that for a period of 180 days after the date of this prospectus, or the lock-up period, subject to certain limited exceptions described below, we and they will not directly or indirectly, without the prior written consent of the underwriters offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 180 days following the closing of this offering, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing equity incentive plans. The underwriters may, in their sole discretion and without notice, waive the terms of any of these lock-up agreements.
Stabilization
In connection with this offering, the underwriters may engage in stabilizing transactions and syndicate covering transactions and purchases to cover positions created by short sales.
•
Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•
Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Since there is no over-allotment option, if the underwriters would have a naked short position, it can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Indemnification
We have agreed to indemnify the underwriters and selected dealers against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters or selected dealers may be required to make for these liabilities.
Listing on the Nasdaq Capital Market
We have applied to list our common stock on the Nasdaq Capital Market under the symbol “IMNM.”
Electronic Distribution
A prospectus in electronic format may be made available on websites maintained by the underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of our common stock for sale to its online brokerage account holders.
Other Relationships
Upon completion of this offering, we have granted Ladenburg a right to participate in any subsequent public or private offering of equity securities or other capital markets financing by us. This right extends for 18 months from the closing date of this offering. The terms of any such engagement of Ladenburg will be determined by separate agreement.
The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The underwriters and their affiliates may in the future perform various financial advisory, investment banking, and other services for us, for which they may receive customary fees and commissions. In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may effect transactions for their own account or the accounts of customers, and hold on behalf of themselves or their customers long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to their customers that they acquire, long or short positions in such securities and instruments.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each a Relevant Member State), an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive

For the purposes of this provision: (i) the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; (ii) the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and (iii) the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
The underwriters have represented and agreed that:
•
they have only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by them in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•
they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from, or otherwise involving the United Kingdom.

LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.
EXPERTS
The financial statements as of December 31, 2018 and 2019 and each of the two years in the periods then ended, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to substantial doubt that exists regarding the ability of the Company to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus, which constitutes a part of the registration statement. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available over the internet at the SEC’s web site referred to above. We also maintain a website at www.immunome.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

Report of independent registered public accounting firm
To the Stockholders and the Board of Directors of Immunome, Inc.
Opinion on the financial statements
We have audited the accompanying balance sheets of Immunome, Inc. (the “Company”) as of December 31, 2018 and 2019, the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows, for the each of the two years ended December 31, 2018 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2019, and the results of its operations and its cash flows for each of the two the years ended December 31, 2018 and 2019, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance its future operations raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
August 12, 2020
We have served as the Company’s auditor since 2019.

Immunome, Inc.
Balance sheets
(in thousands, except share and per share amounts)
	December 31,
	2018	2019
Assets
Current assets:
Cash	$1,602	$2,543
Prepaid expenses and other current assets	509	579
Total current assets	2,111	3,122
Property and equipment, net	2,082	1,700
Restricted cash	100	100
Other assets	155	138
Total assets	$4,448	$5,060
Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Current portion of capital lease obligations	$387	$239
Equipment loan payable	225	212
Accounts payable	473	548
Accrued expenses and other current liabilities	476	666
Total current liabilities	1,561	1,665
Capital lease obligations, net of current portion	239	—
Equipment loan payable, net of current portion	325	113
Deferred rent	15	18
Total liabilities	2,140	1,796
Commitments and contingencies (Note 7)
Series A convertible preferred stock, $0.0001 par value; 21,000,000 shares authorized and 18,653,105 shares issued and outstanding at December 31, 2018; 30,000,000 shares authorized and 26,660,106 shares issued and outstanding at December 31, 2019 (liquidation value of $39,990 at December 31, 2019)	27,513	38,894
Stockholders’ deficit:
Common stock, $0.0001 par value; 50,000,000 shares authorized at December 31, 2018 and 2019; 6,526,979 shares issued and outstanding at December 31, 2018 and 6,595,691 shares issued and outstanding at December 31, 2019	1	1
Additional paid-in capital	907	926
Accumulated deficit	(26,113)	(36,557)
Total stockholders’ deficit	(25,205)	(35,630)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$4,448	$5,060
The accompanying notes are an integral part of these financial statements.

Immunome, Inc.
Statements of operations
(in thousands, except share and per share amounts)
	Year ended December 31,
	2018	2019
Operating expenses:
Research and development	$6,877	$8,823
General and administrative	866	1,525
Total operating expenses	7,743	10,348
Loss from operations	(7,743)	(10,348)
Interest expense, net	(102)	(96)
Net loss	$(7,845)	$(10,444)
Per share information:
Net loss per share of common stock, basic and diluted	$(1.20)	$(1.59)
Weighted-average common shares outstanding, basic and diluted	6,520,487	6,563,819
Pro forma net loss per share of common stock, basic and diluted (unaudited)		$(0.32)
Pro forma weighted-average common shares outstanding, basic and diluted (unaudited)		32,902,512
The accompanying notes are an integral part of these financial statements.

Immunome Inc.
Statements of changes in convertible preferred stock and stockholders’ deficit
(in thousands, except share amounts)
	Convertible preferred stock		Stockholders’ deficit
	Series A		Common stock		Additional paid-in capital	Accumulated deficit	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2018	18,653,105	$27,513	6,519,479	$1	$896	$(18,268)	$(17,371)
Share-based compensation expense	—	—	—	—	11	—	11
Exercise of stock options	—	—	7,500	—	—	—	—
Net loss	—	—	—	—	—	(7,845)	(7,845)
Balance at December 31, 2018	18,653,105	27,513	6,526,979	1	907	(26,113)	(25,205)
Issuance of Series A convertible preferred stock upon conversion of debt	4,930,000	6,800	—	—	—	—	—
Sale of Series A convertible preferred stock, net of $35 of issuance costs	3,077,001	4,581	—	—	—	—	—
Share-based compensation expense	—	—	—	—	14	—	14
Exercise of stock options	—	—	68,712	—	5	—	5
Net loss	—	—	—	—	—	(10,444)	(10,444)
Balance at December 31, 2019	26,660,106	$38,894	6,595,691	$1	$926	$(36,557)	$(35,630)
The accompanying notes are an integral part of these financial statements.

Immunome Inc.
Statements of cash flows
(in thousands)
	Year ended December 31,
	2018	2019
Cash flows from operating activities:
Net loss	$(7,845)	$(10,444)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	521	615
Share-based compensation	11	14
Deferred rent	9	3
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(273)	(53)
Accounts payable	146	75
Accrued expenses and other current liabilities	25	190
Net cash used in operating activities	(7,406)	(9,600)
Cash flows from investing activities:
Purchases of property and equipment	(228)	(233)
Net cash used in investing activities	(228)	(233)
Cash flows from financing activities:
Proceeds from convertible promissory notes	—	6,800
Proceeds from exercise of stock options	—	5
Proceeds from the sale of Series A convertible preferred stock	—	4,616
Payment of Series A convertible preferred stock issuance costs	—	(35)
Payment of equipment loan payable	(206)	(225)
Payment of capital lease obligations	(345)	(387)
Net cash (used in) provided by financing activities	(551)	10,774
Net (decrease) increase in cash and restricted cash	(8,185)	941
Cash and restricted cash at beginning of year	9,887	1,702
Cash and restricted cash at end of year	$1,702	$2,643
Supplemental disclosures of cash flow information:
Cash paid for interest	$141	$106
Supplemental disclosures of non-cash investing and financing activities:
Property and equipment additions included in accounts payable	$3	$—
Issuance of equipment loan payable in connection with purchase of property and equipment	$374	$—
Issuance of Series A convertible preferred stock upon conversion of convertible promissory notes	$—	$6,800
The accompanying notes are an integral part of these financial statements.

Immunome, Inc.
Notes to financial statements
1. Nature of the business and basis of presentation
Organization
Immunome, Inc. (the Company or Immunome) was incorporated as a Pennsylvania corporation on March 2, 2006 and was converted to a Delaware corporation on December 2, 2015. The Company is a biotechnology company focused on identifying novel cancer immunotherapies utilizing a patented process to immortalize human B cells.
Since its inception, the Company has devoted substantially all of its resources to research and development, raising capital, building its management team and building its intellectual property portfolio. The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry including, but not limited to; technical risks associated with the successful research, development and manufacturing of product candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Current and future programs will require significant research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.
Liquidity and going concern
The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.
The Company has incurred net losses since inception, including net losses of $7.8 million and $10.4 million for the years ended December 31, 2018 and 2019, respectively, and it expects to generate losses from operations for the foreseeable future primarily due to research and development costs for its potential product candidates. As of December 31, 2019, the Company had an accumulated deficit of $36.6 million. To date, the Company has funded its operations with proceeds from the issuance of debt and the sale of preferred stock. The Company expects to generate operating losses and negative operating cash flows for the foreseeable future.
The Company is seeking to complete an initial public offering (IPO) of its common stock. Upon the completion of a qualified public offering on specified terms, the Company’s outstanding Series A convertible preferred stock (Series A Preferred) will automatically convert into shares of common stock (see Note 9, Convertible Preferred Stock and Stockholders’ Deficit). The Company expects that its cash as of December 31, 2019 along with $11.0 million in gross proceeds from its Series A Preferred financing in June 2020 (see Note 15, Subsequent Events) will be sufficient to fund its operations into January 2021. The Company will need additional financing to support its continuing operations and pursue its growth strategy. Until such time as the Company can generate significant revenue from product sales, if ever, it expects to finance its operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that the Company raises additional capital through the sale of equity or convertible debt securities, investors’ ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If the Company raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, it may have to relinquish valuable rights to technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable. If the Company is unable to raise additional funds through equity or debt financings or other arrangements when needed, it may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, or grant

Immunome, Inc.
Notes to financial statements
rights to develop and market product candidates that the Company would otherwise prefer to develop and market. The Company may be unable to raise additional funds or enter into such other agreements when needed on favorable terms or at all. The inability to raise capital as and when needed would have a negative impact on the Company’s financial condition and its ability to pursue its business strategy.
If the Company cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its research and development programs or enter into collaborations with third parties to commercialize potential products or technologies that it might otherwise seek to develop or commercialize independently; consider other various strategic alternatives, including a merger or sale of the Company; or cease operations. If the Company engages in collaborations, it may receive lower consideration upon commercialization of such products than if it had not entered into such arrangements or if it entered into such arrangements at later stages in the product development process. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements included herein do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.
Operations of the Company are subject to certain risks and uncertainties including various internal and external factors that will affect whether and when the Company’s product candidates become approved drugs and how significant their market share will be, some of which are outside of the Company’s control. The length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the drug approval process will materially affect the Company’s financial condition and future operations. On March 11, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. Although there is significant uncertainty as to the likely effects this disease may have in the future, to date there has not yet been a significant impact to the Company’s operations or financial statements.
2. Summary of significant accounting policies
Basis of presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted (GAAP) in the United States. Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) promulgated by the Financial Accounting Standards Board (FASB).
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses. The Company bases its estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the fair value of the Company’s common stock in connection with share-based compensation arrangements. Actual results could differ from these estimates.
Cash
Cash consists of standard checking accounts and a money market account. The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. There are no cash equivalents as of December 31, 2018 and 2019.
Restricted cash
Restricted cash represents collateral provided for a letter of credit issued as a security deposit in connection with the Company’s lease of its corporate facilities. This lease expires in 2022 at which time the

Immunome, Inc.
Notes to financial statements
cash will be released from restriction. Restricted cash was $100,000 at both December 31, 2018 and 2019. For purposes of the cash flow statements, this restricted cash is combined with cash at both December 31, 2018 and 2019.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and restricted cash. Periodically, the Company may maintain deposits in financial institutions in excess of government insured limits. Management believes that the Company is not exposed to significant credit risk as the Company’s deposits are held at financial institutions that management believes to be of high credit quality, and the Company has not experienced any losses on these deposits.
Guarantees and indemnifications
As permitted under Delaware law, the Company indemnifies its officers, directors, consultants, and employees for certain events or occurrences that happen by reason of the relationship with, or position held at, the Company. Through December 31, 2019, the Company had not experienced any losses related to these indemnification obligations, and no claims were outstanding. The Company does not expect significant claims related to these indemnification obligations and, consequently, concluded that the fair value of these obligations is negligible, and no related reserves were established.
Property and equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset as follows:
Asset category	Estimates useful life
Lab equipment	5 years
Leasehold improvements	Lesser of lease term or 5 years
Computer equipment	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Expenditures for repairs and maintenance of assets are charged to expense as incurred, while major betterments are capitalized. Upon retirement or sale, the cost and related accumulated depreciation and amortization of assets disposed of are removed from the accounts and any resulting gain or loss is included in the statements of operations.
Impairment of long-lived assets
The Company evaluates its long-lived assets, which consist primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no impairment losses recognized during the years ended December 31, 2018 and 2019.
Preferred stock
The Company has classified the Series A Preferred as temporary equity in the accompanying balance sheets because it becomes redeemable due to certain deemed liquidation events, as defined in the Company’s articles of incorporation, that are outside of the Company’s control. The Company accretes the Series A

Immunome, Inc.
Notes to financial statements
Preferred to redemption when such deemed liquidation events are probable. No accretion has been recognized during the years ended December 31, 2018 and 2019 as redemption was not probable.
Research and development costs
Research and development costs are charged to expense as incurred. Research and development costs consist of costs incurred in performing research and development activities, including salaries and bonuses, share-based compensation, employee benefits, facilities costs, laboratory supplies, depreciation and amortization, preclinical expenses, consulting and other contracted services. Additionally, under the terms of the license agreements (see Note 8, License Agreements), the Company is obligated to make future payments should certain development and regulatory milestones be achieved. No such costs have been incurred for the years ended December 31, 2018 and 2019. Costs for certain research and development activities are recognized based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as a prepaid or accrued expense.
Share-based compensation
The Company’s share-based compensation program allows for grants of stock options and restricted stock awards. Grants are awarded to employees and non-employees, including directors.
The Company accounts for its share-based compensation in using the fair value method and all share-based payments to employees, non-employees and directors, are recognized as expense in the statements of operations based on their fair values. The Company estimates the fair value of options granted using the Black-Scholes option pricing model (Black-Scholes) for stock option grants to both employees and non-employees.
The Company’s share-based compensation awards are subject to service-based vesting conditions. Compensation expense related to awards to employees, directors and non-employees with service-based vesting conditions is recognized on a straight-line basis based on the grant date fair value over the associated service period of the award, which is generally the vesting term.
The Black-Scholes option pricing model requires inputs based on certain subjective assumptions, including (i) the expected stock price volatility, (ii) the expected term of the award, (iii) the risk-free interest rate and (iv) expected dividends. Due to the lack of a public market for the Company’s common stock and lack of company-specific historical and implied volatility data, the Company has based its computation of expected volatility on the historical volatility of a representative group of public companies with similar characteristics to the Company, including stage of product development and life science industry focus. The historical volatility is calculated based on a period of time commensurate with expected term assumption. The Company uses the simplified method to calculate the expected term for options granted to employees and non-employees whereby, the expected term equals the arithmetic average of the vesting term and the original contractual term of the options due to its lack of sufficient historical data. The risk-free interest rate is based on U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock.
Prior to January 1, 2018, the Company had estimated forfeitures when recognizing share-based compensation expense. On January 1, 2018, the Company adopted ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting that requires an entity that elects to account for forfeitures when they occur to apply the accounting change on a modified retrospective basis as a cumulative-effect adjustment to accumulated deficit as of the date of adoption. The Company has elected to account for forfeitures when they occur and the impact of this change upon adoption as of January 1, 2018 was immaterial.
Prior to the adoption of Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (ASU 2018-07), the measurement date for non-employee

Immunome, Inc.
Notes to financial statements
awards was generally the date the services are completed, resulting in financial reporting period adjustments to share-based compensation during the vesting terms for changes in the fair value of the awards. After the adoption of ASU 2018-07 on January 1, 2018, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award. The impact of adopting ASU 2018-07 in 2018 was immaterial.
Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. In determining the exercise prices for options granted, the Company has considered the estimated fair value of the common stock as of the measurement date. The estimated fair value of the common stock has been determined at each grant date based upon a variety of factors, including the illiquid nature of the common stock, the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event. Among other factors are the Company’s financial position and historical financial performance, the status of technological developments within the Company’s research, the composition and ability of the current research and management team, an evaluation or benchmark of the Company’s competition, and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.
Patent costs
All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses in the accompanying statements of operations.
Rent expense
The Company’s real estate operating lease provides for scheduled annual rent increases throughout the lease term. The Company recognizes the effects of the scheduled rent increases on a straight-line basis over the full term of the lease.
Income taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized. The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If it is not more likely than not that a position will be sustained, none of the benefit attributable to the position is recognized. The tax benefit to be recognized for any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes.
Net loss per share
The Company follows the two-class method when computing net loss per share, as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Immunome, Inc.
Notes to financial statements
Basic net loss per share of common stock is computed by dividing the net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share of common stock is computed by adjusting net loss to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share of common stock is computed by dividing the diluted net loss by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of common stock equivalents.
The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:
	Year ended December 31,
	2018	2019
Stock options	3,362,470	3,501,858
Convertible preferred stock	18,653,105	26,660,106
	22,015,575	30,161,964
The Company’s Series A Preferred contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to participating securities. In periods in which the Company reports a net loss per share of common stock, diluted net loss per share of common stock is the same as basic net loss per share of common stock since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss per share of common stock for the years ended December 31, 2018 and 2019.
In the accompanying statements of operations, unaudited pro forma basic and diluted net loss per share of common stock has been presented to give effect to the automatic conversion of all outstanding shares of Series A Preferred as if such conversion occurred on the later of January 1, 2019, or the issuance date of the convertible preferred stock.
Segment and geographic information
Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker (CODM), or decision-making group, in deciding how to allocate resources and in assessing performance. The CODM is the Company’s Chief Executive Officer. The Company views its operations as and manages its business in one operating segment operating exclusively in the United States.
Recent accounting pronouncements
The Jumpstart Our Business Startups Act of 2012 permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. As an emerging growth company, the Company has elected to take advantage of this extended transition period.
In February 2016, the FASB issued ASU No. 2016-02, Leases (ASC 842) which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the JOBS Act, the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

Immunome, Inc.
Notes to financial statements
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (ASU 2016-18), which requires that a statement of cash flows explain the change during the period in the total cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash when reconciling the beginning and ending balances shown on the statement of cash flows. The Company adopted ASU 2016-18 as of January 1, 2018 and the adoption did not have a material impact on its statement of cash flows. As part of the adoption of this guidance, the Company included restricted cash with cash in the statements of cash flows for the years ended December 31, 2018 and 2019.
In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (ASU 2018-07), as part of an initiative to reduce the cost and complexity in financial reporting and improve the usefulness of the information provided related to share-based payment transaction for acquiring goods and services from nonemployees. Under ASU 2018-07, the guidance under ASC 505-50 is superseded as ASC 718 is expanded to include awards to nonemployees. In general, companies will no longer be required to remeasure (i.e., mark-to-market) the fair value of awards granted to nonemployees at each reporting date until the awards vest (the date the vesting condition is achieved). Instead, grants to nonemployees will be valued and accounted for much in the same way as awards to employees, including the ability to use the simplified method/practical expedient when determining the expected term assumption. The Company adopted ASU 2018-07 effective January 1, 2018 and the adoption did not have a material impact on the Company’s financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) — Accounting For Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for annual and interim periods beginning after December 15, 2021, and early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is currently evaluating the impact that this new guidance will have on its financial statements.
3. Property and equipment, net
Property and equipment consisted of the following:
	December 31,
(in thousands)	2018	2019
Lab equipment	$2,761	$2,942
Leasehold improvements	156	184
Computer equipment	52	76
Office equipment and furniture and fixtures	17	17
	2,986	3,219
Less accumulated depreciation and amortization	(904)	(1,519)
Property and equipment, net	$2,082	$1,700
Depreciation and amortization expense for the years ended December 31, 2018 and 2019 was $0.5 million and $0.6 million, respectively, including amortization expense of $0.2 million related to assets under capital leases in 2018 and 2019. At both December 31, 2018 and 2019, the Company had $1.1 million of laboratory

Immunome, Inc.
Notes to financial statements
equipment under capital leases. At December 31, 2018 and 2019, there was $0.3 million and $0.6 million of accumulated amortization related to capital leases, respectively.
4. Accrued expenses
Accrued expenses consisted of the following:
	December 31,
(in thousands)	2018	2019
Compensation and related benefits	$393	$426
Research and development	83	240
	$476	$666
5. Convertible promissory notes
From January 2019 through July 2019, the Company issued $6.8 million of non-interest bearing convertible promissory notes to several existing Series A Preferred shareholders and new investors. The notes mature on February 2, 2020, if not converted or otherwise settled prior to maturity. Upon completion a qualified equity financing event, as defined in the note agreement, the notes automatically convert into shares of the stock sold in such qualified financing and at a price equal to 80% of the subscription price. In the event that the Company were to sell additional shares of Series A Preferred prior to a qualified financing event, the notes will automatically convert into shares of Series A Preferred at a discount to the $1.50 per share subscription price. The discount is equal to 1% for each month that has lapsed from the initial note issuance date to the date in which the extended sale of Series A Preferred is consummated.
In November 2019, the Company completed the sale of its Series A Preferred and the notes automatically converted into 4,930,000 shares of Series A Preferred. The effective conversion price of the notes was less than the fair value of the Series A Preferred and therefore, no beneficial conversion feature was recorded for the discount.
The Company accounted for the conversion upon a qualified financing event as a bifurcated redemption feature as settlement under this feature would be in a variable number of shares and at a substantial discount. At issuance and over the term of the note, the Company determined the probability of settlement pursuant to the qualified financing event to be remote. As such, the estimated fair value of the redemption feature was de minimis.
6. Equipment loan payables
During 2016 through 2018, the Company entered into various equipment financing agreements (the Agreements) to purchase laboratory equipment. The Agreements provide for 36 to 38 monthly payments ranging from $1,000 to $8,000. Interest rates for the Agreements range from 9.03% to 12.08%, and interest expense related to the equipment financing agreements was $45,000 and $46,000 for the years ended December 31, 2018 and 2019, respectively.
Future payments for the Company’s Agreements are as follows (in thousands):
Years ending December 31,	Amount
2020	$241
2021	117
Total	358
Less amounts representing interest	(33)
Total equipment loan payable	$325

Immunome, Inc.
Notes to financial statements
7. Commitments and contingencies
Operating leases
In May 2017, the Company entered into a 62-month office and laboratory space lease for approximately 11,000 square feet of space in Exton, Pennsylvania. The Company has an option to extend the lease for two additional five-year terms or to early terminate the lease at the end of the 38th month of the lease. The lease is subject to fixed rate escalation increases and the landlord waived the Company’s rent obligation for the first two months of the lease. Deferred rent is $15,000 and $18,000 as of December 31, 2018 and 2019, respectively, and is being amortized as a reduction in rent expense over the term of the lease. The Company recognizes rent expense on a straight-line basis over the expected lease term.
Future minimum lease payments for the Company’s facility are as follows (in thousands):
Years ending December 31,	Amount
2020	$219
2021	225
2022	153
$597
Rent expense for the years ended December 31, 2018 and 2019 was $0.2 million and $0.3 million, respectively.
Capital leases
During 2016 and 2017, the Company entered into multiple capital leases (the leases) for laboratory equipment. The leases provide for 36 to 38 monthly payments ranging from $2,000 to $32,000. Interest rates for the leases range from 9.43% to 11.35% and interest expense related to the leases was $96,000 and $60,000 for the years ended December 31, 2018 and 2019, respectively. At the end of the certain lease terms, ownership of the leased assets will transfer to the Company.
Future minimum lease payments for the Company’s capital leases are as follows (in thousands):
Years ending December 31,	Amount
2020	$241
Total	241
Less amounts representing interest	(2)
Capital lease obligations	$239
Employment agreements
The Company entered into offer letter agreements (the Employment Agreements) with key personnel providing for compensation and severance in certain circumstances, as defined in the respective Employment Agreements. The Employment Agreements may be terminated by either the Company or the employees in accordance with the Employment Agreements and provide for annual pay increases and bonuses at the discretion of the Board of Directors.
Employee benefit plan
The Company maintains a defined-contribution plan under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company assumes all administrative costs of the 401(k) Plan and makes matching contributions as

Immunome, Inc.
Notes to financial statements
defined in the 401(k) Plan document. The Company made matching contributions of $52,000 and $61,000 to the 401(k) Plan for the years ended December 31, 2018 and 2019, respectively.
Legal proceedings
The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies.
8. Licensing arrangements
2009 license agreement
In June 2009, the Company entered into and subsequently amended a license agreement (the 2009 License Agreement) with two research institutions (the 2009 Licensors) for certain base editing technology pursuant to which the Company received an exclusive, worldwide, sublicensable, royalty-bearing license under specified patent rights to develop and commercialize licensed products and a nonexclusive, worldwide, sublicensable, royalty-bearing license under certain patent rights to research and develop licensed products. The Company agreed to use commercially reasonable efforts to develop licensed products in accordance with the development plan, to introduce any licensed products that gain regulatory approval into the commercial market, to market licensed products that have gained regulatory approval following such introduction into the market, and to make licensed products that have gained regulatory approval reasonably available to the public. The license term extends until the later of the expiration of (i) the last to expire licensed patent covering a licensed product, (ii) the period of exclusivity associated with a licensed product or (iii) a certain period after the first commercial sale of a licensed product, unless terminated earlier by either party under certain provisions. The 2009 License Agreement was subsequently amended in December 2009, March 2013, August 2017 and July 2020.
The Company agreed to pay to the 2009 Licensors an annual license maintenance fee in the mid five figures. The Company is responsible for the payment of certain patent prosecution and maintenance costs incurred by the 2009 Licensors related to licensed patents. To the extent achieved, the Company is obligated to pay $0.7 million in the aggregate for certain development, regulatory and commercial milestones and $0.3 million for each product or derivative that the Company discovers using the licensed product or processes. To the extent there are sales of a licensed product, the Company is required to pay low single digit royalties on net sales. If the Company sublicenses its rights to develop or commercialize a licensed product under the 2009 License Agreement to a third party and the Company receives non-royalty sublicense income, then the 2009 Licensors are entitled to a percentage of such consideration, ranging from the high single digits to low double digits depending on the date in which such sublicense agreement is executed and the stage of development of the Company’s licensed products at such time.
The Company concluded that the licensing rights acquired from the 2009 Licensors did not meet the accounting definition of a business as inputs, but no processes or outputs were acquired with the license. As the inputs that were acquired along with the license do not constitute a “business,” the transaction has been accounted for as an asset acquisition. As of the date of the 2009 License Agreement, the assets acquired had no alternative future use as the assets had not reached a stage of technological feasibility. As a result, all share-based and cash payment obligations have been recorded as research and development expense in the statements of operations.
The Company will monitor the development and regulatory milestone payments for this arrangement on an ongoing basis. The achievement of these milestone payments was not considered probable as of the acquisition date, and no expense has been recorded for these milestones for the years ended December 31, 2018 and 2019. Lastly, to the extent products are commercialized under the 2009 License Agreement, the Company will accrue royalty expense and sublicense nonroyalty payments, as applicable, for the amount it is obligated to pay, with adjustments as sales are made.

Immunome, Inc.
Notes to financial statements
2012 license agreement
In June 2012, the Company entered into a license agreement (the 2012 License Agreement) with a medical instituion (the 2012 Licensor) for certain patent rights, know-how, and materials pursuant to which the Company received an exclusive, worldwide, sublicensable (with certain restrictions), royalty-bearing license under specified patent rights to develop and commercialize licensed products. The Company agreed to use commercially reasonable efforts to develop licensed products in accordance with the development plan, to introduce any licensed products that gain regulatory approval into the commercial market, to market licensed products that have gained regulatory approval following such introduction into the market, and to make licensed products that have gained regulatory approval reasonably available to the public. The license term extends until the last patent or patent application has expired or been abandoned or unless terminated earlier by either party under certain provisions. The 2012 License Agreement was amended in October 2017 to change the terms of the royalty and milestone payments and was further amended in July 2020.
The Company is responsible for the payment of certain patent prosecution and maintenance costs incurred by the 2012 Licensor related to licensed patents. To the extent achieved, the Company is obligated to pay up to an aggregate of $1.0 million in product development and regulatory approval milestones. To the extent there are sales of a licensed product, the Company is required to pay low single digit royalties on net sales. If the Company sublicenses its rights to develop or commercialize a licensed product under the 2012 License Agreement to a third party and the Company receives non-royalty sublicense income, then the 2012 Licensor is entitled to a percentage of such consideration.
The Company concluded that the licensing rights acquired from the 2012 Licensor did not meet the accounting definition of a business as inputs, but no processes or outputs were acquired with the license. As the inputs that were acquired along with the license do not constitute a “business,” the transaction has been accounted for as an asset acquisition. As of the date of the 2012 License Agreement, the assets acquired had no alternative future use as the assets had not reached a stage of technological feasibility.
The Company will monitor the development and regulatory milestone payments for this arrangement on an ongoing basis. The achievement of these milestone payments was not considered probable as of the acquisition date, and no expense has been recorded for these milestones for the years ended December 31, 2018 and 2019. Lastly, to the extent products are commercialized under the 2012 License Agreement, the Company will accrue royalty expense and sublicense nonroyalty payments, as applicable, for the amount it is obligated to pay, with adjustments as sales are made.
2019 license agreement
In June 2019, the Company entered into an exclusive license agreement (the 2019 License Agreement) with a company (the 2019 Licensor) for certain methods and apparatus for substrate handling and printing technology pursuant to which the Company received an exclusive, worldwide, sublicensable, royalty-bearing license under specified patent rights and know-how to research, develop, make, have made, use, sell, offer for sale, market, and otherwise commercialize licensed products. The Company agreed to use commercially reasonable efforts to develop licensed products in accordance with the development plan, to introduce any licensed products that gain regulatory approval into the commercial market, to market licensed products that have gained regulatory approval following such introduction into the market, and to make licensed products that have gained regulatory approval reasonably available to the public. The license term extends until the last patent or patent application has expired or been abandoned or unless terminated earlier by either party under certain provisions.
As part of the 2019 License Agreement, the Company is required to pay an exclusivity fee in the low six figures. The Company is also responsible for the payment of certain patent prosecution and maintenance costs incurred by the 2019 Licensor related to licensed patents. To the extent there are sales of a licensed product, the Company is required to pay low single digit royalties on net sales. If the Company sublicenses its rights to develop or commercialize a licensed product under the 2019 License Agreement to a third party

Immunome, Inc.
Notes to financial statements
and the Company receives non-royalty sublicense income, then the 2019 Licensor is entitled to a percentage of such consideration.
The Company concluded that the licensing rights acquired from the 2019 Licensor did not meet the accounting definition of a business as inputs, but no processes or outputs were acquired with the license. As the inputs that were acquired along with the license do not constitute a “business,” the transaction has been accounted for as an asset acquisition. As of the date of the 2019 License Agreement, the assets acquired had no alternative future use as the assets had not reached a stage of technological feasibility. As a result, all cash payment obligations have been recorded as research and development expense in the statement of operations.
The Company made the first exclusivity fee payment of $0.2 million in July 2019 related to the 2019 License Agreement and recognized $63,000 as research and development expense for the year ended December 31, 2019. Annual patent costs will be expensed as incurred. Lastly, to the extent products are commercialized under the 2019 License Agreement, the Company will accrue royalty expense and sublicense nonroyalty payments, as applicable, for the amount it is obligated to pay, with adjustments as sales are made.
9. Convertible preferred stock and stockholders’ deficit
Series A convertible preferred stock
During the year ended December 31, 2019, the Company sold 3,077,001 shares of its Series A Preferred at $1.50 per share in exchange for $4.6 million in gross proceeds and incurred $35,000 of related issuance costs. In November 2019, the Company issued 4,930,000 shares of Series A Preferred in connection with the conversion of the promissory notes of $6.8 million (see Note 5, Convertible Promissory Notes). During 2018, there were no shares of Series A Preferred issued.
The Series A convertible preferred stock has the following key terms:
Dividends — The holders of Series A Preferred shall be entitled to receive, when, as, and if declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors. No cash dividends shall be declared and/or paid with respect to common stock until all declared but unpaid dividends on the preferred stock have been paid in full. Additionally, in the event that the Company declares, pays or sets aside any dividends on shares of common stock, the holders of Series A Preferred participate in such dividends on an as-converted basis. No dividends had been declared through December 31, 2019.
Voting Rights — Holders of preferred stock have voting rights equal to the number of shares of common stock on a converted basis.
Liquidation — In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, or any deemed liquidation event, each holder of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership thereof, in respect of each share of Series A Preferred owned by such holder, an amount per share equal to the greater of the following: (i) the sum of (A) $1.50, being the original purchase price for such share (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, and other similar capitalization changes) plus (B) any dividends declared but unpaid thereon or (ii) such amount per share of Series A Preferred as would have been payable had all shares of Series A Preferred been converted into common stock immediately prior to such liquidation, dissolution or deemed liquidation event.
Conversion Rights — The Series A Preferred is convertible at any time at the option of the holder into shares of common stock at a conversion price equal to $1.50 per share. Upon an event specified by vote or consent by the requisite holders or upon a public offering meeting the criteria specified in the certificate, the shares of Series A Preferred will be automatically converted into shares of common stock. The conversion

Immunome, Inc.
Notes to financial statements
price is subject to adjustment for certain events, including traditional dilutive events as well as weighted average down-round protection.
Redemption — Upon the occurrence of a deemed liquidation event which does not result in the dissolution of the Company, as defined in the Company’s articles of incorporation, the Series A Preferred may be redeemed at the greater of (i) the original issuance price plus any declared but unpaid dividends and (ii) the estimated fair value of the Company’s common stock the Series A Preferred would convert into immediately prior to redemption. The Company classifies Series A Preferred as temporary equity in the accompanying balance sheets as certain deemed liquidation events are outside the Company’s control.
Future Tranche Right Feature — In connection with the Company’s initial offering of its Series A Preferred in 2015, a future milestone closing provision (the Future Milestone) was included requiring the Company to sell, on the same terms and conditions as the initial offering, an aggregate of $3.5 million of additional Series A Preferred upon achievement of certain development and strategic milestones, as defined in the purchase agreement and at $1.50 per share, or 2,333,333 shares of Series A Preferred. The Future Milestone has not yet been achieved and still remains outstanding as of December 31, 2019.
The Company determined that the Future Tranche Right did not meet the definition of a freestanding financial instrument as it was not legally detachable. The Future Tranche Right was also evaluated as an embedded derivative and the Company determined it did not meet the definition of a derivative instrument for which bifurcation would be required.
Common stock
The holders of common stock are entitled to one vote for each share of common stock. Subject to the approval of the majority of Series A Preferred shareholders, and payment in full of all preferential dividends to which the holders of the Series A Preferred are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, after the payment or provision for payment of all debts and liabilities of the Company and all preferential amounts to which the holders of Series A Preferred are entitled with respect to the distribution of assets in liquidation, the holders of common stock shall be entitled to share ratably in the remaining assets of the Company available for distribution.
At December 31, 2019, the Company has reserved 35,599,999 shares of common stock for conversion of Series A Preferred and exercise of stock options.
10. Share-based compensation
In July 2008 the board of directors adopted the 2008 Equity Incentive Plan (the 2008 Plan) which provided for the grant of qualified incentive stock options and nonqualified stock options, restricted stock or other awards to the Company’s employees, officers, directors, advisors, and outside consultants for the issuance or purchase of shares of the Company’s common stock. The 2008 Plan was replaced in July 2018 with the Immunome, Inc. 2018 Equity Incentive Plan (the 2018 Plan and collectively with the 2008 Plan, the Plans). At the time that the 2008 Plan was terminted, there were 2,332,491 shares available for grant that were transferred to the 2018 Plan. Any additional shares that become available for grant under the 2008 Plan are automatically transferred to and made available for grant under the 2018 Plan. Total authorized stock options under the Plans are 5,794,771. As of December 31, 2019, there were 2,098,141 stock options available for issuance under the 2018 Plan.
The Plans are administered by the board of directors. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors. Stock options awarded under the Plans generally expire 10 years after the grant date unless the board of directors sets a shorter term. Vesting periods for awards under the Plans are determined at the discretion of the board of directors. Incentive stock options and non-statutory stock options granted to employees, officers, members of the board of directors and consultants of the Company typically vest over two to four years. Certain options provide for accelerated vesting if there is a change in control, as defined in the Plans.

Immunome, Inc.
Notes to financial statements
For the years ended December 31, 2018 and 2019, the Company recorded share-based compensation expense of $11,000 and $14,000 respectively. The Company recorded share-based compensation expense in research and development expenses in its accompanying statements of operations.
Unrecognized compensation cost related to unvested options was $7,500 as of December 31, 2019.
Stock options
The weighted average assumptions used in the Black-Scholes option-pricing model for stock options granted were:
	Year ended December 31,
	2018	2019
Expected volatility	73.5%	73.7%
Risk-free interest rate	2.4%	2.5%
Expected life (in years)	5.4	5.3
Expected dividend yield	—	—
Fair value of common stock	$0.06	$0.06
A summary of option activity under the Plans during the year ended December 31, 2019 is as follows:
	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (years)
Outstanding at January 1, 2019	3,362,470	$0.08	7.15
Granted	250,000	$0.06
Forfeited	(41,900)	$0.09
Exercised	(68,712)	$0.07
Outstanding at December 31, 2019	3,501,858	$0.08	6.30
Exercisable at December 31, 2019	2,867,620	$0.07	6.38
Vested or expected to vest at December 31, 2019	3,501,858	$0.08	6.30
The weighted-average grant date fair value per share of stock options granted during the years ended December 31, 2018 and 2019 was $0.04. The aggregate intrinsic value of stock options exercised during the years ended December 31, 2018 and 2019 was de minimis. The aggregate intrinsic value of stock options outstanding at December 31, 2019 is $0.2 million.
11. Income taxes
A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:
	Year ended December 31,
	2018	2019
Federal tax benefit at statutory rate	21.0%	21.0%
State tax, net of federal benefit	7.9	7.9
Research and development credits	4.7	3.8
Permanent differences	(0.1)	(0.1)
Change in valuation allowance	(33.5)	(32.6)
	—%	—%

Immunome, Inc.
Notes to financial statements
The components of the Company’s deferred taxes are as follows (in thousands):
	December 31,
(in thousands)	2018	2019
Deferred tax assets:
Net operating loss carryforwards	7,210	10,202
Research and development credits	962	1,355
Share-based compensation	194	194
Accrued bonus	116	120
Amortization	5	3
Gross deferred tax assets	8,487	11,874
Less: valuation allowance	(8,329)	(11,711)
Net deferred tax asset	158	163
Deferred tax liability
Depreciation	(158)	(163)
Total deferred tax liabilities	—	—
The Company had no income tax expense due to the operating loss incurred for the years ended December 31, 2018 and 2019. Management has evaluated the positive and negative evidence bearing upon the realizability of the Company’s net deferred tax assets and has determined that it is more likely than not that the Company will not recognize the benefits of the net deferred tax assets. As a result, the Company has recorded a full valuation allowance at December 31, 2018 and 2019. The valuation allowance increased by $2.6 million and $3.4 million in 2018 and 2019, respectively, due to the increase in deferred tax assets, primarily due to net operating loss carryforwards, and research and development tax credits, and deductible accrued expenses.
Realization of the future tax benefits is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be used annually to offset future taxable income. Utilization of the net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has not currently completed an evaluation of ownership changes through December 31, 2019 to assess whether utilization of the Company’s net operating loss or research and development credit carryforwards would be subject to an annual limitation under Section 382. To the extent an ownership change occurs in the future, the net operating loss and credit carryforwards may be subject to limitation. Further, until a study is completed and any limitation is known, no amounts are being presented as an uncertain tax position. As a result, the Company is not able to estimate the effect of the change in control, if any, on the Company’s ability to utilize net operating loss and research and development credit carryforwards in the future. The Company has not yet conducted a study of its research and development credit carryforwards. This study may result in an increase or decrease to the Company’s credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s credits, and if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. As a result, there would be no impact to the Company’s financial statements.

Immunome, Inc.
Notes to financial statements
As of December 31, 2019, the Company had $35.3 million of federal and $35.3 million of state net operating loss carryforwards. If not utilized, the federal and state net operating loss carryforwards expire starting in 2027. Included in the federal net operating loss carryforwards is $18.3 million of net operating loss generated in 2018 and 2019 that will not expire.
As of December 31, 2018 and 2019, the Company had no uncertain tax positions. The Company recognizes both interest and penalties associated with unrecognized tax benefits as a component of income tax expense. The Company has not recorded any interest or penalties for unrecognized tax benefits since its inception.
The Company filed income tax returns in the United States and Pennsylvania in all tax years since inception. The tax years 2016 and beyond remain open to examination by these jurisdictions. Carryforward attributes generated in all years since inception remain subject to adjustment. The Company is not currently under examination by the Internal Revenue Service or any other jurisdiction for these years.
12. Pro forma net loss per share (unaudited)
The following table summarizes the calculation of unaudited pro forma basic and diluted net loss per share of common stock for the year ended December 31, 2019 (in thousands, except share and per share data):
Numerator:
Net loss	$(10,444)
Denominator:
Weighted average shares of common stock outstanding	6,563,819
Conversion of Series A convertible preferred stock	26,338,693
Shares issued in computing unaudited pro forma weighted average basic and diluted shares of common stock outstanding	32,902,512
Pro forma net loss per common share, basic and diluted	$(0.32)
13. Interest expense, net
Interest expense, net consisted of the following:
	Year Ended December 31,
(in thousands)	2018	2019
Capital lease obligations interest expense	$(96)	$(60)
Equipment loan payable interest expense	(45)	(46)
Interest income	39	10
	$(102)	$(96)
14. Related party transactions
License agreements
The Company has entered into license agreements with shareholders of the Company (see Note 8, Licensing Arrangements). Expenses with these related parties during the years ended December 31, 2018 and 2019 were approximately $0.1 million and $0.2 million, respectively. There was approximately $50,000 owed to these related parties for expenses as of December 31, 2018, which is reflected within accounts payable in the accompanying balance sheets. There were no amounts owed to these related parties as of December 31, 2019.

Immunome, Inc.
Notes to financial statements
Convertible promissory notes
During the year ended December 31, 2019, the Company received $6.8 million upon issuing convertible promissory notes, of which $3.9 million was from several of its existing preferred stock investors. All of the convertible promissory notes were converted into shares of Series A Preferred (see Note 5, Convertible Promissory Notes).
Broadband services agreement
During November 2015, the Company entered into a Master Services Agreement (MSA) with BCM Advisory Partners LLC, Broadband Capital Partners LLC and Broadband Advisory (collectively, Broadband) pursuant to which Broadband will provide corporate finance, strategic planning, and management recruiting services to the Company. The Company is required to pay Broadband a cash fee of $20,000 per month, retroactive to May 1, 2016, for Broadband’s advisory services. The Company recorded $0.2 million and $0.2 million during the years ended December 31, 2018 and 2019, respectively, related to the Broadband MSA which is included in general and administrative expenses in the statements of operations.
15. Subsequent events
The Company evaluated all subsequent events through August 12, 2020, the date that these financial statements were available to be issued to determine if such events should be reflected in these financial statements.
Convertible preferred stock
In June 2020, the Company completed the sale of an additional 7,333,333 shares of Series A Preferred at $1.50 per share, resulting in gross cash proceeds of $11.0 million. The rights and preferences of the Series A Preferred are consistent with what is described in Note 9, Convertible preferred stock and stockholders’ deficit. In addition to the shares of Series A Preferred, the Company issued 6,144,631 warrants to purchase shares of the Company’s Series A Preferred. The warrants are exercisable at any time and have an exercise price of $1.50 per share and will terminate at the earlier of (i) three years from the date of issuance, (ii) upon liquidation of the Company and (iii) upon the Company’s securities trading at $4.50 per share for at least 10 days out of a consecutive 20 day trading period beginning after the first anniversary of an initial public offering of the Company’s common stock.
Coronavirus pandemic
On March 11, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. There is significant uncertainty as to the likely effects of this disease which may, among other things, materially impact the Company’s planned clinical trials. This pandemic or outbreak could result in difficulty securing clinical trial site locations, CROs, and/or trial monitors and other critical vendors and consultants supporting the trial. In addition, outbreaks or the perception of an outbreak near a clinical trial site location could impact the Company’s ability to enroll patients. These situations, or others associated with COVID-19, could cause delays in the Company’s clinical trial plans and could increase expected costs, all of which could have a material adverse effect on the Company’s business and its financial condition. Although there is significant uncertainty as to the likely effects this disease may have in the future, to date there has not yet been a material impact to the Company’s operations or financial statements.
Government agreement
On July 3, 2020, the Company entered into an Other Transaction Authority for Prototype Agreement (the Prototype Agreement) with the US government. Pursuant to the Prototype Agreement, the Company will perform research and development activities for a scalable biosynthetic convalescent plasma. The Prototype Agreement can be terminated by the government at any point without cause. However, if the agreement is terminated by the government for cause then the Company must grant the government a

Immunome, Inc.
Notes to financial statements
non-exclusive perpetual license to the patents filed by the Company related to the Prototype Agreement. The Company will be compensated on a cost basis for performance with the total value of the Prototype Agreement estimated to be $13.3 million.
Payment protection program
On April 30, 2020, the Company entered into an original loan agreement with Silicon Valley Bank as the lender (Lender) for a loan in an aggregate principal amount of $0.5 million (the Loan) pursuant to the Paycheck Protection Program (the PPP) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and implemented by the U.S. Small Business Administration. The Loan matures in two years and bears interest at a rate of 1% per year, with all payments deferred through the six-month anniversary of the date of the Loan. Principal and interest are payable monthly commencing on October 30, 2020 and may be prepaid by the Company at any time prior to maturity without penalty. The Company may apply for forgiveness of amounts due under the Loan, with the amount of potential loan forgiveness to be calculated in accordance with the requirements of the PPP based on payroll costs, any mortgage interest payments, any covered rent payments and any covered utilities payments during the 8-week period after the origination date of the Loan. The Company intends to use proceeds of the Loan for payroll and other qualifying expenses, but there can be no assurances that any portion of the Loan will be forgiven. Proceeds received are recorded as debt obligations. In the event the debt is forgiven in a future period, the Company will recognize a gain on extinguishment in the statement of operations.

Immunome, Inc.
Condensed balance sheets
(in thousands, except share and per share amounts)
(Unaudited)
	December 31, 2019	June 30, 2020	June 30, 2020 Pro forma
Assets
Current assets:
Cash	$2,543	$9,789	$9,789
Prepaid expenses and other current assets	579	402	402
Total current assets	3,122	10,191	10,191
Property and equipment, net	1,700	1,794	1,794
Restricted cash	100	100	100
Other assets	138	129	129
Total assets	$5,060	$12,214	$12,214
Liabilities, convertible preferred stock, and stockholders’ (deficit) equity
Current liabilities:
Current portion of capital lease obligations	$239	$35	$35
Equipment loan payable	212	169	169
Current portion of long-term debt	—	221	221
Accounts payable	548	1,422	1,422
Accrued expenses and other current liabilities	666	942	942
Total current liabilities	1,665	2,789	2,789
Equipment loan payable, net of current portion	113	44	44
Long-term debt, net of current portion	—	279	279
Warrant liability	—	1,522	—
Deferred rent	18	18	18
Total liabilities	1,796	4,652	3,130
Commitments and contingencies (Note 9)
Series A convertible preferred stock, $0.0001 par value; 30,000,000 shares authorized and 26,660,106 shares issued and outstanding at December 31, 2019; 45,000,000 shares authorized and 34,021,772 shares issued and outstanding at June 30, 2020 (liquidation value of $51,033 at June 30, 2020); no shares authorized, issued or outstanding at June 30, 2020 pro forma	38,894	48,391	—
Stockholders’ deficit:
Common stock, $0.0001 par value; 50,000,000 shares authorized at December 31, 2019 and 65,000,000 shares authorized at June 30, 2020; 6,595,691 shares issued and outstanding at December 31, 2019 and 6,674,441 shares issued and outstanding at June 30, 2020; 40,696,213 shares issued and outstanding at June 30, 2020 pro forma	1	1	4
Additional paid-in capital	926	1,114	51,024
Accumulated deficit	(36,557)	(41,944)	(41,944)
Total stockholders’ (deficit) equity	(35,630)	(40,829)	9,084
Total liabilities, convertible preferred stock, and stockholders’ (deficit) equity	$5,060	$12,214	$12,214
The accompanying notes are an integral part of these unaudited condensed financial statements.

Immunome, Inc.
Condensed statements of operations
(in thousands, except share and per share amounts)
(Unaudited)
	Six Months Ended June 30,
	2019	2020
Operating expenses:
Research and development	$4,157	$4,007
General and administrative	583	1,363
Total operating expenses	4,740	5,370
Loss from operations	(4,740)	(5,370)
Interest expense, net	(45)	(17)
Net loss	$(4,785)	$(5,387)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.73)	$(0.81)
Weighted-average common shares outstanding, basic and diluted	6,554,617	6,610,870
Pro forma net loss per share of common stock, basic and diluted (unaudited)		$(0.16)
Pro forma weighted-average common shares outstanding, basic and diluted (unaudited)		34,443,989
The accompanying notes are an integral part of these unaudited condensed financial statements.

Immunome Inc.
Condensed statements of changes in convertible preferred stock and stockholders’ deficit
(in thousands, except share amounts)
(Unaudited)
	Convertible preferred stock		Stockholders’ deficit
	Series A		Common stock		Additional paid-in capital	Accumulated deficit	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2019	18,653,105	$27,513	6,526,979	$1	$907	$(26,113)	$(25,205)
Share-based compensation expense	—	—	—	—	10	—	10
Exercise of stock options	—	—	31,250	—	—	—	—
Net loss	—	—	—	—	—	(4,785)	(4,785)
Balance at June 30, 2019	18,653,105	$27,513	6,558,229	$1	$917	$(30,898)	$(29,980)
Balance at January 1, 2020	26,660,106	$38,894	6,595,691	$1	$926	$(36,557)	$(35,630)
Sale of Series A convertible preferred stock and warrants with a fair value of $1,522, net of $27 of issuance costs	7,361,666	9,497	—	—	—	—	—
Share-based compensation expense	—	—	—	—	185	—	185
Exercise of stock options	—	—	78,750	—	3	—	3
Net loss	—	—	—	—	—	(5,387)	(5,387)
Balance at June 30, 2020	34,021,772	$48,391	6,674,441	$1	$1,114	$(41,944)	$(40,829)
The accompanying notes are an integral part of these unaudited condensed financial statements.

Immunome Inc.
Condensed statements of cash flows
(in thousands)
(Unaudited)
	Six Months Ended June 30,
	2019	2020
Cash flows from operating activities:
Net loss	$(4,785)	$(5,387)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	300	322
Share-based compensation	10	185
Deferred rent	2	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(68)	186
Accounts payable	(61)	874
Accrued expenses and other current liabilities	(60)	276
Net cash used in operating activities	(4,662)	(3,544)
Cash flows from investing activities:
Purchases of property and equipment	(39)	(416)
Net cash used in investing activities	(39)	(416)
Cash flows from financing activities:
Proceeds from convertible promissory notes	6,650	—
Proceeds from exercise of stock options	—	3
Proceeds from long-term debt	—	500
Proceeds from the sale of Series A convertible preferred stock	—	11,046
Payment of Series A convertible preferred stock issuance costs	—	(27)
Payment of equipment loan payable	(96)	(112)
Payment of capital lease obligations	(206)	(204)
Net cash provided by financing activities	6,348	11,206
Net increase in cash and restricted cash	1,647	7,246
Cash and restricted cash at beginning of year	1,702	2,643
Cash and restricted cash at end of year	$3,349	$9,889
Supplemental disclosures of cash flow information:
Cash paid for interest	$51	$17
Supplemental disclosures of non-cash investing and financing activities:
Fair value of liability-classified warrants issued in connection with Series A convertible preferred stock	$—	$1,522
The accompanying notes are an integral part of these unaudited condensed financial statements.

Immunome, Inc.
Notes to unaudited condensed financial statements
1. Nature of the business and basis of presentation
Organization
Immunome, Inc. (the Company or Immunome) was incorporated as a Pennsylvania corporation on March 2, 2006 and was converted to a Delaware corporation on December 2, 2015. The Company is a biotechnology company focused on identifying novel cancer immunotherapies utilizing a patented process to immortalize human B cells.
Since its inception, the Company has devoted substantially all of its resources to research and development, raising capital, building its management team and building its intellectual property portfolio. The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry including, but not limited to; technical risks associated with the successful research, development and manufacturing of product candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Current and future programs will require significant research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.
Liquidity and going concern
The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.
The Company has incurred net losses since inception, including net losses of $5.4 million for the six months ended June 30, 2020, and it expects to generate losses from operations for the foreseeable future primarily due to research and development costs for its potential product candidates. As of June 30, 2020, the Company had an accumulated deficit of $42.0 million. To date, the Company has funded its operations with proceeds from the issuance of debt and the sale of preferred stock. The Company expects to generate operating losses and negative operating cash flows for the foreseeable future.
The Company is seeking to complete an initial public offering (IPO) of its common stock. Upon the completion of a qualified public offering on specified terms, the Company’s outstanding Series A convertible preferred stock (Series A Preferred) will automatically convert into shares of common stock (see Note 10, Convertible Preferred Stock and Stockholders’ Deficit). The Company expects that its cash as of June 30, 2020 will be sufficient to fund its operations into January 2021. The Company will need additional financing to support its continuing operations and pursue its growth strategy. Until such time as the Company can generate significant revenue from product sales, if ever, it expects to finance its operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that the Company raises additional capital through the sale of equity or convertible debt securities, investors’ ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If the Company raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, it may have to relinquish valuable rights to technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable. If the Company is unable to raise additional funds through equity or debt financings or other arrangements when needed, it may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, or grant rights to develop and market product candidates that the Company would otherwise prefer to develop and market. The Company may be unable to raise additional funds or enter into such other agreements when needed on favorable terms or at all. The inability to raise capital as and when needed would have a negative impact on the Company’s financial condition and its ability to pursue its business strategy.
If the Company cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its research and development programs or enter into collaborations with third parties to commercialize potential products or technologies that it might otherwise seek to develop or commercialize independently; consider other various strategic alternatives, including a merger or sale of the Company; or cease operations. If the Company engages in collaborations, it may receive lower consideration upon commercialization of such products than if it had not entered into such arrangements or if it entered into such arrangements at later stages in the product development process. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements included herein do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.
Operations of the Company are subject to certain risks and uncertainties including various internal and external factors that will affect whether and when the Company’s product candidates become approved drugs and how significant their market share will be, some of which are outside of the Company’s control. The length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the drug approval process will materially affect the Company’s financial condition and future operations. On March 11, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. Although there is significant uncertainty as to the likely effects this disease may have in the future, to date there has not yet been a significant impact to the Company’s operations or financial statements.
2. Summary of significant accounting policies
Basis of presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted (GAAP) in the United States. Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) promulgated by the Financial Accounting Standards Board (FASB).
Unaudited Interim Results
These unaudited condensed financial statements and accompanying notes should be read in conjunction with the Company’s annual financial statements and the notes thereto included elsewhere in this prospectus. The accompanying condensed financial statements as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 are unaudited but include all adjustments that management believes to be necessary for a fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. Balance sheet amounts as of December 31, 2019 have been derived from the audited financial statements as of that date.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses. The Company bases its estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the fair value of the Company’s common stock in connection with share-based compensation arrangements and the fair value of the Company’s liability-classified warrants. Actual results could differ from these estimates.
Fair value of financial instruments
ASC Topic 820, Fair Value Measurement (ASC 820), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs)

and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the assets or liability and are developed based on the best information available in the circumstances. ASC 820 identifies fair value as the price that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tiered value hierarchy that distinguishes between the following:
Level 1 — Quoted market prices in active markets for identical assets or liabilities.
Level 2 — Inputs other than Level 1 inputs that are either directly or indirectly observable, such as quoted market prices, interest rates and yield curves.
Level 3 — Unobservable inputs for the asset or liability (i.e. supported by little or no market activity). Level 3 inputs include management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk).
To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair values requires more judgement. Accordingly, the degree of judgement exercised by the Company in determining fair value is greatest for instruments categorized as Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Warrant liability
The Company issued warrants to purchase shares of Series A convertible preferred stock in connection with the June 2020 Series A convertible preferred stock sale. The warrants were classified as a liability on the condensed balance sheet at June 30, 2020 as the underlying Series A convertible preferred stock is contingently redeemable and outside of the Company’s control (see Note 11, Warrants to acquire shares of Series A convertible preferred stock). The fair value of the warrants on the date of issuance was recorded as a reduction of the carrying value of the Series A convertible preferred stock and as a long-term liability in the condensed balance sheet. The warrants will be subsequently remeasured to fair value at each balance sheet date. Changes in the fair values of the warrants will be recognized as other income or expense in the statements of operations. The change in fair value of the warrants during the six months ended June 30, 2020 was de minimis.
The Company used the Black Scholes option pricing model, which incorporated assumptions and estimates, to value the Series A convertible preferred stock warrants. Estimates and assumptions impacting the fair value measurement of the warrants included the fair value per share of the underlying Series A convertible preferred stock, the remaining contractual term of the warrants, risk-free interest rate, expected dividend yield and expected volatility of the price of the underlying Series A convertible preferred stock. The Company determined the fair value per share of the underlying Series A convertible preferred stock by taking into consideration the most recent sales of its Series A convertible preferred stock, results obtained from third party valuations and additional factors that were deemed relevant. The Company historically had been a private company and lacked company specific historical and implied volatility information of its stock. Therefore, it estimated the expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants at the time. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants. Expected dividend yield was determined based on the fact that the Company had never paid cash dividends and did not expect to pay any cash dividends in the foreseeable future.
Research and development costs
Research and development costs are charged to expense as incurred. Research and development costs consist of costs incurred in performing research and development activities, including salaries and bonuses, share-based compensation, employee benefits, facilities costs, laboratory supplies, depreciation and amortization, preclinical expenses, consulting and other contracted services. Additionally, under the terms of the license agreements the Company is obligated to make future payments should certain development and regulatory milestones be achieved. No such costs have been incurred for the six months ended June 30, 2019 and 2020. Costs for certain research and development activities are recognized based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the condensed financial statements as a prepaid or accrued expense.
Net loss per share
The Company follows the two-class method when computing net loss per share, as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.
Basic net loss per share of common stock is computed by dividing the net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share of common stock is computed by adjusting net loss to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share of common stock is computed by dividing the diluted net loss by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of common stock equivalents.
The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:
	Six Months Ended June 30,
	2019	2020
Stock options	3,527,720	6,021,227
Convertible preferred stock	18,653,105	34,021,772
	22,180,825	40,042,999
The Company’s Series A Preferred contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to participating securities. In periods in which the Company reports a net loss per share of common stock, diluted net loss per share of common stock is the same as basic net loss per share of common stock since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss per share of common stock for the six months ended June 30, 2019 and 2020.
Unaudited pro forma financial information
Immediately prior to the closing of a qualified initial public offering, all of the Company’s outstanding Series A Preferred will automatically convert into common stock. The accompanying unaudited pro forma condensed balance sheet as of June 30, 2020 assumes the conversion of all outstanding shares of Series A Preferred into 34,021,772 shares of common stock. In the accompanying condensed statements of operations, unaudited pro forma basic and diluted net loss per share of common stock has been prepared to give effect to the automatic conversion of all outstanding shares of Series A Preferred as if they had been converted at the later of the beginning of the reporting period or the issuance date of the Series A Preferred. Accordingly, the unaudited pro forma net loss attributable common stockholders used in the calculation of unaudited basic and diluted pro forma net loss per share of common stock excludes the effects of accretion of redeemable convertible preferred stock.

3. Property and equipment, net
Property and equipment consisted of the following:
(in thousands)	December 31, 2019	June 30, 2020
Lab equipment	$2,942	$3,349
Leasehold improvements	184	187
Computer equipment	76	82
Office equipment and furniture and fixtures	17	17
	3,219	3,635
Less accumulated depreciation and amortization	(1,519)	(1,841)
Property and equipment, net	$1,700	$1,794
Depreciation and amortization expense for the six months ended June 30, 2019 and 2020 was $0.3 million and $0.3 million, respectively, including amortization expense of $0.1 million related to assets under capital leases in both 2019 and 2020. At both December 31, 2019 and June 30, 2020, the Company had $1.1 million of laboratory equipment under capital leases. At December 31, 2019 and June 30, 2020, there was $0.6 million and $0.7 million of accumulated amortization related to capital leases, respectively.
4. Fair value measurements
The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis in the condensed balance sheet as of June 30, 2020 (in thousands):
	June 30, 2020	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Liabilities:
Warrant liability	$1,522	$—	$—	$1,522
Total liabilities measured and recorded at fair value	$1,522	$—	$—	$1,522
The Company did not transfer any financial instruments into or out of Level 3 classification during the six months ended June 30, 2020. See Note 11, Warrants to acquire shares of Series A convertible preferred stock for a summary of the inputs used to calculate the warrant liability.
A reconciliation of the change in the fair value of the warrant liability for the six months ended June 30, 2020 is as follows (in thousands):
Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Balance, December 31, 2019	$—
Issuance of warrants on June 2, 2020	1,522
Change in the estimated fair value of the warrant liability	—
Warrant liability, June 30, 2020	$1,522

5. Accrued expenses
Accrued expenses consisted of the following:
(in thousands)	December 31, 2019	June 30, 2020
Compensation and related benefits	$426	$533
Research and development, and other	240	409
	$666	$942
6. Convertible promissory notes
From January 2019 through July 2019, the Company issued $6.8 million of non-interest bearing convertible promissory notes to several existing Series A Preferred shareholders and new investors, of which $6.7 million was received as of June 30, 2019. These notes were scheduled to mature on February 2, 2020, if not converted or otherwise settled prior to maturity. Upon completion a qualified equity financing event, as defined in the note agreement, the notes automatically convert into shares of the stock sold in such qualified financing and at a price equal to 80% of the subscription price. In the event that the Company were to sell additional shares of Series A Preferred prior to a qualified financing event, the notes will automatically convert into shares of Series A Preferred at a discount to the $1.50 per share subscription price. The discount is equal to 1% for each month that has lapsed from the initial note issuance date to the date in which the extended sale of Series A Preferred is consummated.
In November 2019, the Company completed the sale of its Series A Preferred and the notes automatically converted into 4,930,000 shares of Series A Preferred. The effective conversion price of the notes was less than the fair value of the Series A Preferred and therefore, no beneficial conversion feature was recorded for the discount.
The Company accounted for the conversion upon a qualified financing event as a bifurcated redemption feature as settlement under this feature would be in a variable number of shares and at a substantial discount. At issuance and over the term of the note, the Company determined the probability of settlement pursuant to the qualified financing event to be remote. As such, the estimated fair value of the redemption feature was de minimis.
7. Equipment loan payables
During 2016 through 2018, the Company entered into various equipment financing agreements (the Agreements) to purchase laboratory equipment. The Agreements provide for 36 to 38 monthly payments ranging from $1,000 to $8,000. Interest rates for the Agreements range from 9.03% to 12.08%, and interest expense related to the equipment financing agreements was $26,000 and $11,000 for the six months ended June 30, 2019 and 2020, respectively.
Future payments for the Company’s Agreements are as follows (in thousands):
Years ending December 31,	Amount
2020 (represents six remaining months)	$108
2021	117
Total	225
Less amounts representing interest	(12)
Total equipment loan payable	$213
8. Long-term debt
On April 30, 2020, the Company entered into a loan agreement with Silicon Valley Bank as the lender (Lender) for a loan in an aggregate principal amount of $0.5 million (the Loan) pursuant to the Paycheck Protection Program (the PPP) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and

implemented by the U.S. Small Business Administration. The Loan matures in two years and bears interest at a rate of 1% per year, with all payments deferred through the six-month anniversary of the date of the Loan. Principal and interest are payable monthly commencing on October 30, 2020 and may be prepaid by the Company at any time prior to maturity without penalty. Interest expense for the six months ended June 30, 2020 was de minimis. The Company may apply for forgiveness of amounts due under the Loan, with the amount of potential loan forgiveness to be calculated in accordance with the requirements of the PPP based on payroll costs, any mortgage interest payments, any covered rent payments and any covered utilities payments during the 8-week period after the origination date of the Loan. The Company is using the proceeds of the Loan for payroll and other qualifying expenses. While the Company believes that its use of the loan proceeds will meet the conditions of forgiveness of the loan, it cannot be assured that actions taken could cause the Company to be ineligible for forgiveness of the loan, in whole or in part. Proceeds received are recorded as long-term debt. In the event the debt is forgiven in a future period, the Company will recognize a gain on extinguishment in the statement of operations.
The following table sets forth the Company’s future principal payments (in thousands):
Years ending December 31,	Amount
2020 (represents six remaining months)	$55
2021	333
2021	112
Total	500
Less current portion of long-term debt	(221)
Long-term debt, net of current portion	$279
9. Commitments and contingencies
Operating leases
In May 2017, the Company entered into a 62-month office and laboratory space lease for approximately 11,000 square feet of space in Exton, Pennsylvania. The Company has an option to extend the lease for two additional five-year terms or to early terminate the lease at the end of the 38th month of the lease. The lease is subject to fixed rate escalation increases and the landlord waived the Company’s rent obligation for the first two months of the lease. Deferred rent is $18,000 and $18,000 as of December 31, 2019 and June 30, 2020, respectively, and is being amortized as a reduction in rent expense over the term of the lease. The Company recognizes rent expense on a straight-line basis over the expected lease term.
Future minimum lease payments for the Company’s facility are as follows (in thousands):
Years ending December 31,	Amount
2020 (represents six remaining months)	$111
2021	225
2022	153
$489
Rent expense for the six months ended June 30, 2019 and 2020 was $0.1 million and $0.2 million, respectively.
Capital leases
During 2016 and 2017, the Company entered into multiple capital leases (the leases) for laboratory equipment. The leases provide for 36 to 38 monthly payments ranging from $2,000 to $32,000. Interest rates for the leases range from 9.43% to 11.35% and interest expense related to the leases was $25,000 and $7,000 for the six months ended June 30, 2019 and 2020, respectively. At the end of the certain lease terms, ownership of the leased assets will transfer to the Company.

Future minimum lease payments for the Company’s capital leases are as follows (in thousands):
Years ending December 31,	Amount
2020 (represents six remaining months)	$37
Total	37
Less amounts representing interest	(2)
Capital lease obligations	$35
Employment agreements
The Company entered into offer letter agreements (the Employment Agreements) with key personnel providing for compensation and severance in certain circumstances, as defined in the respective Employment Agreements. The Employment Agreements may be terminated by either the Company or the employees in accordance with the Employment Agreements and provide for annual pay increases and bonuses at the discretion of the Board of Directors.
Employee benefit plan
The Company maintains a defined-contribution plan under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company assumes all administrative costs of the 401(k) Plan and makes matching contributions as defined in the 401(k) Plan document. The Company made matching contributions of $30,000 and $32,000 to the 401(k) Plan for the six months ended June 30, 2019 and 2020, respectively.
Legal proceedings
The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies.
10. Convertible preferred stock and stockholders’ deficit
Series A convertible preferred stock
During the year ended December 31, 2019, the Company sold 3,077,001 shares of its Series A Preferred at $1.50 per share in exchange for $4.6 million in gross proceeds and incurred $35,000 of related issuance costs. In November 2019, the Company issued 4,930,000 shares of Series A Preferred in connection with the conversion of the promissory notes of $6.8 million (see Note 6, Convertible Promissory Notes). In June 2020, the Company sold an additional 7,361,666 shares of Series A Preferred at $1.50 per share for $11.0 million in gross proceeds and incurred $27,000 of related issuance costs. In addition to the shares of Series A Preferred, the Company issued warrants to purchase 6,144,631 shares of the Company’s Series A Preferred. The warrants are exercisable at any time and have an exercise price of $1.50 per share and will terminate at the earlier of (i) three years from the date of issuance, (ii) upon liquidation or deemed liquidation of the Company and (iii) upon the Company’s securities trading at $4.50 per share for at least 10 days out of a consecutive 20 day trading period beginning after the first anniversary of an initial public offering of the Company’s common stock. The Company allocated $1.5 million of the gross proceeds from the June 2020 sale of the Series A Preferred to the warrant liability (see Note 11, Warrants to acquire shares of Series A convertible preferred stock), which represents the fair value of the warrants as of the date of grant.
The Series A convertible preferred stock has the following key terms:
Dividends — The holders of Series A Preferred shall be entitled to receive, when, as, and if declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors. No cash dividends shall be declared and/or paid with respect to common stock until all declared but unpaid dividends on the preferred stock have been paid in full. Additionally, in the event that the Company declares, pays or sets aside any dividends on shares of common stock, the holders of Series A Preferred participate in such dividends on an as-converted basis. No dividends had been declared through June 30, 2020.
Voting Rights — Holders of preferred stock have voting rights equal to the number of shares of common stock on a converted basis.
Liquidation — In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, or any deemed liquidation event, each holder of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership thereof, in respect of each share of Series A Preferred owned by such holder, an amount per share equal to the greater of the following: (i) the sum of (A) $1.50, being the original purchase price for such share (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, and other similar capitalization changes) plus (B) any dividends declared but unpaid thereon or (ii) such amount per share of Series A Preferred as would have been payable had all shares of Series A Preferred been converted into common stock immediately prior to such liquidation, dissolution or deemed liquidation event.
Conversion Rights — The Series A Preferred is convertible at any time at the option of the holder into shares of common stock at a conversion price equal to $1.50 per share. Upon an event specified by vote or consent by the requisite holders or upon a public offering meeting the criteria specified in the certificate, the shares of Series A Preferred will be automatically converted into shares of common stock. The conversion price is subject to adjustment for certain events, including traditional dilutive events as well as weighted average down-round protection.
Redemption — Upon the occurrence of a deemed liquidation event which does not result in the dissolution of the Company, as defined in the Company’s articles of incorporation, the Series A Preferred may be redeemed at the greater of (i) the original issuance price plus any declared but unpaid dividends and (ii) the estimated fair value of the Company’s common stock the Series A Preferred would convert into immediately prior to redemption. The Company classifies Series A Preferred as temporary equity in the accompanying balance sheets as certain deemed liquidation events are outside the Company’s control.
Future Tranche Right Feature — In connection with the Company’s initial offering of its Series A Preferred in 2015, a future milestone closing provision (the Future Milestone) was included requiring the Company to sell, on the same terms and conditions as the initial offering, an aggregate of $3.5 million of additional Series A Preferred upon achievement of certain development and strategic milestones, as defined in the purchase agreement and at $1.50 per share, or 2,333,333 shares of Series A Preferred. The Future Milestone has not yet been achieved and still remains outstanding as of June 30, 2020.
The Company determined that the Future Tranche Right did not meet the definition of a freestanding financial instrument as it was not legally detachable. The Future Tranche Right was also evaluated as an embedded derivative and the Company determined it did not meet the definition of a derivative instrument for which bifurcation would be required.
Common stock
The holders of common stock are entitled to one vote for each share of common stock. Subject to the approval of the majority of Series A Preferred shareholders, and payment in full of all preferential dividends to which the holders of the Series A Preferred are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, after the payment or provision for payment of all debts and liabilities of the Company and all preferential amounts to which the holders of Series A Preferred are entitled with respect to the distribution of assets in liquidation, the holders of common stock shall be entitled to share ratably in the remaining assets of the Company available for distribution.
At June 30, 2020, the Company has reserved 60,905,516 shares of common stock for conversion of Series A Preferred and warrants and exercise of stock options.

11. Warrants to acquire shares of Series A convertible preferred stock
Liability-classified warrants consist of 6,144,631 warrants to acquire shares of Series A convertible preferred stock issued in connection with the June 2020 sale of the Company’s Series A convertible preferred stock. These warrants are liability-classified as the underlying Series A convertible preferred stock is contingently redeemable and outside of the Company’s control. The warrants become exercisable for shares of the Company’s common stock upon completion of an IPO.
The fair value of the warrants was estimated using a Black-Scholes pricing model with the following inputs:
	June 2, 2020	June 30, 2020
Volatility rate	79.0%	80.0%
Risk-free interest rate	0.2%	0.2%
Expected term (in years)	3.0	2.9
Strike price (per share)	$1.50	$1.50
Fair value of Series A convertible preferred stock	$0.74	$0.74
12. Share-based compensation
In July 2008 the board of directors adopted the 2008 Equity Incentive Plan (the 2008 Plan) which provided for the grant of qualified incentive stock options and nonqualified stock options, restricted stock or other awards to the Company’s employees, officers, directors, advisors, and outside consultants for the issuance or purchase of shares of the Company’s common stock. The 2008 Plan was replaced in July 2018 with the Immunome, Inc. 2018 Equity Incentive Plan (the 2018 Plan and collectively with the 2008 Plan, the Plans). At the time that the 2008 Plan was terminated, there were 2,332,491 shares available for grant that were transferred to the 2018 Plan. Any additional shares that become available for grant under the 2008 Plan after June 18, 2018 are automatically transferred to and made available for grant under the 2018 Plan. Total authorized stock options under the Plans are 9,809,635. As of June 30, 2020, there were 3,739,658 stock options available for issuance under the 2018 Plan.
The Plans are administered by the board of directors. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors. Stock options awarded under the Plans generally expire 10 years after the grant date unless the board of directors sets a shorter term. Vesting periods for awards under the Plans are determined at the discretion of the board of directors. Incentive stock options and non-statutory stock options granted to employees, officers, members of the board of directors and consultants of the Company typically vest over two to four years. Certain options provide for accelerated vesting if there is a change in control, as defined in the Plans.
Stock-based compensation expense recorded as research and development and general and administrative expenses in the condensed statements of operations is as follows (in thousands):
	Six Months Ended June 30,
In thousands)	2019	2020
Research and development	$5	$55
General and administrative	5	130
	$10	$185
Unrecognized compensation cost related to unvested options was $0.4 million as of June 30, 2020 and will be recognized over an estimated period of 3.00 years.

Stock options
The weighted average assumptions used in the Black-Scholes option-pricing model for stock options granted were:
	Six Months Ended June 30,
	2019	2020
Expected volatility	73.5%	80.0%
Risk-free interest rate	2.6%	0.8%
Expected life (in years)	5.34	5.64
Expected dividend yield	—	—
Fair value of common stock	$0.06	$0.27
A summary of option activity under the Plans during the six months ended June 30, 2020 is as follows:
	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (years)
Outstanding at January 1, 2020	3,501,858	$0.08	6.30
Granted	2,614,369	$0.09
Forfeited	(16,250)	$0.08
Exercised	(78,750)	$0.06
Outstanding at June 30, 2020	6,021,227	$0.08	7.44
Exercisable at June 30, 2020	3,710,960	$0.07	6.72
Vested or expected to vest at June 30, 2020	6,021,227	$0.08	7.44
The weighted-average grant date fair value per share of stock options granted during the six months ended June 30, 2019 and 2020 was $0.04 and $0.22, respectively. The aggregate intrinsic value of stock options exercised during the six months ended June 30, 2019 was de minimis. The aggregate intrinsic value of stock options exercised during the six months ended June 30, 2020 was $54,000. The aggregate intrinsic value of stock options outstanding at June 30, 2020 is $4.0 million.
13. Income taxes
During the six months ended June 30, 2019 and 2020, the Company recorded a full valuation allowance on federal and state deferred tax assets since management does not forecast the Company to be in a taxable position in the near future.
14. Pro forma net loss per share (unaudited)
The following table summarizes the calculation of unaudited pro forma basic and diluted net loss per share of common stock for the year ended June 30, 2020 (in thousands, except share and per share data):
Numerator:
Net loss	$(5,387)
Denominator:
Weighted average shares of common stock outstanding	6,610,870
Conversion of Series A convertible preferred stock	27,833,119
Shares issued in computing unaudited pro forma weighted average basic and diluted shares of common stock outstanding	34,443,989
Pro forma net loss per common share, basic and diluted	$(0.16)

15. Interest expense, net
Interest expense, net consisted of the following:
	Six Months Ended June 30,
(in thousands)	2019	2020
Capital lease obligations interest expense	$(25)	$(7)
Equipment loan payable interest expense	(26)	(10)
Interest income	6	—
	$(45)	$(17)
16. Related party transactions
License agreements
The Company has entered into license agreements with shareholders of the Company. Expenses with these related parties during the six months ended June 30, 2019 and 2020 were approximately $0.2 million and $50,000, respectively. There were no amounts owed to these related parties as of December 31, 2019 and June 30, 2020.
Convertible promissory notes
During the six months ended June 30, 2019, the Company received $6.7 million upon issuing convertible promissory notes, of which $3.8 million was from several of its existing preferred stock investors. All of the convertible promissory notes were converted into shares of Series A Preferred (see Note 6, Convertible Promissory Notes).
Broadband services agreement
During November 2015, the Company entered into a Master Services Agreement (MSA) with BCM Advisory Partners LLC, Broadband Capital Partners LLC and Broadband Advisory (collectively, Broadband) pursuant to which Broadband will provide corporate finance, strategic planning, and management recruiting services to the Company. The Company is required to pay Broadband a cash fee of $20,000 per month, retroactive to May 1, 2016, for Broadband’s advisory services. The Company recorded $0.1 million and $0.1 million during the six months ended June 30, 2019 and 2020, respectively, related to the Broadband MSA which is included in general and administrative expenses in the statements of operations.
17. Subsequent events
The Company evaluated all subsequent events through September   , 2020, the date that these financial statements were available to be issued to determine if such events should be reflected in these financial statements.
Government agreement
On July 3, 2020, the Company entered into an Other Transaction Authority for Prototype Agreement (the Prototype Agreement) with the US government. Pursuant to the Prototype Agreement, the Company will perform research and development activities for a scalable biosynthetic convalescent plasma. The Prototype Agreement can be terminated by the government at any point without cause. However, if the agreement is terminated by the government for cause then the Company must grant the government a non-exclusive perpetual license to the patents filed by the Company related to the Prototype Agreement. The Company will be compensated on a cost basis for performance with the total value of the Prototype Agreement estimated to be $13.3 million.

             Shares
Common Stock
PROSPECTUS
Book-Running Managers
Ladenburg Thalmann	Chardan
           , 2020

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq initial listing fee.
AMOUNT TO BE PAID
SEC registration fee		$3,894
FINRA filing fee		5,000
Nasdaq initial listing fee		*
Blue sky fees and expenses		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*
Total	$	*

*
To be filed by amendment.

Item 14.   Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.
Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.
Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
Our amended and restated certificate of incorporation that we intend to adopt in connection with this offering provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, our amended and restated certificate of incorporation that we intend to adopt in connection with this offering provides that we may indemnify our directors, officers and other agents of the company to the fullest extent permitted by the laws of the State of Delaware and our amended and restated bylaws that we intend to adopt in connection with this offering provide that we are required to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware General Corporate Law. We plan to enter into indemnification agreements with each of our directors and officers in connection with this offering. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of our company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification. We expect to enter into a similar agreement with any new directors or officers.
Our amended and restated bylaws that we intend to adopt in connection with this offering provide that we may purchase and maintain insurance policies on behalf of our directors and officers against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. We have obtained directors’ and officers’ liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, and plan to expand such coverage to include matters arising under the securities laws prior to the completion of this offering.
In addition, the underwriting agreement related to this offering will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise. Our amended and restated investors’ rights agreement with certain stockholders also provides for cross-indemnification in connection with the registration of our common stock on behalf of such investors.
Item 15.   Recent Sales of Unregistered Securities.
Set forth below is information regarding shares of our common stock, shares of our Series A convertible preferred stock, stock options, warrants to purchase shares of our Series A convertible preferred stock and convertible promissory notes issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed. All of the securities described below are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.
(a) Issuance of Preferred Stock
In November 2019, January 2020 and June 2020, we issued and sold an aggregate of 15,368,667 shares of our Series A convertible preferred stock to 66 investors for aggregate consideration of $23.1 million.
No underwriters were involved in the foregoing issuances of securities. The securities described in this paragraph (a) of Item 15 were issued to accredited investors in reliance upon exemptions from the registration requirements of the Securities Act provided under Regulation D promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering.

(b) Issuance of Common Stock
During the three year period preceding the date of this registration statement, we issued an aggregate of 178,086 shares of common stock upon the exercise of options for aggregate consideration of $11,287.
No underwriters were involved in the foregoing issuances of securities. The issuances of shares of our common stock described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors, and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.
(c) Stock Option Grants and Option Exercises
During the three year period preceding the date of this registration statement, we have granted options to purchase an aggregate of 6,631,131 shares of common stock, with exercise prices ranging from $0.06 to $0.40 per share, to employees, directors and consultants pursuant to our 2008 Stock Incentive Plan, as amended, and our 2018 Stock Incentive Plan, as amended. During the three year period preceding the date of this registration statement, we issued an aggregate of 178,086 shares of common stock upon the exercise of options for aggregate consideration of $11,287, as described in paragraph (b) of Item 15 above.
No underwriters were involved in the foregoing issuances of securities. The issuances of stock options and the shares of our common stock issued upon the exercise of the options described in this paragraph (c) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors, and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.
(d) Warrant Issuance
In June 2020, we issued 6,144,631 warrants to purchase shares of our Series A convertible preferred stock, with a per-share purchase price of $1.50 per share, to 49 investors.
No underwriters were involved in the foregoing issuance of securities. The issuance of the warrants described in this paragraph (d) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. Each recipient of securities in the transaction described above represented that such recipient was an accredited investor and was acquiring the securities for its own account for investment purposes only and not with a view to the public resale or distribution thereof and that it could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the instrument representing such securities issued in such transaction.
(e) Convertible Note Issuance
Between December 2018 and March 2019, we issued $6.8 million aggregate principal amount of convertible promissory notes to 26 purchasers.
No underwriters were involved in the foregoing issuance of securities. The issuance of the convertible promissory notes described in this paragraph (e) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. Each recipient of securities in the transaction described above represented that such recipient was an accredited investor and was acquiring the securities for its own account for investment purposes only and not with a view to the public resale or distribution thereof and that it could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the instrument representing such securities issued in such transaction.

Item 16.   Exhibits and Financial Statement Schedules.
Exhibits
EXHIBIT NO.	DESCRIPTION
1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation, as amended and as presently in effect.
3.2	Amended and Restated Bylaws, as presently in effect.
3.3	Form of Amended and Restated Certificate of Incorporation, to be in effect upon closing of this offering.
3.4	Form of Amended and Restated Bylaws, to be in effect upon closing of this offering.
4.1	Amended and Restated Investors’ Rights Agreement by and among the registrant and certain of its stockholders, dated as of June 2, 2020.
4.2*	Form of Common Stock Certificate.
4.3	Form of 2020 Series A Preferred Stock Warrant.
5.1*	Opinion of Cooley LLP.
10.1	Form of Indemnity Agreement between the registrant and its directors and officers.
10.2	Amended and Restated 2008 Equity Incentive Plan, as amended.
10.3	Form of Incentive Stock Option and Option Agreement for the Amended and Restated 2008 Equity Incentive Plan, as amended.
10.4	Amended and Restated 2018 Equity Incentive Plan, as amended.
10.5	Form of Incentive Stock Option and Option Agreement for the Amended and Restated 2018 Equity Incentive Plan, as amended.
10.6*	2020 Equity Incentive Plan.
10.7*	Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise for the 2020 Equity Incentive Plan.
10.8*	2020 Employee Stock Purchase Plan.
10.9	Offer Letter Agreement by and between the registrant and Purnanand D. Sarma, dated as of May 30, 2019.
10.10	Amendment to Offer Letter Agreement by and between the registrant and Purnanand D. Sarma, dated as of August 5, 2020.
10.11	Amended and Restated Offer Letter Agreement by and between the registrant and Michael J. Morin, dated as of August 5, 2020.
10.12	Consulting Agreement by and between the registrant and Diane Marcou, dated as of May 1, 2020.
10.13	Consulting Agreement by and between the registrant and Michael Lefenfeld, dated as of April 15, 2020.
10.14#	License Agreement by and between the registrant and Arrayjet Limited, dated June 28, 2019, as amended by the Amendment to the License Agreement dated July 10, 2020.
10.15#	Exclusive Patent License Agreement by and between the registrant and the Massachusetts Institute of Technology as licensing agent for Whitehead Institute for Biomedical Research, dated June 25, 2009, as amended by the First Amendment to the Exclusive Patent License Agreement dated December 17, 2009, by the Second Amendment to the Exclusive Patent License Agreement Dated March 21, 2013, by the Third Amendment to the Exclusive Patent License Agreement dated August 21, 2017 and by the Fourth Amendment to the Exclusive Patent License Agreement dated July 21, 2020.

EXHIBIT NO.	DESCRIPTION
10.16#	Exclusive License Agreement by and between the registrant and Thomas Jefferson University, dated June 1, 2012, as amended by the First Amendment to License Agreement dated October 19, 2017.
10.17#	Collaboration and License Agreement by and between the registrant and PH Pharma Co Ltd, dated October 15, 2019, as amended by the Amendment to the Collaboration and License Agreement dated August 13, 2020.
10.18#	Other Transaction Authority for Prototype Agreement by and between the registrant and the Department of Defense, United States of America, dated July 3, 2020.
10.19	Second Amended and Restated Management Services Agreement, by and among the registrant, BCM Advisory Partners LLC and Broadband Capital Partners LLC, dated as of January 17, 2017, as amended by the Amendment to Second Amended and Restated Management Services Agreement dated June 12, 2018, the Second Amendment to Second Amended and Restated Management Services Agreement dated March 3, 2020 and the Third Amendment to Second Amended and Restated Management Services Agreement dated August 4, 2020.
10.20	Series A Preferred Stock Purchase Agreement by and among the registrant and certain of its stockholders, dated as of November 18, 2015, as amended by the Amendment to Series A Preferred Stock Purchase Agreement dated December 14, 2015 and the form of Amendment to Series A Preferred Stock Purchase Agreement dated , 2020.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see signature page to the registration statement).

*
To be filed by amendment.

#
Certain portions of this exhibit (indicated by asterisks) have been omitted because they are not material and would likely cause competitive harm to Immunome, Inc. if publicly disclosed.

Item 17.   Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Exton, Pennsylvania, on the 9th day of September, 2020.
IMMUNOME, INC.
By:
/s/ Purnanand D. Sarma

Name:
Purnanand D. Sarma, Ph.D.

Title:
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Purnanand D. Sarma, Ph.D. and Diane Marcou, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
NAME	POSITION	DATE
/s/ Purnanand D. Sarma Purnanand D. Sarma, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2020
/s/ Diane Marcou Diane Marcou	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 9, 2020
/s/ Michael Rapp Michael Rapp	Director	September 9, 2020
/s/ Richard Baron Richard Baron	Director	September 9, 2020
/s/ John LaMattina John LaMattina, Ph.D.	Director	September 9, 2020

NAME	POSITION	DATE
/s/ Michael Lefenfeld Michael Lefenfeld	Director	September 9, 2020
/s/ Philip Wagenheim Philip Wagenheim	Director	September 9, 2020
/s/ Michael Widlitz Michael Widlitz, M.D.	Director	September 9, 2020